      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                                    Form S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                             CNA SURETY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                          6331                         36-4144905
(State or Other Jurisdiction    (Primary Standard Industrial    (IRS Employer Identification
             of                 Classification Code Number)               Number)
      Incorporation or
       Organization)

               CNA PLAZA, CHICAGO, ILLINOIS 60685  (312) 822-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            MARK C. VONNAHME, PRESIDENT AND CHIEF EXECUTIVE OFFICER
   CNA SURETY CORPORATION, CNA PLAZA, CHICAGO, ILLINOIS 60685  (312) 822-5000
                    (Name, Address, Including Zip Code, and
    Telephone Number, Including Area Code, of Agent for Service of Process)

                                         COPIES TO:
            DAVID S. STONE, ESQ.                           GARY I. HOROWITZ, ESQ.
  SEYFARTH, SHAW, FAIRWEATHER & GERALDSON                SIMPSON THACHER & BARTLETT
     55 EAST MONROE STREET, SUITE 4200                      425 LEXINGTON AVENUE
  CHICAGO, ILLINOIS 60603  (312) 346-8000         NEW YORK, NEW YORK 10017  (212) 455-2000

                      ------------------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
                      ------------------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                          PROPOSED              PROPOSED
                                                          MAXIMUM               MAXIMUM
TITLE OF EACH CLASS                AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
OF SECURITIES TO BE REGISTERED     REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
  Common Stock, par value
  $0.01 per share.............       5,046,348            $15.875             $80,110,775            $23,633
-----------------------------------------------------------------------------------------------------------------

(1) Includes 658,219 shares of Common Stock that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(2) The offering price for such shares is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of high and low of the Common Stock as reported on the New York Stock Exchange for June 3, 1998.

================================================================================

     The Registrant hereby amends this registration on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED           , 1998

PRELIMINARY PROSPECTUS                                         [CNA SURETY LOGO]
               , 1998

                                4,388,129 SHARES

                             CNA SURETY CORPORATION
                                  COMMON STOCK
     All of the 4,388,129 shares of CNA Surety Corporation ("CNA Surety") common stock, par value $0.01 per share (the "Common Stock"), are being offered for sale (the "Offering") by certain stockholders of CNA Surety (such selling stockholders are collectively referred to as the "Selling Stockholders"). See "Principal and Selling Stockholders." Unless the over-allotment option granted to the underwriters by CNA Surety is exercised, CNA Surety will not be selling any of its Common Stock. CNA Surety will not receive any proceeds from the sale of the shares offered hereunder by the Selling Stockholders.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") and trades under the symbol "SUR." The last reported sales price of the Common Stock on June 3, 1998 was $15 13/16 per share. See "Price Range of Common Stock."

      SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------
                                     PRICE            UNDERWRITING        PROCEEDS TO           PROCEEDS
                                     TO THE          DISCOUNTS AND        THE SELLING            TO CNA
                                     PUBLIC          COMMISSIONS(1)     STOCKHOLDERS(2)        SURETY(3)
------------------------------------------------------------------------------------------------------------
Per Share.....................  $                   $                   $                   $
Total.........................  $                   $                   $                   $
------------------------------------------------------------------------------------------------------------

(1) CNA Surety and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Expenses, estimated at $          , will be paid by CNA Surety.

(3) CNA Surety has granted the Underwriters a 30-day option, exercisable in whole or in part, from time to time, to purchase up to an additional 658,219 shares of Common Stock to cover over-allotments, if any (the "Over-Allotment Option"). CNA Surety will receive the proceeds from the sale of shares of Common Stock subject to the Over-Allotment Option. If all of such shares are purchased, Proceeds to the Selling Stockholders will not be affected and the total Price to the Public, Underwriting Discounts and Commissions, and
    Proceeds to CNA Surety (before deducting expenses estimated at $          ,
    which will be paid by CNA Surety) will be $               , $
    and $               , respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York on or about                , 1998.

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY
          SECURITIES
      CORPORATION

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     The states in which CNA Surety's insurance subsidiaries are domiciled, South Dakota and Texas, have enacted laws which require regulatory approval for the acquisition of "control" of insurance companies. Under these laws, there exists a presumption of "control" when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of the Common Stock of CNA Surety would need the prior approval of the state insurance regulators of South Dakota and Texas, or a determination from such regulators that "control" has not been acquired.

                            ------------------------

                             AVAILABLE INFORMATION

     CNA Surety is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by CNA Surety can be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. This material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain information and reports are also available electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system database, which can be accessed through the Commission's website located at http://www.sec.gov.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     When used in this Prospectus, the words "estimates," "targets," "projects," "intends," "expects," and similar expressions are intended to identify forward-looking statements under the Private Securities Litigation Reform Act of 1995. The statements which are not historical facts contained in this Prospectus are forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and other competitive factors, the effect of controlling stockholders and conflicts of interest, the effect of economic conditions, including interest rates, investment portfolio developments and the reaction to market conditions, the impact of adverse legislation, the effects of CNA Surety's holding company structure, rating agency policies and practices, the ability of CNA Surety to effectively integrate the businesses of the Predecessor Operations with Western Surety and USA (as each term is hereinafter defined), regulatory changes and conditions, development of claims and the effect on loss reserves, compliance with year 2000 issues by the Company and its suppliers, insureds, and bond obligees, risk of insolvency of CNA Surety's insurance subsidiaries, limitations on change in control of CNA Surety, the impact of shares eligible for future sale, product and policy demand and market response risks, policies and pricing, product and policy development, the performance of reinsurance companies under reinsurance contracts with CNA Surety's insurance subsidiaries, the results of financing efforts, the identification of potential transactions and the actual consummation of contemplated transactions or agreements, and other risks. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements. CNA Surety does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All financial information presented is in accordance with generally accepted accounting principles ("GAAP"), unless otherwise specified. Financial information presented in accordance with statutory accounting practices ("SAP") is identified as such. Unless otherwise indicated, all information contained in this Prospectus is based upon the assumption that the Underwriters' Over-Allotment Option will not be exercised. Unless the context otherwise requires, all references in this Prospectus to: (i) "CNA Surety" shall mean the issuer, CNA Surety Corporation, and all references to the "Company" shall mean CNA Surety Corporation together with its subsidiaries on a consolidated basis and incorporating the combination of the respective insurance businesses in connection with the Merger; (ii) "CNAF" shall mean CNA Financial Corporation and its subsidiaries, each either individually or collectively; (iii) "Capsure" shall mean Capsure Holdings Corp. and its property and casualty affiliates; (iv) "CCC" shall mean Continental Casualty Company and its property and casualty affiliates, each either individually or collectively; (v) "CIC" shall mean The Continental Insurance Company and its property and casualty affiliates, each either individually or collectively; (vi) "Predecessor Operations" shall refer to the combined surety operations of CCC and CIC conducted prior to the Merger;
(vii) "Western Surety" shall mean Western Surety Company; (viii) "USA" shall mean Universal Surety of America; (ix) the "Merger" shall mean the combination of the Predecessor Operations with Capsure's principal insurance subsidiaries pursuant to a reorganization agreement under which Capsure was merged with and into a subsidiary of CNA Surety Corporation; and (x) "Merger Date" shall mean the close of business on September 30, 1997 when the Merger was consummated.

                                  THE COMPANY

BUSINESS OVERVIEW

     CNA Surety is an insurance holding company that, through its subsidiaries, develops, markets and underwrites primarily surety bonds. The Company is the largest publicly-traded insurance holding company focused exclusively on the surety business and is one of the leading providers of surety products in the United States. During 1997, the insurance companies now owned by the Company wrote over $266 million of gross written premiums, $244 million of which consisted of surety premiums. For the three months ended March 31, 1998, the Company wrote over $63 million of gross written premiums, $57 million of which consisted of surety premiums.

     The Company was formed to facilitate the merger of the surety business of CNAF with Capsure's insurance subsidiaries, Western Surety and USA. Management believes that the Merger, which occurred on September 30, 1997, resulted in the combination of three complementary surety businesses, each with distinct strengths, product focuses and marketing strategies. The combination of these businesses resulted in a single, larger entity focused on serving the needs of virtually all segments of the surety market, in terms of the types of products offered and the size of bonds available. Based on management's knowledge of the industry, management believes that the Company now offers the broadest range of surety products available in the marketplace and that the Company's branch system and independent agency network are the most extensive in the surety industry, the combination of which provide the Company with a competitive marketing advantage.

     Surety products, unlike the standard two-party insurance policy, are three-party agreements in which the Company as the issuer of the bond (the surety) joins with a second party (the principal) in guaranteeing to a third party (the owner/obligee) the fulfillment of some obligation on the part of the principal. Sureties are generally entitled to recover from the principal any losses and expenses paid to third parties.

     The Company, through its principal insurance subsidiaries, underwrites a broad spectrum of surety bonds, including contract surety bonds, non-contract bonds, referred to as commercial bonds, small fidelity bonds and errors and omissions ("E&O") liability insurance. The Company also assumes, on a reinsurance basis, international surety and credit insurance written by CNA Reinsurance Company, Limited, a United Kingdom domiciled subsidiary of CNAF ("CNA Re (London)"). Management believes that the Company is the largest writer of smaller commercial surety bonds, with strong capabilities in marketing, distribution and service. Western Surety and USA, the Company's principal insurance subsidiaries, are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best, Inc. ("A.M. Best"). A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

     The Company principally markets its products in all 50 states, as well as the District of Columbia and Puerto Rico. Its products are marketed primarily through independent producers, including multi-line agents and brokers, many of whom belong to the National Association of Surety Bond Producers. The Company enjoys broad national distribution of its products through approximately 36,000 of the approximately 44,000 independent property and casualty insurance agencies in the United States.

     The Company's primary focus is on evaluating the risk and determining if the principal meets its underwriting requirements for the bond. Accordingly, the Company's surety bond premiums primarily reflect the type and class of risk and related costs associated with both processing the bond transaction and investigating the applicant including, if necessary, an analysis of the applicant's creditworthiness and ability to perform.

     The Company is led by an experienced management team with an average of over twenty years of experience, whose core expertise is in surety underwriting and claims management. Management's underwriting philosophy is disciplined and focused on consistent underwriting profitability. The extent and sophistication of underwriting activity, including the amount of bonding authority granted to independent agents, varies depending on the class of business and the type of bond. For example, contractor accounts and large commercial surety customers undergo extensive credit, financial and managerial review and analysis on a regular basis. Similarly, certain classifications of bonds, such as fiduciary and court appeal bonds, also receive extensive underwriting. On the other hand, the Company requires comparatively little underwriting information for certain low-exposure risks such as notary bonds. The Company's underwriting has resulted in combined ratios of 79.7%, 81.0% and 87.4%, excluding the effects of favorable loss reserve development, for the three months ended March 31, 1998 and on a pro forma basis for the years ended December 31, 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations . . ."

CORPORATE STRATEGY

     CNA Surety's corporate objective is to be the leading provider of surety and surety-related products in the United States and in selected international markets and to be the surety of choice for customers and independent agents and brokers. The Merger was an integral step towards achieving this objective and, in management's view, has enhanced the Company's position as a market leader in addition to providing increased opportunities for long-term revenue and earnings growth. Elements of management's operating strategy designed to achieve its corporate objective include the following:

  Leverage the Company's Broad Product Line and Distribution Network

     Management intends to use the Company's expanded product offerings, and extensive distribution network, to leverage its existing marketing capabilities. For example, the Company has introduced Western Surety's small commercial products and USA's small contractor products to the 41 CNA Surety branch offices of the Company, which prior to the Merger, did not have access to these product offerings. Similarly, the Company has introduced CNA Surety's larger contract and commercial bond expertise and greater financial capacity to Western Surety's and USA's broad independent agency distribution system. In addition, Western Surety's and USA's marketing representatives now receive support, training, and education from CNA Surety branch office personnel. Management believes that, over time, the development of more extensive relationships with its independent agency force will enhance the Company's growth opportunities and operating efficiencies.

  Pursue Cross-Marketing Opportunities between the Company and CNAF

     Management believes that the Company's relationship with CNAF, its principal stockholder, provides significant opportunities for the Company. Management believes that CNAF's 100-year history, leading position in the property and casualty insurance market, financial strength and name recognition provide CNA Surety with a strong marketing advantage in the medium to large surety marketplace. In addition, with a leading position in providing property and casualty insurance to the construction sector, risk management services to "Fortune 1000" clients and professional liability products to architects and engineers, CNAF is well positioned to generate new business opportunities for CNA Surety.

     In an effort to capitalize on these cross-marketing opportunities, the Company and CNAF have instituted various referral programs which will allow the Company to access CNAF's clients that may have a need for surety products. These referrals are transmitted to the Company's home and branch offices, allowing Company representatives to pursue these leads.

  Expand in the International Markets

     The Company recently began its expansion into the European markets through a relationship with CNA Re (London). Through this relationship, the Company participates, on a 50% quota share basis, in an international book of predominately credit insurance and surety business. While credit insurance is a relatively small market in the United States, credit insurance has a far more prominent role in Western Europe, where direct writers and reinsurers often market surety-related products along with credit insurance. Therefore, management believes that the relationship with CNA Re (London) will serve as an entree into the large European credit market and, thereby, enhance CNA Surety's ability to build a surety business in Western Europe.

     The Company is also partnering with other members of CNAF's international organization to establish an infrastructure to market surety bonds internationally. CNA Surety management believes that these actions will build name recognition in the international marketplace.

  Promote the Company's Specialty and Service-Based Orientation

     As a provider of specialty surety products, management believes that the Company is better positioned than its competitors to deliver exceptional service to its agents and customers. The Company has developed specialized technology targeted specifically toward the surety market. For example, due to Western Surety's historical focus on the small commercial surety market, which requires immediate response, the Company has developed business systems and processing expertise that efficiently supports the surety needs of smaller customers and minimizes the handling costs associated with the low premium, high volume nature of the small commercial surety business. The Company expects to utilize this experience and service orientation to better compete in the broader commercial surety market.

  Expand in the Private Sector

     Based upon the Company's extensive knowledge of the surety business, its focus almost exclusively on one sector of the insurance market, the experience of its management team and its long-standing relationships with insurance agents producing surety premiums, management believes that it is well positioned to develop surety-related products for market niches that it believes are underserved with regard to surety products. For example, the Company has identified private construction as a market largely untapped with respect to surety products. While surety bonds are widely used in the public construction market, surety bonds are not yet as frequently used in the private construction sector. Potential opportunities for this sector include not only the use of existing surety bond products but also the development of new product offerings tailored to the specific requirements of the private construction sector.

  Consider Strategic Acquisitions

     Management will continue to consider strategic acquisitions, as part of its long-term approach to growing its business. CNA Surety's focus will be primarily on specialty providers of surety-related products that bring geographic diversity or product expertise or expansion to the Company.

RELATIONSHIP WITH CNAF

     The Merger was effected pursuant to a reorganization agreement dated as of December 19, 1996 and amended as of July 14, 1997 (the "Reorganization Agreement"). In connection with the Merger, the Company assumed the surety business written by CNAF's subsidiaries, CCC and CIC, and the statutory surplus of Western Surety was increased by $73.25 million as a result of a capital contribution from CNAF and the contribution of debt proceeds from CNA Surety.

     Immediately following the Merger, certain CNAF subsidiaries owned, on a fully-diluted basis, approximately 61.75% of CNA Surety's outstanding Common Stock and former Capsure stockholders owned, on a fully-diluted basis, the remaining approximately 38.25% of the Company.

     In connection with the Merger, the Company and CNAF entered into various reinsurance and other operating agreements designed to provide continuing and expanded underwriting capacity for the combined operations, to protect against adverse loss reserve development related to the Predecessor Operations' reserves prior to the Merger, and to help preserve, through the year 2000, the profitability of the Predecessor Operations and certain additional accounts. In addition to certain ongoing covenants in the Reorganization Agreement and other agreements described below, in connection with the Merger, the Company entered into the following reinsurance agreements: (i) the Surety Quota Share Treaty (the "Quota Share Treaty"); (ii) the Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract"); and (iii) the Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract"). A description of each of these agreements is set forth below. See "Certain Relationships and Related Transactions" for a more complete discussion of the foregoing agreements.

  Surety Quota Share Treaty

     The Quota Share Treaty effected the formal transfer of the reserves of the Predecessor Operations to Western Surety and provided CNA Surety with a guarantee of such reserves for a period of five years following the Merger. In addition, in order to protect the Company's business for a period of five years following the Merger, CNAF agreed to refrain from making a quote or bid, and to refer any inquiry or request, for surety business to the Company so that the Company could exclusively offer such products. Notwithstanding the foregoing, CNAF agreed that it will cede any such business it may write to CNA Surety through the Quota Share Treaty.

  Aggregate Stop Loss Reinsurance Contract

     The Stop Loss Contract protects the Company from the variability of the contract surety business in the form of adverse loss experience on certain business underwritten after the Merger. Accordingly, the Stop Loss Contract assures a minimum level of profitability (to the extent expenses do not increase) for at least three full fiscal years following the Merger by limiting the Company's insurance subsidiaries' prospective net loss ratios to 24% for both certain insureds that were accounts of the Predecessor Operations as of the Merger Date and certain lines of insured business (excluding all miscellaneous bonds and small contract surety previously underwritten by Capsure's insurance subsidiaries) (the "Loss Ratio Cap").

  Surety Excess of Loss Reinsurance Contract

     The Excess of Loss Contract provides the Company with the underwriting capacity to continue to expand the Company's large surety bond business by providing the Company's insurance subsidiaries with reinsurance support from CNAF's insurance subsidiary, CCC. Historically, CCC's substantial capital base has enabled it to underwrite and retain large aggregate surety bond exposures. The Excess of Loss Contract cedes to CCC certain liabilities in excess of the capacity provided by the Company's insurance subsidiaries' other reinsurance program. Specifically, CCC provides the Company's insurance subsidiaries with $75 million of coverage per principal in excess of the $55 million of coverage provided to such insurance subsidiaries by third party reinsurers, which is in turn in excess of the $5 million of coverage per principal to be retained by the Company's insurance subsidiaries.

     The Excess of Loss Contract also provides that, at the request of the Company's insurance subsidiaries, CCC will act as a joint insurer, or "co-surety," for business covered by the Excess of Loss Contract.

  Administrative Services Agreement

     To allow for the continued use by CNA Surety of real and personal property currently owned or leased by CCC, CNA Surety and CCC entered into the Administrative Services Agreement. Specifically, the Administrative Services Agreement provides CNA Surety with the flexibility to purchase many of the services provided by CCC to the Predecessor Operations, including telecommunications, computer access and support, human resource assistance, accounting, legal, financial and administrative support, marketing, and various other business services.

  Trademark License Agreement

     In order to maintain its ability to utilize the valuable "CNA" trademark, CNAF and the Company entered into a Trademark License Agreement pursuant to which the Company obtained the right to use the "CNA" mark or some derivation thereof for an unlimited period of time, subject to a right of termination in the event of a change in control of CNA Surety.

  Services and Indemnity Agreement

     The Services and Indemnity Agreement authorizes the Company's insurance subsidiaries to perform certain underwriting, claims, agency and accounting functions on behalf of CCC as they relate to the business assumed under the Quota Share Treaty for a period of five years from the Merger Date. Thus, together with the foregoing reinsurance arrangements, the Company has been granted the authority to access the CCC capital pool and to issue surety bonds utilizing CCC rates and forms.

  Continuing Covenants of CNAF

     The Reorganization Agreement contains certain ongoing agreements, including an agreement by CCC and CNA Surety to cause the bylaws of CNA Surety to require approval by 75% of the holders of Common Stock in order for CNA Surety to (i) enter into certain business combinations, (ii) accept proposals to sell all or substantially all of the Company's assets, (iii) amend the bylaw provisions requiring such supermajority voting or (iv) amend the certificate of incorporation.

                                  THE OFFERING

Common Stock Offered by the Selling
  Stockholders(1)...................     4,388,129 shares

Common Stock Outstanding after the
  Offering(1)(2)....................     43,446,119 shares

Use of Proceeds.....................     The Company will not receive any of the
                                         proceeds from the sales of Common Stock
                                         by the Selling Stockholders offered
                                         hereunder and will only receive
                                         proceeds from the sale of Common Stock
                                         hereunder if and only to the extent
                                         that the Over-Allotment Option is
                                         exercised. In the event the
                                         Underwriters elect to exercise their
                                         Over-Allotment Option, the Company
                                         intends to use the proceeds from such
                                         sales of Common Stock by the Company
                                         for general corporate purposes. See
                                         "Use of Proceeds."

Dividend Policy.....................     CNA Surety currently pays no dividends.
                                         The CNA Surety Board of Directors (the
                                         "Board"), however, recently adopted a
                                         new dividend policy and intends to pay
                                         quarterly dividends beginning in the
                                         fourth quarter of 1998. The timing and
                                         declaration and payment of dividends
                                         will be at the discretion of the Board
                                         and will depend upon many factors. The
                                         Company expects that the first
                                         quarterly dividend, if declared and
                                         paid, will be $0.08 per share. See
                                         "Dividend Policy."

NYSE Symbol.........................     "SUR"
---------------

(1) Excludes up to 658,219 shares of Common Stock which may be sold by CNA Surety upon exercise of the Underwriters' Over-Allotment Option. See "Underwriting."

(2) Based on the number of shares of Common Stock outstanding as of May 27, 1998. Does not include 749,116 shares of Common Stock issuable upon exercise of currently outstanding CNA Surety stock options.

RISK FACTORS

     In connection with a prospective purchaser's decision to purchase any of the Common Stock offered hereby, such prospective purchaser should evaluate certain risk factors associated with such an investment, which are discussed herein beginning on page 12. The principal risk factors include: (i) the impact of competition; (ii) the effect of controlling stockholders and conflicts of interest; (iii) susceptibility to interest rate changes and general economic conditions; (iv) the impact of adverse legislation; (v) the effects of the CNA Surety holding company structure; (vi) changes in insurance ratings; (vii) the ability of CNA Surety to effectively integrate the companies; (viii) the impact of regulation of insurance companies; (ix) adequacy of reserves; (x) year 2000 compliance by the Company and its suppliers, insureds and bond obligees; (xi) consequences of insolvency; (xii) limitations on change in control; and (xiii) shares eligible for future sale.

                 SUMMARY CONSOLIDATED PRO FORMA AND HISTORICAL
                          FINANCIAL DATA OF CNA SURETY

     The following summary financial information is provided for the operations that combined to form CNA Surety for various time periods in 1996 and 1997 as if the Merger had been consummated on January 1, 1996. Periods presented on this basis are therefore marked "pro forma." This pro forma financial information gives effect to the following: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if a $10 per share special cash distribution paid on October 4, 1996 had been made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to, and the incurrence of additional debt, by CNA Surety; (iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the Predecessor Operations; and (v) estimated interest expense related to the additional debt. The pro forma financial information does not include the estimated net investment income resulting from investment of Merger-related cash flows, including (i) the $50 million debt proceeds drawn by CNA Surety under the Credit Facility (as hereinafter defined) and contributed to Western Surety; (ii) the $52.25 million capital contribution from CCC; and (iii) collection of the receivable in the amount of approximately $117 million from CCC. Information for the three months ended March 31, 1998 is derived from the actual quarterly financial statements of CNA Surety. This information is provided to assist in understanding and evaluating the consolidated financial information of the various entities that comprise CNA Surety and is not necessarily indicative of the future results of operations of CNA Surety. The summary financial data set forth below should be read in conjunction with the table of Summary Consolidated Historical Financial Data of CNA Surety which immediately follows and the more detailed financial information or financial statements and related notes included in this Prospectus. See "Selected Consolidated Financial Data" and "Pro Forma Condensed Statement of Consolidated Operations."

                                                                               THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,            MARCH 31,
                                               -------------------------   --------------------------
                                                  1996          1997          1997           1998
                                               (PRO FORMA)   (PRO FORMA)   (PRO FORMA)   (HISTORICAL)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues(1)(2).........................   $250,194      $258,682      $ 59,338       $65,534
                                                ========      ========      ========       =======
Gross written premiums.......................   $251,414      $266,418      $ 59,779       $63,848
                                                ========      ========      ========       =======
Net written premiums.........................   $235,186      $257,067      $ 56,128       $61,836
                                                ========      ========      ========       =======
Net earned premiums..........................   $238,330      $243,425      $ 56,125       $58,745
Net losses and LAE(3)........................     41,450         5,648       (26,384)       11,218
Net commissions, brokerage and other.........    150,198       150,631        36,328        35,039
                                                --------      --------      --------       -------
Underwriting income(3).......................     46,682        87,146        46,181        12,488
Net investment income(2).....................     10,796        14,534         3,126         6,789
Net investment gains.........................      1,068           723            87            --
Interest expense.............................      7,660         7,232         1,765         1,821
Non-recurring charges and Merger costs(4)....      8,565        12,087            --            --
Amortization of intangible assets............      5,788         5,788         1,447         1,475
                                                --------      --------      --------       -------
Income before income taxes(2)(3).............     36,533        77,296        46,182        15,981
Income taxes.................................     14,101        42,921        16,771         6,166
                                                --------      --------      --------       -------
Net income(2)(3).............................   $ 22,432      $ 34,375      $ 29,411       $ 9,815
                                                ========      ========      ========       =======
Basic and diluted net income per
  share(2)(3)................................   $   0.52      $   0.79      $   0.68       $  0.23
                                                ========      ========      ========       =======
OPERATING DATA:
Loss ratio(3)................................       17.4%          2.3%        (47.0)%        19.1%
Expense ratio................................       63.0          61.9          64.7          59.6
                                                --------      --------      --------       -------
Combined ratio(3)............................       80.4%         64.2%         17.7%         78.7%
                                                ========      ========      ========       =======

                         (footnotes on following page)

---------------
(1) Includes net earned premiums, net investment income and net investment gains.

(2) Pro forma investment income for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 does not include the pro forma effects of estimated investment income resulting from investment of Merger-related cash flows as described in the introduction to this table. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $14.2 million ($9.2 million net of income taxes, or $0.21 in pro forma earnings per share) and approximately $11.3 million ($7.3 million net of income taxes, or $0.17 in pro forma earnings per share) for the years ended December 31, 1996 and 1997, respectively, and approximately $3.7 million ($2.4 million net of income taxes, or $0.05 in pro forma earnings per share) for the three months ended March 31, 1997.

(3) Includes the effect of recording releases of prior years' loss reserves. The dollar amount and percentage point effect on the loss ratio of these reserve reductions were $16,642 or 7.0 percentage points and $40,886 or 16.8 percentage points for the years ended December 31, 1996 and 1997, respectively, and $36,900 or 65.7 percentage points and $581 or 1.0 percentage point for the three months ended March 31, 1997 and 1998, respectively. The after tax per share effects of recording these reserve reductions were $0.25 and $0.61 per share for the years ended December 31, 1996 and 1997, respectively, and $0.55 and $0.01 per share for the three months ended March 31, 1997 and 1998, respectively.

(4) Capsure incurred $22.0 million, after applicable income taxes, or $0.51 per share, in Merger-related costs in 1997 compared to $5.7 million, after applicable income taxes, or $0.13 per share in non-recurring charges and Merger costs in 1996. In the fourth quarter of 1996, Capsure incurred $1.1 million, after applicable income taxes, or $0.03 per share, in non-recurring Merger costs.

          SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF CNA SURETY

     The following are summary consolidated historical financial data for CNA Surety at and for the periods subsequent to the Merger. The summary consolidated historical financial information for CNA Surety should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations..." and the more detailed information or financial statements and related notes included in this Prospectus. See "Selected Consolidated Financial Data -- CNA Surety."

                                                                 SEPTEMBER 30,
                                                              (DATE OF INCEPTION)
                                                                    THROUGH         THREE MONTHS ENDED
                                                                 DECEMBER 31,           MARCH 31,
                                                              -------------------   ------------------
                                                                     1997                  1998
                                                                       (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..............................................       $ 71,284              $ 65,534
                                                                   ========              ========
Gross written premiums......................................       $ 75,252              $ 63,848
                                                                   ========              ========
Net written premiums........................................       $ 73,989              $ 61,836
                                                                   ========              ========
Net earned premiums.........................................       $ 65,433              $ 58,745
Net losses and LAE(1).......................................         12,134                11,218
Net commissions, brokerage and other........................         38,213                35,039
                                                                   --------              --------
Underwriting income(1)......................................         15,086                12,488
Net investment income.......................................          5,766                 6,789
Net investment gains........................................             85                    --
Interest expense............................................          1,831                 1,821
Amortization of intangible assets...........................          1,447                 1,475
                                                                   --------              --------
Income before income taxes(1)...............................         17,659                15,981
Income taxes................................................          6,663                 6,166
                                                                   --------              --------
Net income(1)...............................................       $ 10,996              $  9,815
                                                                   ========              ========
Basic weighted average shares outstanding...................         43,302                43,348
                                                                   ========              ========
Basic and diluted net income per share......................       $   0.25              $   0.23
                                                                   ========              ========
OPERATING DATA:
Loss ratio(1)...............................................           18.5%                 19.1%
Expense ratio...............................................           58.4                  59.6
                                                                   --------              --------
Combined ratio(1)...........................................           76.9%                 78.7%
                                                                   ========              ========

BALANCE SHEET DATA:
Invested assets and cash....................................       $419,667              $427,599
Intangible assets, net of amortization......................        161,962               160,487
Total assets................................................        727,180               740,871
Insurance reserves..........................................        304,217               309,620
Long-term debt..............................................        118,000               118,000
Total liabilities...........................................        470,448               474,348
Stockholders' equity........................................        256,732               266,523
Book value per share........................................           5.93                  6.14
Statutory surplus...........................................        142,429               144,849

---------------

(1) Includes the effect of recording releases of prior years' loss reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions was $647 or 1.0 percentage point for the period from September 30, 1997 (date of inception) through December 31, 1997 and $581 or
    1.0 percentage point for the three months ended March 31, 1998.

                                  RISK FACTORS

     The following risk factors, in conjunction with and in addition to the other information presented in this Prospectus, should be carefully considered in evaluating the Company before making an investment in the Common Stock being offered hereby.

COMPETITION

     The surety market is highly competitive. Companies generally compete for surety business on the basis of price, service, financial strength, ratings and reputation of the company, as well as capabilities of the independent agents and brokers who solicit the business. The small contract and commercial bond markets in which the Company competes have seen additional competition as both large and small insurance companies are competing and expanding in this area. The Company does not have a direct sales force but instead relies on a nationwide network of independent insurance agencies. In order to compete effectively in the market, the Company will need to continue to maintain productive relationships with the independent insurance agencies that offer its products. Since surety bonds may account for only a small portion of an agency's revenues, an important factor considered by agencies is the range of products and the services offered by a surety company. Certain existing and potential competitors of the Company may be larger, and may have greater financial resources and more extensive insurance product lines than the Company. The businesses of CNA Surety's insurance subsidiaries could be adversely affected by such competition.

     U.S. House of Representatives resolution No. 10, entitled "The Financial Services Competition Act of 1998 ("HR 10"), was recently approved by the U.S. House of Representatives. In the event that HR 10 is enacted into law, banking and securities firms would be permitted to affiliate with insurance companies. Such affiliations could expand the number and size of the competitors in the insurance industry, which could have an adverse effect on CNA Surety's insurance subsidiaries' ability to compete effectively in the market.

CONTROLLING STOCKHOLDER AND CONFLICTS OF INTEREST

     Certain subsidiaries of CNAF own, on a fully diluted basis, an aggregate of approximately 61.75% of the outstanding shares of Common Stock and have a number of ongoing relationships with the Company. In light of CNAF's beneficial ownership of stock, CNAF has the ability to elect the directors of the Board, subject to CNAF's obligation under the Reorganization Agreement to elect certain designees of Capsure until the 1999 annual meeting of CNA Surety stockholders. In that regard, CNAF is able to control the policy decisions of CNA Surety, including decisions regarding the issuance of securities, payment of dividends, approval of acquisitions and the sale of its assets. CNAF also has the ability to approve any action requiring majority stockholder approval, including adopting amendments to CNA Surety's certificate of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of CNA Surety, subject to certain provisions of CNA Surety's bylaws which require supermajority votes on certain matters for a period of two years following the Merger. See "The Company -- Business Overview."

     The Company is dependent upon its relationship with CNAF. The Company's ability to write large contract surety business depends, to a certain extent, on the Company's continuing relationship with CNAF, including the Company's ability, through the various reinsurance and other agreements, to use CCC bond rates and forms. See "Certain Relationships and Related Transactions." In general, certain brokers and customers also may derive assurance from, and a certain willingness to do business with the Company as a result of, the Company's affiliation with CNAF. Further, significant administrative and service functions necessary for the Company's operations are currently provided by CNAF. Most of the contractual arrangements between CNAF and the Company were entered into in connection with the Merger and have terms of not more than five years. Although certain reinsurance agreements may be renewed, CNA Surety management has no reason to believe that the reinsurance agreements will be extended at the end of such periods or that, if extended, such agreements will be extended on the same terms and conditions. In addition, no assurance can be given that the other arrangements with CNAF will be renewed on the same terms and conditions upon their respective dates of termination.

     CNAF has agreed not to write certain types of surety policies for its own account for a period of five years from the Merger Date and, to the extent such surety policies are written, to cede such policies to the Company. See "The Company -- Business Overview." However, CNAF can continue to write other lines of insurance, including fidelity and E&O, that the Company currently writes and CNAF may expand such lines from time to time.

     Conflicts of interest between CNA Surety and CNAF could arise with respect to business dealings between them, including interpretation of existing agreements between them, new products, potential acquisitions, the election of new or additional directors, the payment of dividends and the amounts paid for services provided pursuant to various agreements between the entities. There is no formal plan or arrangement to resolve potential conflicts of interest that may arise. CNA Surety intends to seek the approval of the audit committee of the Board for any issues or future business transactions between the companies and will refer to that committee any issues that arise with respect to those transactions. See "Management of the Company" and "Certain Relationships and Related Transactions."

SUSCEPTIBILITY TO CHANGES IN INTEREST RATES AND GENERAL ECONOMIC CONDITIONS

     The Company's business is affected by fluctuations in interest rates and by general economic conditions in the United States.

     Approximately one-half of the Company's business is related to the contract surety market, comprised of contract bonds typically required in construction projects. The number of construction projects initiated from time to time is directly related to general economic conditions at such time, the level of interest rates, and the funding of public works projects by federal, state and local governments. In the event of an increase in interest rates and/or an economic downturn, the Company's business volume and claims experience could be adversely affected.

     The Company's investment portfolio consists primarily of investment grade debt securities. The market value of those securities will vary depending upon general economic and market conditions and the interest rate environment. From time to time, the Company may be required for business or regulatory reasons to sell certain of its investments at a time when their market value is less than the cost of such investments.

     The Company's portfolio includes collateralized mortgage obligations ("CMOs") and other asset-backed securities, which differ from traditional fixed income securities in that they may expose the investor to yield variability and even principal risk due to such factors as high mortgage prepayment rates and defaults and delinquencies in the underlying asset pool. Management believes it has reduced prepayment variability by investing only in short tranches and by owning a substantial amount of planned amortization class ("PAC") tranches, which have been structured largely to insulate the investor from prepayment risk. A PAC tranche is structured to amortize in a predictable manner and thereby shift the risk of prepayment of the underlying collateral to other tranches. Although management believes it has reduced prepayment risk by investing in PAC tranches, there can be no assurance that the Company will not suffer a reduction in future investment income associated with prepayments.

ADVERSE LEGISLATION

     A significant portion of CNA Surety's insurance subsidiaries' business is and will continue to be derived from the writing of small fidelity and commercial surety bonds mandated by various state statutes and local ordinances to cover acts of public officials and private businesses, such as realtors, automobile dealers and others who generally interact with members of the public. In recent years, several jurisdictions have repealed, or considered action to repeal, legislation mandating use of various types of these bonds, often replacing them with alternative protection mechanisms, such as recovery funds administered by the states for the benefit of citizens who assert claims against such officials or businesses. In addition, contract surety bonds are required generally by federal, state and local governments for public works projects. If numerous governments were to repeal the requirements for obtaining bonds of the type written by the Company's insurance subsidiaries, the results of operations, financial condition and cash flows of the Company's insurance subsidiaries would be materially and adversely affected, and, consequently, CNA Surety's financial condition could be materially and adversely affected.

HOLDING COMPANY STRUCTURE

     CNA Surety is a holding company which conducts substantially all of its operations through its insurance subsidiaries and derives substantially all of its operating income and operating cash flow from such subsidiaries. CNA Surety relies on dividends from its insurance subsidiaries as well as returns on its holding company cash and invested assets to generate the funds necessary to meet its obligations and pay dividends, if any, on its capital stock. The ability of the insurance subsidiaries to make such payments is subject to, among other things, applicable state laws, rating agency requirements, and any restrictions that may be contained in credit agreements or other financing arrangements entered into by the insurance subsidiaries. Claims of creditors of the insurance subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of CNA Surety and the holders of Common Stock.

     The payment of dividends to CNA Surety by the insurance subsidiaries without prior approval of the insurance subsidiaries' domiciliary state insurance commissioners is limited to amounts determined by formula in accordance with the accounting practices prescribed or permitted by the state's insurance departments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations . . . -- Liquidity and Capital Resources." These formulae vary by state. All dividends must be reported to the appropriate insurance departments prior to payment. No assurance can be given that there will not be further regulatory actions restricting the ability of the insurance subsidiaries to pay dividends and, accordingly, that funds held by the insurance subsidiaries will be available to CNA Surety for payment of debt, expenses or dividends.

INSURANCE RATINGS

     CNA Surety's insurance subsidiaries compete with other insurance companies on the basis of a number of factors, including the ratings assigned by A.M. Best. A.M. Best's letter ratings range from A++ (Superior) to C- (Weak) with A++ being highest. A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

     Western Surety and USA are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best. Through intercompany reinsurance and related agreements, the Company's customers have access to CCC's broader underwriting capacity. CCC has an A.M. Best rating of A (Excellent). There can be no assurance that the ratings of Western Surety, USA or CCC will not be changed in subsequent periodic reviews by A.M. Best. If such ratings were to be downgraded below A-, such ratings downgrade could have a material adverse effect on the results of operations of the Company and its ability to effectively compete in the marketplace.

INTEGRATION OF THE COMPANIES

     Capsure, CCC and CNA Surety entered into the Reorganization Agreement with the expectation that the Merger would result in certain benefits. In order to achieve such benefits, CNA Surety needs to continue to integrate the Predecessor Operations with the businesses and operating systems of Western Surety and USA. There can be no assurance that such integration process will continue to occur in the desired manner. The transition to a fully combined company will continue to require substantial attention from management, which could divert management's attention and adversely effect the operating results of the Company. In addition, the process of combining the organizations could cause the interruption of, or disruption in, the activities of any or all of the businesses, which could have a material adverse effect on the Company's combined operations. There can be no assurance that the Company will realize all or any of the anticipated benefits of the Merger.

REGULATION

     CNA Surety's insurance subsidiaries are subject to varying degrees of supervision and regulation in the jurisdictions in which they conduct business under statutes which delegate regulatory, supervisory and administrative powers to state insurance regulators. The nature of the regulation varies from jurisdiction to jurisdiction but typically involves prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms, solvency standards, minimum amounts of capital and surplus that must be maintained, limitations on amounts or types of investments, limitations on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policy or surety bond holders, reporting of financial condition and other matters. In addition, state insurance regulators perform periodic financial and market conduct examinations of insurance companies. All such regulation is intended generally to protect the policy or surety bond holders, rather than equity holders. No assurance can be given that future legislative or regulatory changes will not adversely affect CNA Surety and its insurance subsidiaries.

     Certain states in which CNA Surety's insurance subsidiaries conduct business require insurers to participate in a guaranty association to provide protection to policyholders against the insolvency of insurers licensed in such states. In order to provide the association with funds to pay certain claims under policies issued by insolvent insurers, the guaranty associations charge members assessments based on the amount of direct premiums written in that state. Such assessments have historically not been material to the combined results of operations, but no assurance can be given that such assessments will not be material in the future to the results of operations of CNA Surety's insurance subsidiaries.

     Although the federal government does not generally regulate the operations of insurance companies, from time to time, the federal government considers various bills which could expand its powers in the insurance industry. CNA Surety cannot predict, however, whether such legislation will be enacted, what the terms and conditions will be if enacted, or what effect, if any, such legislation might have on CNA Surety and its insurance subsidiaries. If regulation of CNA's businesses increases in the future at the federal and state level, CNA Surety believes that the costs associated with compliance would also increase.

     The Company is currently bound by U.S. Department of Treasury regulations which set underwriting limitations on sureties for federal and other public works project bonds. The underwriting limitations of Western Surety and USA, which are based on the amount of each insurer's statutory surplus, are currently $3.4 million and $1.2 million per bond, respectively, which limits their ability to underwrite certain large federal and other public works project bonds. Through intercompany reinsurance and related agreements with CCC, CNA Surety has access to CCC's $345.3 million per bond U.S. Treasury underwriting limitation, enabling the Company to write larger bonds. However, there can be no assurance that once the term of such reinsurance and related agreements expires, that such reinsurance agreements will be extended, allowing CNA Surety to continue to have access to the larger CCC U.S. Treasury underwriting limitation.

ADEQUACY OF RESERVES

     CNA Surety's insurance subsidiaries' reserves for loss and loss adjustment expenses ("LAE") may prove to be deficient in the future due to the inherent uncertainties involved in the process of establishing reserves which relies on estimates which may differ from actual future loss payments. The reserve adjustments required to cure such deficiencies would be charged against future operations and could have an adverse effect on CNA Surety's results of operations and financial condition.

     The Predecessor Operations transferred to CNA Surety by CNAF in the Merger are subject to certain reinsurance agreements which provide certain guarantees and protections against losses on such business. See "Certain Relationships and Related Transactions." However, the Quota Share Treaty only guarantees and protects the Company from losses incurred on the Predecessor Operations and does not cover any business written by Capsure prior to the Merger Date or any surety business written after the Merger Date. See "Business of the Company -- Reserves for Unpaid Losses and LAE."

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, a critical business issue has emerged for virtually all companies regarding how existing application software programs and operating systems can accommodate this date field. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (e.g., 95 is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., 99) could be the maximum date value these systems will be able to accurately process. CNA Surety management is in the process of replacing or upgrading its systems to accommodate business into and beyond the year 2000. Based on information currently available, CNA Surety management anticipates that by the end of 1998 it will have substantially completed its program of replacement and upgrade. The Company anticipates that the cost of its program of replacement and upgrade will be approximately $1 million in excess of the cost of ordinary software upgrades and replacements. To the extent the Company's systems are not fully year 2000 compliant or the Company's computer systems must interact with the computer systems of other entities' computers which are not year 2000 compliant, there can be no assurance that potential systems interruptions or the resulting costs necessary to remediate systems and to compensate for any losses would not have a material adverse effect on the Company's business, financial condition, results of operations, cash flows and business prospects.

     Although the Company has not received any claims based on losses resulting from the year 2000 issues, there can be no assurance that bond obligees or insureds will not suffer losses of this type and seek compensation under the Company's bonds or policies. If any claims are made, the Company's obligations, if any, will depend on the facts and circumstances of the claim and provisions of the bond or policy. At this time, the Company is unable to determine whether the adverse impact, if any, in connection with the foregoing circumstances would be material to the Company.

INSOLVENCY

     In the event of insolvency, liquidation or other reorganization of CNA Surety's insurance subsidiaries, the creditors and stockholders of CNA Surety would have no right to proceed against CNA Surety's insurance subsidiaries or to cause the liquidation or bankruptcy of such insurance subsidiaries under federal or state bankruptcy laws. The insurance laws of the domiciliary state would govern such proceedings and the relevant insurance commissioner would act as liquidator or rehabilitator for the insurance subsidiary. Creditors and policyholders of any such insurance subsidiary would be entitled to payment in full from the assets of the insurance subsidiary before CNA Surety, as a stockholder, would be entitled to receive any distribution therefrom.

     In addition, insurance regulators have the authority in certain circumstances to block payments by CNA Surety's insurance subsidiaries of dividends and other amounts that would otherwise be permitted without prior regulatory approval. See "Dividend Policy" and "Business of the Company -- Regulation."

LIMITATIONS ON CHANGE IN CONTROL

     CNA Surety's certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of CNA Surety. These provisions include (i) the authority of the Board to issue series of its preferred stock, $0.01 par value per share (the "Preferred Stock"), with such voting rights and other powers as the Board may determine and
(ii) notice requirements in the bylaws relating to nominations to the Board and to the raising of business matters at stockholders' meetings. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, CNA Surety's bylaws require such stockholder to deliver a notice to the secretary, absent specified circumstances, not less than 50 days nor more than 75 days prior to such meeting. This could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of CNA Surety.

     In addition, certain provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of CNA Surety, which could adversely affect the market price of the Common Stock. CNA Surety is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibit CNA Surety from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination is approved in the statutorily prescribed manner.

     Under applicable state insurance laws and regulations, no person may acquire control of CNA Surety unless such person has filed a statement containing specified information with appropriate regulatory authorities and has obtained approval for such an acquisition. Under applicable laws and regulations, any person acquiring, directly or indirectly, or holding proxies with respect to, 10% or more of the voting stock of any other person is presumed to have acquired "control of such person." Accordingly, any purchase resulting in the purchaser owning 10% or more of the outstanding Common Stock, in the Offering or otherwise, would require prior approval by applicable regulatory authorities. Such prior approval requirement would also apply to an acquisition of proxies to vote 10% or more of the outstanding Common Stock and, therefore, could delay or prevent a stockholder from acquiring such proxies in a proxy contest. No assurance can be given as to whether CNA Surety would seek to invoke these laws and regulations in the event of a contested solicitation of proxies.

     In addition, the Reorganization Agreement has certain covenants which could have the effect of inhibiting a change of control, including certain supermajority voting rights for a period of two years following the Merger. The Reorganization Agreement contains an agreement whereby CCC and CNA Surety agreed to cause the bylaws of CNA Surety to require approval by 75% of the holders of Common Stock for CNA Surety in order to (i) enter into certain business combinations, (ii) accept proposals to sell all or substantially all of the Company's assets, (iii) amend the bylaw provisions requiring such supermajority voting or (iv) amend the certificate of incorporation.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of the Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. Based on the number of shares of Common Stock outstanding on May 27, 1998, upon completion of this Offering, CNA Surety will have 43,446,119 shares of Common Stock outstanding, of which 16,177,426 shares will be freely tradeable without restriction or future registration under the Securities Act (except those shares acquired by affiliates of the Company). The remaining shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act. As of May 27, 1998, 749,116 shares of Common Stock were issuable upon the exercise of outstanding stock options (111,516 of which are exercisable), which shares have been registered by CNA Surety under the Securities Act and, subject to the reoffer limitations for executive officers and directors of CNA Surety, are freely tradeable without restriction upon issuance. The Company and certain of its current stockholders, holding an aggregate of 27,268,693 shares of Common Stock upon completion of this Offering, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, until 180 days after the date of this Prospectus, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Underwriters. Following the 180-day period, 27,268,693 of the restricted securities will become immediately eligible for sale, subject to the manner of sale, volume, notice and information requirements of Rule 144. In addition, another current stockholder, holding an aggregate of 131,363 shares of Common Stock upon completion of this Offering, has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, his stock, until 30 days after the date of this Prospectus, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Underwriters.

     In addition, while management is not aware of any current intention on the part of CNAF to reduce its ownership of Common Stock, there is no restriction, other than the foregoing 180-day agreement, on CNAF's ability to sell a portion or all of the Common Stock owned by it at some future date (subject to certain limitations under tax and securities laws). Any such sale may have an adverse effect on the market price of the Common Stock. In addition, sales of shares of Common Stock by CNA Surety or CNAF which result in a change of control may affect the relationship between CNA Surety and CNAF. For instance, the trademark license agreement between CNAF and CNA Surety allowing CNA Surety to use the "CNA" name or some derivation thereof, is subject to termination by CNAF if a change of control in CNA Surety occurs. Purchases of additional shares of Common Stock by CNA Surety or CNAF could also have an impact on the market price of the Common Stock; although CNA Surety and CNAF are subject to certain restrictions on such purchases for a period of 18 months following the Merger Date. See "Business of the Company."

                                  THE COMPANY

BUSINESS OVERVIEW

     CNA Surety is an insurance holding company that, through its subsidiaries, develops, markets and underwrites primarily surety bonds. The Company is the largest publicly-traded insurance holding company focused exclusively on the surety business and is one of the leading providers of surety products in the United States. During 1997, the insurance companies now owned by the Company wrote over $266 million of gross written premiums, $244 million of which consisted of surety premiums. For the three months ended March 31, 1998, the Company wrote over $63 million of gross written premiums, $57 million of which consisted of surety premiums.

     The Company was formed to facilitate the merger of the surety business of CNAF with Capsure's insurance subsidiaries, Western Surety and USA. Management believes that the Merger, which occurred on September 30, 1997, resulted in the combination of three complementary surety businesses, each with distinct strengths, product focuses and marketing strategies. The combination of these businesses resulted in a single, larger entity focused on serving the needs of virtually all segments of the surety market, in terms of the types of products offered and the size of bonds available. Based on management's knowledge of the industry, management believes that the Company now offers the broadest range of surety products available in the marketplace and that the Company's branch system and independent agency network are the most extensive in the surety industry, the combination of which provides the Company with a competitive marketing advantage.

     Surety products, unlike the standard two-party insurance policy, are three-party agreements in which the Company as the issuer of the bond (the surety) joins with a second party (the principal) in guaranteeing to a third party (the owner/obligee) the fulfillment of some obligation on the part of the principal. Sureties are generally entitled to recover from the principal any losses and expenses paid to third parties.

     The Company, through its principal insurance subsidiaries, Western Surety and USA, underwrites a broad spectrum of surety bonds. Western Surety writes small fidelity and non-contract bonds and E&O liability insurance. Management believes that Western Surety is the largest writer of smaller commercial surety bonds and attributes Western Surety's volume to its strong capabilities in marketing, distribution and service. In addition, Western Surety underwrites contract surety bonds, primarily for mid to large sized contract accounts, and assumes, on a reinsurance basis, international surety and credit insurance written by CNA Re (London). USA specializes in the underwriting of small contract and commercial surety bonds. Western Surety and USA are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best, Inc. ("A.M. Best"). A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

     The Company principally markets its products in all 50 states, as well as the District of Columbia and Puerto Rico. Its products are marketed primarily through independent producers, including multi-line agents and brokers, many of whom belong to the National Association of Surety Bond Producers. The Company enjoys broad national distribution of its products through approximately 36,000 of the approximately 44,000 independent property and casualty insurance agencies in the United States.

     The Company's primary focus is on evaluating the risk and determining if the principal meets its underwriting requirements for the bond. Accordingly, the Company's surety bond premiums primarily reflect the type and class of risk and related costs associated with both processing the bond transaction and investigating the applicant including, if necessary, an analysis of the applicant's creditworthiness and ability to perform.

     The Company is led by an experienced management team with an average of over twenty years of experience, whose core expertise is in surety underwriting and claims management. Management's underwriting philosophy is disciplined and focused on consistent underwriting profitability. The extent and sophistica-tion of underwriting activity, including the amount of bonding authority granted to independent agents, varies depending on the class of business and the type of bond. For example, contractor accounts and large commercial surety customers undergo extensive credit, financial and managerial review and analysis on a regular basis. Similarly, certain classifications of bonds, such as fiduciary and court appeal bonds, also receive extensive underwriting. On the other hand, the Company requires comparatively little underwriting information for certain low-exposure risks such as notary bonds. The Company's underwriting has resulted in combined ratios of 79.7%, 81.0% and 87.4%, excluding the effects of favorable loss reserve development, for the three months ended March 31, 1998 and on a pro forma basis for the years ended December 31, 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations . . ."

     CNA Surety is a Delaware corporation which was formed for the purpose of the Merger. Prior to the Merger, CNA Surety did not conduct any activities. Its principal insurance subsidiaries are Western Surety, a South Dakota insurance corporation, USA, a Texas insurance corporation, and SBCA, a South Dakota insurance corporation. The mailing address for CNA Surety's principal executive offices is CNA Plaza, Chicago, Illinois, 60685; its telephone number is (312) 822-5000.

                                USE OF PROCEEDS

     The Common Stock being offered hereunder is being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sales of Common Stock by the Selling Stockholders, and will only receive proceeds from the sale of Common Stock hereunder if and to the extent that the Over-Allotment Option is exercised. In the event that the Underwriters elect to exercise their Over-Allotment Option, the Company will sell to the Underwriters up to 658,219 shares of its Common Stock. The net proceeds to the Company from the Offering, assuming exercise of the entire Over-Allotment Option, will be approximately
$               . The Company intends to use such proceeds for general corporate purposes. See "Principal and Selling Stockholders" and "Underwriting."

                                DIVIDEND POLICY

     Since its formation, CNA Surety has not paid any dividends to its stockholders. The Board, however, recently adopted a new dividend policy and intends to pay quarterly dividends, beginning with the fourth quarter of 1998. The declaration and payment of dividends to holders of Common Stock, including the amount and frequency of such dividends, is at the discretion of the Board and depends upon many factors, including CNA Surety's financial condition, operating characteristics, projected earnings and growth, capital requirements of its insurance subsidiaries, debt service obligations and such other factors as the Board deems relevant. The Company expects that the first quarterly dividend, if declared and paid, will be approximately $0.08 per share.

     As an insurance holding company, CNA Surety is dependent upon dividends and other permitted payments from its insurance subsidiaries in order to pay cash dividends, if any, as well as to pay operating expenses and meet debt service requirements. The payment of dividends by the insurance subsidiaries are subject to varying degrees of supervision by the insurance regulatory authorities in South Dakota and Texas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations . . . -- Liquidity and Capital Resources" and "Risk Factors -- Holding Company Structure" and "-- Regulation."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the NYSE under the symbol "SUR." The following table shows the range of high and low sales prices for shares of the Common Stock as reported on the NYSE during the periods indicated. Prior to September 30, 1997, shares of Common Stock were not publicly traded. The reported last sales price of the Common Stock on the NYSE on June 3, 1998 was $15 13/16.

                                                                PRICE RANGE
                                                              OF COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1997
4th Quarter.................................................  $16 1/2   $12 7/8
1998
1st Quarter.................................................  $16 3/8   $14 1/3
2nd Quarter through June 1, 1998............................  $16 3/4   $15

     The number of stockholders of record of Common Stock on June 1, 1998 was approximately 2,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Following are selected financial data for the operations which merged to form CNA Surety, including information with respect to CNA Surety, the Predecessor Operations and Capsure. This information is provided to assist in understanding and evaluating the historical financial information of the various entities that comprise CNA Surety and is not necessarily indicative of the future results of operations of CNA Surety. In addition, selected financial information for CNA Surety as if the Merger had been consummated on January 1, 1996 (pro forma financial data) has been provided to further assist in understanding and evaluating the consolidated financial information of the various entities that comprise CNA Surety.

  SELECTED CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA OF CNA SURETY

     The following financial information is provided for the operations that combined to form CNA Surety for various time periods in 1997 and 1996 as if the Merger had been consummated on January 1, 1996. Periods presented on this basis are therefore marked "pro forma." This pro forma financial information gives effect to the following: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if the $10 per share special cash distribution paid in October 4, 1996 had been made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to, and the incurrence of additional debt by, CNA Surety; (iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the Predecessor Operations; and (v) estimated interest expense related to the additional debt. The pro forma financial information does not include the estimated net investment income resulting from investment of Merger-related cash flows, including (i) the $50 million debt proceeds, (ii) the $52.25 million capital contribution from CCC; and (iii) collection of the receivable in the amount of approximately $117 million from CCC. Information for the three months ended March 31, 1998 is derived from the actual quarterly financial statements of CNA Surety. This information is provided to assist in understanding and evaluating the consolidated financial information of the various entities that comprise CNA Surety and is not necessarily indicative of future results of operations of CNA Surety. The selected consolidated pro forma and historical financial data set forth below should be read in conjunction with the more detailed financial information or financial statements and related notes included in this Prospectus. See "Pro Forma Condensed Statement of Consolidated Operations."

  SELECTED CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA OF CNA SURETY

                                                                               THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,            MARCH 31,
                                               -------------------------   --------------------------
                                                  1996          1997          1997           1998
                                               (PRO FORMA)   (PRO FORMA)   (PRO FORMA)   (HISTORICAL)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues(1)(2).........................   $250,194      $258,682      $ 59,338       $65,534
                                                ========      ========      ========       =======
Gross written premiums.......................   $251,414      $266,418      $ 59,779       $63,848
                                                ========      ========      ========       =======
Net written premiums.........................   $235,186      $257,067      $ 56,128       $61,836
                                                ========      ========      ========       =======
Net earned premiums..........................   $238,330      $243,425      $ 56,125       $58,745
Net losses and LAE(3)........................     41,450         5,648       (26,384)       11,218
Net commissions, brokerage and other.........    150,198       150,631        36,328        35,039
                                                --------      --------      --------       -------
Underwriting income(3).......................     46,682        87,146        46,181        12,488
Net investment income(2).....................     10,796        14,534         3,126         6,789
Net investment gains.........................      1,068           723            87            --
Interest expense.............................      7,660         7,232         1,765         1,821
Non-recurring charges and Merger costs(4)....      8,565        12,087            --            --
Amortization of intangible assets............      5,788         5,788         1,447         1,475
                                                --------      --------      --------       -------
Income before income taxes(2)(3).............     36,533        77,296        46,182        15,981
Income taxes.................................     14,101        42,921        16,771         6,166
                                                --------      --------      --------       -------
Net income(2)(3).............................   $ 22,432      $ 34,375      $ 29,411       $ 9,815
                                                ========      ========      ========       =======
Basic and diluted net income per
  share(2)(3)................................   $   0.52      $   0.79      $   0.68       $  0.23
                                                ========      ========      ========       =======
OPERATING DATA:
Loss ratio(3)................................       17.4%          2.3%        (47.0)%        19.1%
Expense ratio................................       63.0          61.9          64.7          59.6
                                                --------      --------      --------       -------
Combined ratio(3)............................       80.4%         64.2%         17.7%         78.7%
                                                ========      ========      ========       =======

---------------
(1) Includes net earned premiums, net investment income and net investment gains.

(2) Pro forma investment income for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 does not include the pro forma effects of estimated investment income resulting from investment of Merger-related cash flows as described in the introduction to this table. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $14.2 million ($9.2 million net of income taxes, or $0.21 in pro forma earnings per share) and approximately $11.3 million ($7.3 million net of income taxes, or $0.17 in pro forma earnings per share) for the years ended December 31, 1996 and 1997, respectively, and approximately $3.7 million ($2.4 million net of income taxes, or $0.05 in pro forma earnings per share) for the three months ended March 31, 1997.

(3) Includes the effect of recording releases of prior years' loss reserves. The dollar amount and percentage point effect on the loss ratio of these reserve reductions were $16,642 or 7.0 percentage points and $40,886 or 16.8 percentage points for the years ended December 31, 1996 and 1997, respectively, and $36,900 or 65.7 percentage points and $581 or 1.0 percentage point for the three months ended March 31, 1997 and 1998, respectively. The after tax per share effects of recording these reserve reductions were $0.25 and $0.61 per share for the years ended December 31, 1996 and 1997, respectively, and $0.55 and $0.01 per share for the three months ended March 31, 1997 and 1998, respectively.

(4) Capsure incurred $22.0 million, after applicable income taxes, or $0.51 per share, in Merger-related costs in 1997 compared to $5.7 million, after applicable income taxes, or $0.13 per share in non-recurring charges and Merger costs in 1996. In the fourth quarter of 1996, Capsure incurred $1.1 million, after applicable income taxes, or $0.03 per share, in non-recurring Merger costs.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CNA SURETY

     The following selected consolidated historical financial information for CNA Surety at and for periods subsequent to the Merger should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations . . ." and the more detailed information or financial statements of CNA Surety included elsewhere in this Prospectus.

                                                                 SEPTEMBER 30,
                                                              (DATE OF INCEPTION)
                                                                    THROUGH         THREE MONTHS ENDED
                                                                 DECEMBER 31,           MARCH 31,
                                                              -------------------   ------------------
                                                                     1997                  1998
                                                                       (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..............................................       $ 71,284              $ 65,534
                                                                   ========              ========
Gross written premiums......................................       $ 75,252              $ 63,848
                                                                   ========              ========
Net written premiums........................................       $ 73,989              $ 61,836
                                                                   ========              ========
Net earned premiums.........................................       $ 65,433              $ 58,745
Net losses and LAE(1).......................................         12,134                11,218
Net commissions, brokerage and other........................         38,213                35,039
                                                                   --------              --------
Underwriting income(1)......................................         15,086                12,488
Net investment income.......................................          5,766                 6,789
Net investment gains........................................             85                    --
Interest expense............................................          1,831                 1,821
Amortization of intangible assets...........................          1,447                 1,475
                                                                   --------              --------
Income before income taxes(1)...............................         17,659                15,981
Income taxes................................................          6,663                 6,166
                                                                   --------              --------
Net income(1)...............................................       $ 10,996              $  9,815
                                                                   ========              ========
Basic weighted average shares outstanding...................         43,302                43,348
                                                                   ========              ========
Basic and diluted net income per share......................       $   0.25              $   0.23
                                                                   ========              ========
OPERATING DATA:
Loss ratio(1)...............................................           18.5%                 19.1%
Expense ratio...............................................           58.4                  59.6
                                                                   --------              --------
Combined ratio(1)...........................................           76.9%                 78.7%
                                                                   ========              ========

BALANCE SHEET DATA:
Invested assets and cash....................................       $419,667              $427,599
Intangible assets, net of amortization......................        161,962               160,487
Total assets................................................        727,180               740,871
Insurance reserves..........................................        304,217               309,620
Long-term debt..............................................        118,000               118,000
Total liabilities...........................................        470,448               474,348
Stockholders' equity........................................        256,732               266,523
Book value per share........................................           5.93                  6.14
Statutory surplus...........................................        142,429               144,849

---------------

(1) Includes the effect of recording releases of prior years' loss reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions was $647 or 1.0 percentage point for the period from September 30, 1997 (date of inception) through December 31, 1997 and $581 or
    1.0 percentage point for the three months ended March 31, 1998.

         SELECTED CONSOLIDATED FINANCIAL DATA OF PREDECESSOR OPERATIONS

     The following selected consolidated financial information for the Predecessor Operations is derived from and should be read in conjunction with the more detailed information or interim and annual financial statements of the Predecessor Operations included elsewhere in this Prospectus. The selected financial information of the Predecessor Operations does not include data with respect to assets, liabilities (other than insurance reserves) and equity because CNAF did not customarily allocate the investment portfolio or equity of its operating subsidiaries to business units like the Predecessor Operations.

                                                                                                     THREE
                                                                                                    MONTHS      NINE MONTHS
                                                                                                     ENDED         ENDED
                                                               YEARS ENDED DECEMBER 31,            MARCH 31,   SEPTEMBER 30,
                                                       -----------------------------------------   ---------   -------------
                                                         1993       1994     1995(1)      1996       1997          1997
                                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues.......................................  $ 72,632   $ 77,981   $130,603   $149,069   $  33,829     $108,564
                                                       ========   ========   ========   ========   =========     ========
Gross written premiums...............................  $ 88,040   $ 94,182   $136,605   $155,208   $  33,042     $116,075
                                                       ========   ========   ========   ========   =========     ========
Net written premiums.................................  $ 73,005   $ 82,064   $122,012   $143,904   $  30,480     $108,630
                                                       ========   ========   ========   ========   =========     ========
Net earned premiums..................................  $ 72,632   $ 77,981   $130,603   $149,069   $  33,829     $108,564
Net losses and LAE(2)................................    12,508      8,580     32,440     33,006     (27,612)     (11,516)
Amortization of deferred policy acquisition costs....    27,928     34,202     58,243     66,382      14,753       48,075
Other direct expenses(3).............................     6,029      6,716     11,840     13,268       3,996       10,173
Policyholders' dividends.............................     1,005      1,009      1,508      1,965         814        1,426
                                                       --------   --------   --------   --------   ---------     --------
Excess of net earned premiums over direct operating
  expenses before income taxes(2)(3).................  $ 25,162   $ 27,474   $ 26,572   $ 34,448   $  41,878     $ 60,406
                                                       ========   ========   ========   ========   =========     ========
OPERATING DATA:
Loss ratio(2)........................................      17.2%      11.0%      24.8%      22.1%      (81.6)%      (10.6)%
Expense ratio(3).....................................      48.2       53.8       54.8       54.8        57.8         55.0
                                                       --------   --------   --------   --------   ---------     --------
Combined ratio(2)(3).................................      65.4%      64.8%      79.6%      76.9%      (23.8)%       44.4%
                                                       ========   ========   ========   ========   =========     ========
BALANCE SHEET DATA:
Insurance reserves(4)................................  $112,764   $111,695   $239,716   $214,828   $ 177,586     $183,491

---------------
(1) CNAF acquired CIC in May 1995. Results include the surety operations of CIC since its acquisition in May 1995 which affects the comparability of financial information.

(2) Includes the effect of recording releases of prior year loss reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve reductions, were $8,454 or 10.8 percentage points, $10,846 or 8.3 percentage points and $9,742 or 6.5 percentage points for the years ended December 31, 1994, 1995 and 1996, respectively, $35,000 or 103.5 percentage points for the three months ended March 31, 1997 and $35,000 or 32.2 percentage points for the nine months ended September 30, 1997.

(3) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the Predecessor Operations by CNAF or its subsidiaries. Accordingly, the comparability of this data or other data that include such costs is affected.

(4) The insurance reserves include both loss and LAE and unearned premium reserves. These reserves are shown before the effects of ceded reinsurance. In accordance with the Reorganization Agreement and related reinsurance agreements, these reserves, as of the Merger Date, were transferred to Western Surety, net of reinsurance which totaled $28,362, $21,098, $31,060 and $21,779 at December 31, 1993, 1994, 1995 and 1996, respectively, $20,848 for the three months ended March 31, 1998 and $9,979 for the nine months ended September 30, 1997.

                SELECTED CONSOLIDATED FINANCIAL DATA OF CAPSURE

     The following financial information should be read in conjunction with Capsure's consolidated financial statements and the notes thereto, for each of the three years in the period ended December 31, 1996, included elsewhere in this Prospectus.

                                                                                                                 THREE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                         YEARS ENDED DECEMBER 31,              MARCH 31,
                                                              ----------------------------------------------   ---------
                                                                 1993      1994(1)(2)      1995     1996(3)      1997
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..............................................   $107,915     $112,555     $117,510   $110,650   $ 25,509
                                                               ========     ========     ========   ========   ========
Gross written premiums......................................   $100,775     $102,356     $111,398   $107,269   $ 26,737
                                                               ========     ========     ========   ========   ========
Net written premiums........................................   $ 88,306     $ 90,578     $ 97,728   $ 95,109   $ 25,648
                                                               ========     ========     ========   ========   ========
Net earned premiums.........................................   $ 86,029     $ 92,481     $ 98,692   $ 92,491   $ 22,296
                                                               ========     ========     ========   ========   ========
Underwriting income.........................................   $ 15,224     $ 15,233     $ 44,831   $ 19,233   $  5,691
Net investment income.......................................     19,815       19,129       20,471     16,444      3,126
Net investment gains (losses)...............................      2,071          945       (1,653)     1,715         87
Interest expense............................................      6,280        4,726        4,103      1,717      1,003
Write-off of unamortized deferred loan fees(4)..............         --        1,556           --        700         --
Non-recurring compensation and Merger costs(5)..............         --           --           --      7,865         --
Amortization and impairment of goodwill and
  intangibles(6)............................................      3,407        3,365       16,853      2,761        698
Other expenses, net.........................................      1,905        1,881        2,442      2,789        668
                                                               --------     --------     --------   --------   --------
Income before income taxes..................................     25,518       23,779       40,251     21,560      6,535
Income taxes................................................      9,234        9,401       19,721      8,181      2,722
                                                               --------     --------     --------   --------   --------
Net income (loss)...........................................   $ 16,284     $ 14,378     $ 20,530   $ 13,379   $  3,813
                                                               ========     ========     ========   ========   ========
OPERATING DATA:
Loss ratio(7)...............................................       23.2%        25.2%        (7.5)%     10.9%       5.5%
Expense ratio...............................................       59.1         58.3         62.1       68.3       69.0
                                                               --------     --------     --------   --------   --------
Combined ratio(7)...........................................       82.3%        83.5%        54.6%      79.2%      74.5%
                                                               ========     ========     ========   ========   ========
BALANCE SHEET DATA:
Invested assets and cash(2).................................   $317,077     $305,898     $307,556   $165,268   $166,381
Intangible assets, net of amortization......................     85,566      102,130       84,158     75,956     75,253
Total assets................................................    530,075      553,370      514,768    313,139    315,489
Insurance reserves..........................................    205,188      225,671      202,842    108,444    111,327
Long-term debt..............................................     85,214       71,000       25,000     60,000     59,000
Total liabilities...........................................    322,450      328,505      257,464    190,556    190,358
Stockholders' equity(2)(3)..................................    207,625      224,865      257,304    122,583    125,131

---------------
(1) Capsure acquired USA in September 1994. The inclusion of the results of USA since the date of its acquisition affects the comparability of financial information.

(2) Effective January 1, 1994, Capsure adopted Statement of Financial Accounting Standards ("FAS") No. 115.

(3) Capsure disposed of United Capitol Holding Company and its subsidiaries (collectively, "United Capitol") on May 22, 1996. The inclusion of the results of United Capitol through May 22, 1996 and the payment of a $10.00 per share ($156,248) special cash distribution on October 4, 1996 effects the comparability of financial information.

(4) Capsure incurred a $700 charge in 1996 related to the refinancing of its revolving credit facility and a similar charge of $1,556 in 1994 for the early retirement of bank term loans.

(5) Capsure incurred a non-recurring compensation charge of $6,341 in 1996 for the repricing of all outstanding common stock options in connection with a $10.00 per share special cash distribution paid on October 4, 1996 and an additional $1,524 in non-recurring Merger-related expenses.

(6) Amortization and impairment of goodwill and intangibles for 1995 included a write-down of approximately $13,200 of goodwill associated with the 1990 United Capitol acquisition to reflect the estimated net realizable value on the sale of those operations.

(7) Capsure's incurred losses and LAE in 1995 were reduced by approximately $29,100, net of reinsurance, as a result of favorable claim settlements and certain changes in estimates relating to insured events of prior years, of which approximately $23,200, net of reinsurance, related to United Capitol.

            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

BASIS OF PREPARATION

     The following Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 1997 reflects the effects of the Merger and various transactions related to the Merger as if the Merger had been consummated on January 1, 1996. This pro forma financial statement gives effect to the following, all of which are set forth in greater detail in the explanatory notes to the pro forma financial statements: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if a $10 per share ($156.2 million) special cash distribution paid on October 4, 1996 had been made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to, and the incurrence of additional debt by, CNA Surety; (iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the Predecessor Operations; and (v) estimated interest expense related to the additional debt. This Pro Forma Condensed Statement of Consolidated Operations is the source for the pro forma financial data for the year ended December 31, 1997 which is set forth in the Summary Consolidated Pro Forma and Historical Financial Data and the Selected Consolidated Pro Forma Historical Financial Data which are included elsewhere in this Prospectus. The adjustments necessary for deriving the pro forma results of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 are similar to the adjustments described above and, therefore, pro forma condensed statements of operations for these periods are not presented herein.

     The accompanying Pro Forma Condensed Statement of Consolidated Operations does not include the estimated net investment income resulting from investment of Merger-related cash flow, including (i) the $50 million debt proceeds drawn by CNA Surety under the Credit Facility and contributed to Western Surety, (ii) the $52.25 million capital contribution from CCC, and (iii) collection of the receivable in the amount of approximately $117 million from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $11.3 million ($7.3 million net of tax, or $0.17 in pro forma earnings per share) for the year ended December 31, 1997.

PURCHASE ACCOUNTING

     The Merger has been accounted for by CNA Surety as an acquisition of Capsure, using purchase accounting. Accordingly, the assets and liabilities of Capsure which form the basis of measuring subsequent results of operations were reflected at their estimated fair value as of the assumed acquisition date. The purchase price was $182.1 million, which is based on the traded market price of shares of Capsure common stock of $11.00 per share, the estimated fair market value of the Capsure Options and the estimated Merger-related costs of the Predecessor Operations.

LIMITATIONS AND INSTRUCTIONS

     The Pro Forma Condensed Statement of Consolidated Operations should be read in conjunction with the accompanying explanatory notes, the financial statements of Capsure and Predecessor Operations and the notes thereto, and the other financial information pertaining to Capsure and Predecessor Operations included in this Prospectus. The Pro Forma Condensed Statement of Consolidated Operations is intended for information purposes only and is not necessarily indicative of the results of operations which would have been achieved and reported had the Merger and related transactions been consummated on the date assumed, nor is it necessarily indicative of the future consolidated operating results of CNA Surety.

                                   CNA SURETY

            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                        CNA SURETY
                                                 NINE MONTHS ENDED      ------------------------------------------
                                                 SEPTEMBER 30, 1997     SEPTEMBER 30,
                                               ----------------------      THROUGH       PRO FORMA     PRO FORMA
                                                          PREDECESSOR   DECEMBER 31,    ACCOUNTING     CONDENSED
                                               CAPSURE    OPERATIONS        1997        ADJUSTMENTS   CONSOLIDATED
(Dollars in thousands, except per share data)  --------   -----------   -------------   -----------   ------------
Revenues:
  Net earned premiums...................       $ 69,428    $108,564        $65,433        $    --       $243,425
  Net investment income.................          8,768          --          5,766             --         14,534*
  Net investment gains..................            638          --             85             --            723
                                               --------    --------        -------        -------       --------
     Total revenues.....................         78,834     108,564         71,284             --        258,682
                                               --------    --------        -------        -------       --------
Expenses:
  Net losses and LAE....................          5,030     (11,516)        12,134             --          5,648
  Net commissions, brokerage and other
     underwriting.......................         50,585      59,392         38,213          2,441a       150,631
  Interest expense......................          2,961          --          1,831          2,440b         7,232
  Non-recurring charges and Merger costs...      12,087          --             --             --         12,087
  Amortization of intangible assets.....          2,094         282          1,447          1,965c         5,788
                                               --------    --------        -------        -------       --------
     Total expenses.....................         72,757      48,158         53,625          6,846        181,386
                                               --------    --------        -------        -------       --------
Income before income taxes..............          6,077      60,406         17,659         (6,846)        77,296
Income taxes............................         16,995      21,241          6,663         (1,978)a,b     42,921
                                               --------    --------        -------        -------       --------
Net income (loss).......................       $(10,918)   $ 39,165        $10,996        $(4,868)*     $ 34,375*
                                               ========    ========        =======        =======       ========
Basic weighted average shares outstanding...                                43,302                        43,302
                                                                           =======                      ========
Diluted weighted average shares
  outstanding...........................                                    43,552                        43,552
                                                                           =======                      ========
Basic net income per share..............                                   $  0.25                      $   0.79*
                                                                           =======                      ========
Diluted net income per share............                                   $  0.25                      $   0.79*
                                                                           =======                      ========

---------------
* Amounts do not include the estimated investment income that would have been earned by the Predecessor Operations. See Note 2 to Pro Forma Condensed Statement of Consolidated Operations.

  SEE BASIS OF PREPARATION, PURCHASE ACCOUNTING, LIMITATIONS AND INSTRUCTIONS,
     AND NOTES TO PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

       NOTES TO PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

NOTE 1. MERGER AND PURCHASE ACCOUNTING ADJUSTMENTS

     The Predecessor Operations and Capsure merged their operations on September 30, 1997 into CNA Surety according to terms and conditions discussed elsewhere in this Prospectus.

     This transaction has been accounted for by CNA Surety as an acquisition of Capsure, using purchase accounting. The purchase price for Capsure has been allocated to Capsure's assets that were acquired and to Capsure's liabilities that were assumed based on the estimated fair value of such assets and liabilities at the Merger Date. The purchase price for the outstanding shares of Capsure common stock was determined as follows (dollars in thousands):

Traded value of Capsure shares to be exchanged at $11.00 per share.....................................................  $178,177
Value of Capsure options....................................     2,527
Predecessor Operations' Merger-related costs................     1,358
                                                              --------
Total purchase price........................................  $182,062
                                                              ========

     The purchase price was allocated as follows (dollars in thousands):

Capsure net assets at historical cost.......................  $100,875
Fair value adjustments:
  Purchased intangibles.....................................   (73,844)
  Intangibles arising from Merger...........................   155,031
                                                              --------
Purchase price..............................................  $182,062
                                                              ========

     Pro Forma Condensed Statement of Consolidated Operations

     The Pro Forma Condensed Statement of Consolidated Operations gives effect to the adjustments necessary to reflect the Merger and other transactions as if the Merger and the other transactions had occurred on January 1, 1997. Those adjustments and their effects on revenues, expenses, income taxes and net income for the nine months ended September 30, 1997 which preceded the Merger are summarized and explained below (dollars in following table and footnotes in thousands, except per share amounts). Results of operations from September 30, 1997 through December 31, 1997 which comprise the remainder of 1997 are derived from the actual financial statements of CNA Surety.

                                                                                 INCOME      NET
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997               REVENUES   EXPENSES    TAXES     INCOME
--------------------------------------------               --------   --------   -------   --------
                                                                        ADD (SUBTRACT)
Pro forma adjustments:
  (a) Record the expense effects of estimated indirect
      and overhead expenses allocable to the Predecessor
      Operations.(2).....................................  $    --     $2,441    $  (854)  $ (1,587)
  (b) Record the estimated interest expense adjustment(1)
      related to the total pro forma debt................       --      2,440       (854)    (1,586)
  (c) Record additional amortization of intangible assets
      resulting from the Merger and related transactions,
      using useful lives of 20 to 30 years...............       --      1,965       (270)    (1,695)
                                                           -------     ------    -------   --------
            Total pro forma adjustments..................  $    --     $6,846    $(1,978)  $ (4,868)
                                                           =======     ======    =======   ========

(1) The estimated interest expense adjustment is comprised of (i) the interest expense on the additional $63,000 of debt and (ii) the adjustment to interest expense on Capsure's pre-Merger debt, based on the terms of the Credit Facility. Based on the terms of the Credit Facility, the average interest rates for the nine months ended September 30, 1997 (Merger Date) would have been 5.86%.

(2) The estimate of overhead and other indirect expenses of $2,441 for the nine months ended September 30, 1997 (Merger Date) was determined pursuant to the terms of the Administrative Services Agreement and assumes that all services offered thereunder were purchased by CNA Surety. The estimated cost of such services was based on the rates set forth in the Administrative Services Agreement and management's best estimate of usage of each of the services to be provided, without giving effect to any potential savings resulting from the Merger. CNA Surety is under no obligation to purchase any services under the Administrative Services Agreement.

NOTE 2.  INVESTMENT INCOME

     The accompanying Pro Forma Condensed Statement of Consolidated Operations does not include the estimated net investment income resulting from investment of Merger-related cash flow, including (i) the $50 million debt proceeds drawn by CNA Surety under the Credit Facility and contributed to Western Surety, (ii) the $52.25 million capital contribution from CCC, and (iii) collection of the receivable in the amount of approximately $117 million from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase by approximately $11.3 million ($7.3 million net of tax, or $0.17 in pro forma earnings per share) for the year ended December 31, 1997.

NOTE 3.  SIGNIFICANT NON-RECURRING CHARGES

     Capsure incurred $22.0 million, after applicable income taxes, or $0.51 per share, in Merger-related costs during the nine months ended September 30, 1997. Income tax expense for this nine month period for Capsure includes the effects of the limitations placed on CNA Surety's ability to utilize Capsure's NOL carryforwards to offset future taxable income.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS OF CNA SURETY AND OF THE STATEMENT OF CERTAIN
       ASSETS AND LIABILITIES AND THE STATEMENTS OF CERTAIN REVENUES AND
            DIRECT OPERATING EXPENSES OF THE PREDECESSOR OPERATIONS

GENERAL

     The following is a discussion and analysis of CNA Surety and its insurance subsidiaries' operating results, financial condition, liquidity and capital resources as well as a discussion of the Predecessor Operations' special purpose Statement of Certain Assets and Liabilities and special purpose Statements of Certain Revenues and Direct Operating Expenses. This discussion should be read in conjunction with the Consolidated Financial Statements of CNA Surety and notes thereto and the Statement of Certain Assets and Liabilities and Statements of Certain Revenues and Direct Operating Expenses and the related notes thereto of the Predecessor Operations.

FORMATION OF CNA SURETY AND MERGER

     Pursuant to the Merger, CNAF and Capsure combined the surety business of CNAF, referred to herein as the Predecessor Operations, with Capsure's insurance subsidiaries, Western Surety and USA, under the control of a newly-formed holding company, CNA Surety. CIC and CCC were the principal operating subsidiaries of CNAF that wrote the surety line of business for their own account prior to the Merger. CIC was acquired by CNAF on May 10, 1995.

     Pursuant to the Reorganization Agreement, the Predecessor Operations and Capsure's insurance businesses were merged on the Merger Date. CNAF, through its property and casualty subsidiaries, CCC and CIC, contributed $52.25 million of capital to CNA Surety. Through reinsurance agreements, CCC and CIC ceded to Western Surety all of their net unearned premiums and loss and LAE reserves, as of the Merger Date, and will cede to Western Surety all surety business written or renewed by CCC or CIC for a period of five years thereafter. Further, CCC and CIC have assumed or agreed to assume the obligation for any adverse development on recorded reserves for the Predecessor Operations as of the Merger Date, to limit the loss ratio on certain defined business written by CNA Surety through December 31, 2000 and to provide certain additional excess of loss reinsurance. CCC also agreed to provide certain administrative services at specified rates, subject to inflationary increases, for the three years after the Merger if CNA Surety elects to purchase such services. See "Certain Relationships and Related Transactions."

FINANCIAL STATEMENT PRESENTATION

     As set forth in Note 1 to the Consolidated Financial Statements, the results of the Predecessor Operations did not reflect investment income and investment gains and losses. Additionally, certain general and administrative expenses, which were indirect or overhead in nature, were not allocated to the Predecessor Operations by CNAF. As a result of these factors and because the Merger with Capsure significantly affected the combined organization, it is not useful to compare CNA Surety results for the first quarter of 1998 to Predecessor Operations results for the first quarter of 1997, and the CNA Surety results from September 30, 1997 (date of inception) through December 31, 1997 to Predecessor Operations results for the fourth quarter ended December 31, 1996. Also, a comparison of the results of operations of the Predecessor Operations for the nine months ended September 30, 1997 to the year ended December 31, 1996 would not be useful due to the different reporting periods of nine and twelve months.

     Accordingly, the remainder of this discussion and analysis is formatted to compare information for CNA Surety for various time periods as if the Merger had been consummated on January 1, 1996. Periods presented on this basis are therefore marked "pro forma." This pro forma financial information gives effect to the following: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if the $10 per share ($156.2 million) special cash distribution paid on October 4, 1996 had been made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to, and the incurrence of additional debt by, CNA Surety; (iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the Predecessor

Operations; and (v) estimated interest expense related to the additional debt. The pro forma financial information does not include the estimated net investment income resulting from investment of Merger-related cash flows, including (i) the $50 million debt proceeds, (ii) the $52.25 million capital contribution from CCC and (iii) collection of the receivable from CCC. See "Selected Consolidated Pro Forma and Historical Financial Data of CNA Surety" and "Pro Forma Condensed Statement of Consolidated Operations."

RESULTS OF OPERATIONS

  ANALYSIS OF CNA SURETY RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE PRO FORMA THREE MONTHS ENDED MARCH 31, 1997

     The components of income for the Company for the three months ended March 31, 1998 and 1997 are summarized as follows:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                               1998        1997
                                                                        (PRO FORMA)
                                                                   (DOLLARS IN
                                                              THOUSANDS, EXCEPT PER
                                                                   SHARE DATA)
Total revenues(1)...........................................  $65,534     $59,338
                                                              =======     =======
Underwriting income(2)......................................  $12,488     $46,181
Net investment income(1)....................................    6,789       3,126
Net investment gains........................................       --          87
Interest expense............................................    1,821       1,765
Amortization of intangible assets...........................    1,475       1,447
                                                              -------     -------
Income before income taxes..................................   15,981      46,182
Income taxes................................................    6,166      16,771
                                                              -------     -------
Net income..................................................  $ 9,815     $29,411
                                                              =======     =======
Basic net income per share..................................  $  0.23     $  0.68
                                                              =======     =======

---------------
(1) Pro forma revenues and net investment income for the three months ended March 31, 1997 do not include the pro forma effects of estimated investment income resulting from investment of Merger-related cash flows. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $14,200 (approximately $9,200 net of income taxes, or $0.21 in pro forma earnings per share) and approximately $11,300 (approximately $7,300 net of income taxes, or $0.17 in pro forma earnings per share) for the years ended December 31, 1996 and 1997, respectively, and approximately $3,700 (approximately $2,400 net of income taxes, or $0.05 in pro forma earnings per share) for the three months ended March 31, 1997.

(2) Includes $581 of favorable reserve development for the three months ended March 31, 1998. Includes $36,900 of favorable reserve development for the three months ended March 31, 1997 of which $35,000 is related to the Predecessor Operations and is principally related to accident years prior to 1996.

  Insurance Underwriting

     Underwriting results for the Company for the three months ended March 31, 1998 and 1997 are summarized in the following table:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1998        1997
                                                                         (PRO FORMA)
                                                              (DOLLARS IN THOUSANDS)
Gross written premiums......................................  $ 63,848    $ 59,779
                                                              ========    ========
Net written premiums........................................  $ 61,836    $ 56,128
                                                              ========    ========
Net earned premiums.........................................  $ 58,745    $ 56,125
Net losses and LAE(1).......................................    11,218     (26,384)
Net commissions, brokerage and other........................    35,039      36,328
                                                              --------    --------
Underwriting income.........................................  $ 12,488    $ 46,181
                                                              ========    ========
Loss ratio(1)...............................................      19.1%      (47.0)%
Expense ratio...............................................      59.6        64.7
                                                              --------    --------
Combined ratio(1)...........................................      78.7%       17.7%
                                                              ========    ========

---------------
(1) Includes $581 of favorable reserve development for the three months ended March 31, 1998. Includes $36,900 of favorable reserve development for the three months ended March 31, 1997 of which $35,000 is related to the Predecessor Operations and is principally related to accident years prior to 1996.

  Premiums Written

     CNA Surety primarily markets contract and commercial surety bonds. Contract bonds guarantee obligations covered by a written agreement between two parties. The most common types include bid, performance and payment bonds. The commercial surety market includes numerous types of bonds categorized as court judicial, court fiduciary, public official, license and permit, and many miscellaneous bonds that include guarantees of financial performance. The Company also writes fidelity bonds that cover losses arising from employee dishonesty and E&O liability insurance.

Gross written premiums are shown in the table below:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                               1998        1997
                                                                        (PRO FORMA)
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
Commercial..................................................  $30,689     $28,166
Contract....................................................   26,200      25,120
Fidelity....................................................    4,434       4,241
E&O and other...............................................    2,525       2,252
                                                              -------     -------
                                                              $63,848     $59,779
                                                              =======     =======

     Gross written premiums increased 6.8%, or $4.1 million, in the first quarter ended March 31, 1998 compared to the pro forma first quarter of 1997. Commercial surety gross written premiums were up 9.0% in the first quarter of 1998 compared to pro forma first quarter 1997. The increase in commercial surety premium was largely due to the Company's continued international expansion which began in 1997. The Company assumed $2.5 million of international surety and credit premium in the first quarter of 1998 under a quota share reinsurance treaty with CNA Re (London), an affiliate of CCC. Exclusive of the international surety and credit business, commercial surety gross written premiums were comparable to first quarter 1997. The contract business increased by 4.3% over first quarter 1997 results. The fidelity and other business, primarily written by Western Surety, increased 7.2% in the first quarter of 1998. These increases are primarily due to growth in the small contract surety and other businesses marketed through the Western Surety agency force.

Net written premiums are shown in the table below:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                               1998        1997
                                                                        (PRO FORMA)
                                                                   (DOLLARS IN
                                                                   THOUSANDS)

Commercial..................................................  $30,257     $26,213
Contract....................................................   25,240      23,963
Fidelity....................................................    4,411       4,230
E&O and other...............................................    1,928       1,722
                                                              -------     -------
                                                              $61,836     $56,128
                                                              =======     =======

     For the quarter ended March 31, 1998, net written premiums increased 10.2%, or $5.7 million, over the comparable period in 1997. Net written premiums were up primarily due to a 15.4% increase in commercial surety business in the first quarter of 1998. The increase in commercial net written premiums includes the aforementioned $2.5 million of assumed international surety and credit business as well as the effects of increased net retentions of commercial surety risks effective October 1, 1997. Net written premiums, exclusive of the international business, increased 5.7% for the three months ended March 31, 1998. Net written premiums for contract surety increased 5.3%, or $1.3 million, for the first quarter of 1998. Net written premiums for fidelity and other lines increased 6.5% for the first quarter of 1998 to $6.3 million. These increases are primarily due to growth in the small contract surety and other businesses marketed through the Western Surety agency force.

  Underwriting Income

     Underwriting income was $12.5 million in the first quarter of 1998 compared to $46.2 million in the pro forma first quarter of 1997. The first quarter 1997 results include a significant amount of favorable loss reserve development as more fully described below.

  Loss Ratio

     The loss ratio for the first quarter 1998 was 19.1% compared to (47.0)% for the pro forma first quarter of 1997. Excluding the impact of the favorable reserve development of $0.6 million and $36.9 million in the first quarter of 1998 and 1997, respectively, the loss ratios would have been 20.1% and 18.7%, respectively. The increase in the adjusted loss ratio is primarily associated with the addition of the international surety and credit business, which is characterized by relatively higher loss ratios than the Company's domestic surety business. Approximately $35.0 million in favorable reserve development in the first quarter of 1997 relates to the Predecessor Operations. Based on the Predecessor Operations' study of reserves, management determined that it had been overly cautious in interpreting claim data and had discounted favorable trends. Consistent with the Predecessor Operations' regular study of reserve levels, the Predecessor Operations released $35.0 million of prior year reserves in the first quarter of 1997. Approximately $33.0 million of this reserve development related to CIC and principally to accident years prior to 1996.

  Expense Ratio

     The expense ratio decreased to 59.6% in the first quarter of 1998 compared to 64.7% in the pro forma first quarter of 1997. The decline in the Company's expense ratio for the quarter was largely due to the larger scale of the combined organization as net earned premiums increased 4.7% for the quarter while total underwriting expenses decreased 3.5%. The $1.3 million decline in underwriting expenses on a pro forma basis for the quarter is not necessarily indicative of a trend management expects to continue near term.

  Investment Income

     Net investment income was $6.8 million for the first quarter of 1998 compared to $3.1 million for the pro forma first quarter of 1997. The increase in investment income for the first quarter of 1998 is the result of higher invested cash balances in the first quarter of 1998 which reflects the investment of Merger-related cash flows. As described below, pro forma investment income for the first quarter of 1997 does not include any estimate of net investment income resulting from investment of Merger-related cash flows. The average pretax yield was 6.5% for the three months ended March 31, 1998.

     The unaudited pro forma financial information for the first quarter of 1997 does not include the estimated net investment income resulting from investment of Merger-related cash flows, including (i) the $50 million of debt proceeds,
(ii) the $52.25 million capital contribution from CCC, and (iii) collection of the receivable from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $3.7 million ($2.4 million net of income taxes, or $0.05 in pro forma earnings per share) for the three months ended March 31, 1997.

  Analysis of Other Operations

     Amortization of intangible assets was $1.5 million for the first quarter of 1998, compared to $1.4 million for pro forma first quarter ended March 31, 1997. Intangible assets represent goodwill and identified intangibles arising from the acquisition of Capsure and goodwill arising from the May 1995 acquisition of CIC by CNAF that was allocated to the surety business of CIC. Intangible assets are generally amortized over 30 years.

     Interest expense for the first quarter of 1998 increased 3.2% compared to the pro forma first quarter 1997. The weighted average interest rate was 5.8% compared to 5.7% in the first quarter of 1997.

  Income Taxes

     Income tax expense was $6.2 million for the first quarter ended March 31, 1998 compared to $16.8 million for the pro forma first quarter of 1997 (which includes approximately $12.9 million of income tax expense related to the $36.9 million favorable reserve development). The effective income tax rates for the three months ended March 31, 1998 and 1997 were 38.6% and 36.3%, respectively.

  ANALYSIS OF CNA SURETY RESULTS FOR THE PERIOD FROM SEPTEMBER 30, 1997 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND THE PRO FORMA THREE MONTHS ENDED DECEMBER 31, 1996 AND PRO FORMA YEARS ENDED DECEMBER 31, 1997 AND 1996

     A discussion of CNA Surety's results for the period from September 30, 1997 (date of inception) through December 31, 1997 compared to pro forma results of operations for the comparative period in 1996 and a discussion of pro forma results of operations for the years ended December 31, 1997 and 1996 follows. The operating results of CNA Surety for the period from September 30, 1997 (date of inception) through December 31, 1997 are hereinafter referred to as the customarily subscribed terms "Three Months Ended" or "Fourth Quarter."

     The components of income for the Company for the three months and years ended December 31, 1997 and 1996 are summarized as follows:

                                                        THREE MONTHS ENDED         YEARS ENDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                       ---------------------   -------------------
                                                        1997        1996         1997       1996
                                                                 (PRO FORMA)       (PRO FORMA)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
Total revenues.......................................  $71,284     $62,754     $258,682   $250,194
                                                       =======     =======     ========   ========
Underwriting income..................................  $15,086     $ 8,989     $ 87,146   $ 46,682
Net investment income................................    5,766       2,866       14,534     10,796
Net investment gains.................................       85          19          723      1,068
Interest expense.....................................    1,831       1,807        7,232      7,660
Non-recurring charges and Merger costs...............       --       1,524       12,087      8,565
Amortization of intangible assets....................    1,447       1,447        5,788      5,788
                                                       -------     -------     --------   --------
Income before income taxes...........................   17,659       7,096       77,296     36,533
Income taxes.........................................    6,663       2,751       42,921     14,101
                                                       -------     -------     --------   --------
Net income...........................................  $10,996     $ 4,345     $ 34,375   $ 22,432
                                                       =======     =======     ========   ========
Basic and diluted net income per share...............  $  0.25     $  0.10     $   0.79   $   0.52
                                                       =======     =======     ========   ========

  Insurance Underwriting

     Underwriting results for the Company for the three months and years ended December 31, 1997 and 1996 are summarized in the following table:

                                                        THREE MONTHS ENDED         YEARS ENDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                       ---------------------   -------------------
                                                        1997        1996         1997       1996
                                                                 (PRO FORMA)       (PRO FORMA)
                                                                 (DOLLARS IN THOUSANDS)
Gross written premiums...............................  $75,252     $64,126     $266,418   $251,414
                                                       =======     =======     ========   ========
Net written premiums.................................  $73,989     $59,808     $257,067   $235,186
                                                       =======     =======     ========   ========
Net earned premiums..................................  $65,433     $59,869     $243,425   $238,330
Net losses and LAE...................................   12,134      11,237        5,648     41,450
Net commissions, brokerage and other.................   38,213      39,643      150,631    150,198
                                                       -------     -------     --------   --------
Underwriting income..................................  $15,086     $ 8,989     $ 87,146   $ 46,682
                                                       =======     =======     ========   ========
Loss ratio...........................................     18.5%       18.8%         2.3%      17.4%
Expense ratio........................................     58.4        66.2         61.9       63.0
                                                       -------     -------     --------   --------
Combined ratio.......................................     76.9%       85.0%        64.2%      80.4%
                                                         =====     =======       ======     ======

  Premiums Written

     Gross written premiums are shown in the table below:

                                                        THREE MONTHS ENDED         YEARS ENDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                       ---------------------   -------------------
                                                        1997        1996         1997       1996
                                                                 (PRO FORMA)       (PRO FORMA)
                                                                 (DOLLARS IN THOUSANDS)
Commercial...........................................  $40,638     $27,490     $120,660   $105,401
Contract.............................................   29,185      31,639      123,014    124,477
Fidelity.............................................    3,495       3,404       15,762     15,134
E&O and other........................................    1,934       1,593        6,982      6,402
                                                       -------     -------     --------   --------
                                                       $75,252     $64,126     $266,418   $251,414
                                                       =======     =======     ========   ========

     Gross written premiums increased 17.4%, or $11.1 million, in the fourth quarter ended December 31, 1997 compared to the fourth quarter of 1996 and gross written premiums increased 6.0%, or $15.0 million, for the year ended December 31, 1997 compared to 1996. These increases were primarily attributable to $10.1 million of international surety and credit business assumed in the fourth quarter of 1997, as a result of the Company's initiative to more aggressively expand its products and services into the international markets. In 1997, CNA Surety expanded into the international surety and credit insurance market through a quota share reinsurance treaty with CNA Re (London), an affiliate of CCC. Commercial surety, exclusive of international surety and credit business, increased 11.0% for the fourth quarter and 4.9% for the year ended December 31, 1997, respectively. The fidelity and other book of business, primarily written by Western Surety, increased 8.6% and 5.6% in the fourth quarter and year ended December 31, 1997, respectively. These increases in commercial surety and fidelity and other business were offset by a decrease in contract surety business of 7.8% in the fourth quarter and 1.2% for the full year ended December 31, 1997. The decreases in contract surety reflect the competitive pressures primarily in the medium to large contract segment of the market and, to a lesser extent, the timing of contractor accounts being awarded new business by their customers.

     Net written premiums are shown in the table below:

                                                        THREE MONTHS ENDED         YEARS ENDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                       ---------------------   -------------------
                                                        1997        1996         1997       1996
                                                                 (PRO FORMA)       (PRO FORMA)
                                                                 (DOLLARS IN THOUSANDS)
Commercial...........................................  $41,272     $25,157     $118,160   $ 97,407
Contract.............................................   27,836      30,170      118,138    118,268
Fidelity.............................................    3,516       3,395       15,750     15,090
E&O and other........................................    1,365       1,086        5,019      4,421
                                                       -------     -------     --------   --------
                                                       $73,989     $59,808     $257,067   $235,186
                                                       =======     =======     ========   ========

     For the three months ended December 31, 1997, net written premiums increased 23.7%, or $14.2 million, over the comparable period in 1996. For the year ended December 31, 1997, net written premiums increased 9.3%, or $21.9 million, over the comparable period in 1996. Net written premiums were up primarily due to a 21.3% increase in commercial surety business in 1997. The increase in commercial net written premiums includes the addition of the aforementioned international surety and credit business as well as relatively strong growth in Western Surety's core small commercial surety business throughout 1997. Net written premiums, exclusive of the international business, increased 6.8% and 5.0% for the three months and year ended December 31, 1997, respectively. The rise in commercial net written premiums was offset by a decrease in contract surety net written premiums as a result of the competitive market conditions that exist in the contract surety market. Net written premiums for contract surety decreased 7.7%, or $2.3 million, for the quarter and were down slightly for the year ended December 31, 1997. The Company also renegotiated its reinsurance agreements with its reinsurers increasing the Company's net retention to $5.0 million per principal (e.g., the contractor on contract surety bonds) on its commercial surety business. In the fourth quarter of 1997, the Company received $3.8 million in previously ceded reinsurance premium from its reinsurers. Absent this returned premium, domestic commercial surety net written premiums were up 8.6% for the quarter and 7.0% for the year.

  Underwriting Income

     Underwriting income increased 67.8% to $15.1 million from $9.0 million in the fourth quarter of 1997 and increased 86.7% to $87.1 million from $46.7 million for the year ended December 31, 1997 as compared to the similar periods in 1996. The period to period change in underwriting income and combined ratios was due to fluctuations in both the loss and expense ratios as more fully described below.

  Loss Ratio

     The loss ratio for the fourth quarter 1997 was 18.5% compared to 18.8% for the pro forma fourth quarter of 1996. The loss ratio included approximately $0.6 million and $4.9 million, respectively, in favorable reserve development for the three months ended December 31, 1997 and 1996, respectively.

     The loss ratios for the years ended December 31, 1997 and 1996 were 2.3% and 17.4%, respectively. Excluding the impact of the favorable reserve development impact of $40.9 million and $16.6 million in 1997 and 1996, respectively, the loss ratios would have been 19.1% and 24.4%, respectively. The decrease in the adjusted loss ratio is due to the ongoing favorable economic trends that continue to benefit the surety business in addition to the more disciplined underwriting practices the Company applied to the book of business acquired from CIC in May of 1995. Approximately $35.0 million in favorable reserve development in 1997 relates to the Predecessor Operations. Based on the Predecessor Operations' study of reserves, management determined that it had been overly cautious in interpreting claim data and had discounted favorable trends. Consistent with the Predecessor Operations' regular study of reserve levels, the Predecessor Operations released $35.0 million of prior year reserves in the first quarter of 1997. Approximately $33.0 million of this reserve development related to CIC and principally to accident years prior to 1996.

  Expense Ratio

     The expense ratio decreased to 58.4% in the fourth quarter of 1997 compared to 66.2% in the pro forma fourth quarter of 1996. The decline in the Company's expense ratio for the quarter was largely due to the larger scale of the combined organization as net earned premiums advanced 9.3% for the quarter while total underwriting expenses decreased 3.6%. The $1.4 million decline in underwriting expenses on a pro forma basis for the quarter is not necessarily indicative of a trend management expects to continue near term.

     The expense ratio for the year ended December 31, 1997 decreased to 61.9% from 63.0% for 1996. This decline in the Company's expense ratio was also primarily due to the increased scale of the Company as net earned premiums increased 2.1% and underwriting expenses increased only 0.3%.

  Investment Income

     Net investment income was $5.8 million for the fourth quarter of 1997 compared to $2.9 million for the pro forma fourth quarter of 1996. The average pretax yield was 5.7% for the three months ended December 31, 1997. Pro forma net investment income for the years ended December 31, 1997 and 1996 was $14.5 million and $10.8 million, respectively. Increases in investment income for the quarter and in pro forma investment income for the year ended December 31, 1997 are the direct result of higher actual invested cash balances in the fourth quarter of 1997 which reflects the investment of Merger-related cash flows. However, pro forma investment income for periods prior to the Merger do not include the pro forma effects of estimated net investment income resulting from investment of Merger-related cash flows as described below.

     The foregoing pro forma financial information does not include the estimated net investment income resulting from investment of Merger-related cash flows, including (i) $50 million of debt proceeds, (ii) a $52.25 million capital contribution from CCC and (iii) collection of the receivable from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $11.3 million ($7.3 million net of income taxes, or $0.17 in pro forma earnings per share) for the year ended December 31, 1997, and approximately $3.8 million ($2.5 million net of income taxes, or $0.06 in pro forma earnings per share) and approximately $14.2 million ($9.2 million net of income taxes, or $0.21 in pro forma earnings per share) for the three months and year ended December 31, 1996, respectively.

     Net realized investment gains were $0.1 million in the fourth quarter of 1997 and pro forma net realized investment gains were $0.7 million and $1.1 million for the years ended December 31, 1997 and 1996, respectively. Net realized investment gains on securities held at Capsure's parent company were $0.8 million for the year ended December 31, 1996.

  Analysis of Other Operations

     Amortization expense was $1.4 million for the fourth quarter of 1997 and the pro forma fourth quarter of 1996 and was $5.8 million for the years ended December 31, 1997 and 1996. Intangible assets represent goodwill and identified intangibles arising from the acquisition of Capsure and goodwill arising from the May 1995 acquisition of CIC by CNAF that was allocated to the surety business of CIC. Intangible assets are generally amortized over 30 years.

     Interest expense for the fourth quarter of 1997 increased 1.3% compared to the pro forma fourth quarter 1996. While the average outstanding debt was down to $117.3 million in the fourth quarter of 1997, the weighted average interest rate was 5.9% compared to 5.6% in the pro forma fourth quarter of 1996. Pro forma interest expense decreased 5.6%, or $0.4 million, for the year ended December 31, 1997 compared to the prior year. This decrease was primarily due to lower average outstanding debt of $119.2 million in 1997 compared to $124.7 million in 1996. The weighted average interest rate for the year ended December 31, 1997 was 5.8% compared to 5.7% for the year ended December 31, 1996.

     Capsure incurred $22.0 million, after applicable income taxes, or $0.51 per share, in Merger costs in 1997 compared to $5.7 million, after applicable income taxes, or $0.13 per share in non-recurring charges and Merger costs in 1996. In the fourth quarter of 1996, Capsure incurred $1.1 million, after applicable income taxes, or $0.03 per share, in non-recurring merger costs.

  Income Taxes

     Income tax expense was $6.7 million for the fourth quarter ended December 31, 1997. The effective income tax rate for the three months ended December 31, 1997 was 37.7%. Income taxes were $42.9 million and $14.1 million and the effective income tax rates were 55.5% and 38.6% for the years ended December 31, 1997 and 1996, respectively. The effective rate for the full year 1997 reflects the effects of limitations placed on CNA Surety's ability to utilize Capsure's available net operating loss tax carryforwards ("NOLs") to offset future taxable income.

  ANALYSIS OF PREDECESSOR OPERATIONS RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

  Premiums Written

     Net written premiums for the years ended December 31, 1996 and 1995 of the Predecessor Operations throughout the period and of CIC subsequent to May 10, 1995 (the date of acquisition) are shown in the table below:

                                                                     YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                     1996               1995
                                                                      (DOLLARS IN THOUSANDS)
Commercial..................................................    $        40,459    $        33,446
Contract....................................................            103,445             88,566
                                                                ---------------    ---------------
                                                                $       143,904    $       122,012
                                                                ===============    ===============

     Changes in net written premiums during this period were primarily due to the acquisition of CIC in May of 1995 and, in 1996, also due to changes in the reinsurance programs. CIC net written premiums have been included for approximately seven and one-half months in the 1995 results and have been included for the full year in the 1996 results. The more significant changes in the reinsurance programs were that contract surety retentions increased from $3.0 million to $5.0 million per principal effective January 1, 1996. Similarly, commercial bond retentions increased from $0.8 million to $3.0 million effective January 1, 1996. These changes in the reinsurance arrangements were made as a result of the larger capital base of the combined operations, and allowed the Predecessor Operations to lower reinsurance costs and retain additional amounts of surety premiums. The increase in retentions in 1996 accounted for approximately 25% of the total 1996 increase in net written premiums. Correspondingly, the increased retention by the Predecessor Operations, in part, contributed to the reduction of ceded loss reserves which decreased from $24.5 million at December 31, 1995 to $15.5 million at December 31, 1996. Although the Predecessor Operations' potential exposure increased as a result of the increased retentions, the Predecessor Operations' management believed that, based upon the favorable loss experience with respect to such business, the retention of potentially profitable business offset such increased exposure.

     Due to the significant effect of the CIC acquisition on premiums and changes in the reinsurance programs, it is more meaningful to review gross written premiums (premiums written before ceded premiums) during the periods ended December 31, 1996 and 1995, for CCC and CIC, as if they had been combined throughout this period:

                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                              1996                 1995
                                                                                (PRO FORMA)
                                                                (DOLLARS IN THOUSANDS)
Commercial............................................  $ 47,078     30.3%   $ 50,588     30.9%
Contract..............................................   108,130     69.7     113,255     69.1
                                                        --------    -----    --------    -----
                                                        $155,208    100.0%   $163,843    100.0%
                                                        ========    =====    ========    =====

     Gross written premiums in 1996 declined from the pro forma combined 1995 level by $8.6 million. This decrease was attributable in part to the continued program that commenced in 1995 to re-underwrite the CIC book of business on an account-by-account basis and remove business with unsatisfactory profit potential and risk. To a lesser extent, a portion of the decrease is believed to be due to considerable management attention focused on effecting and completing the integration of CIC and CCC. The decrease in gross written premiums in 1996 was 5.3%; this percentage decline was less than half of the 1995 percentage decrease.

  OPERATING RESULTS

     The following table is a summary of the pretax operating results of the Predecessor Operations and certain operating ratios for the years ended December 31, 1996 and 1995. These pretax operating results do not include investment income, realized capital gains and losses, and certain indirect or overhead type expenses.

                                                                      YEARS ENDED
                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1996          1995
                                                                 (DOLLARS IN THOUSANDS)
Net earned premiums.........................................     $149,069      $130,603
Net losses and LAE..........................................       33,006        32,440
Other direct costs and expenses(1)..........................       81,615        71,591
                                                                 --------      --------
Excess of net earned premiums over direct
  operating expenses before income taxes(1).................     $ 34,448      $ 26,572
                                                                 ========      ========
Large losses................................................     $ 14,900      $ 13,900
                                                                 ========      ========
Loss ratio..................................................         22.1%         24.8%
Expense ratio(1)............................................         54.8          54.8
                                                                 --------      --------
Combined ratio(1)...........................................         76.9%         79.6%
                                                                 ========      ========
Effect of large losses on combined ratio....................         10.0%         10.6%
                                                                 ========      ========

---------------
(1) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the Predecessor Operations by CNAF or its subsidiaries.

     The year-over-year change in the combined ratio was due to fluctuations in the loss ratio as more fully discussed under "Loss Ratio" below.

  Loss Ratio

     The loss ratio was 22.1% in 1996, compared to 24.8% in 1995. Prior to the CIC acquisition, the average loss ratio was approximately 17% for the last ten years and 19% for the last 15 years. This decrease in the loss ratio in 1996 compared to 1995 was attributable in part to the continued program that commenced in 1995 to re-underwrite the CIC book of business on an account-by-account basis and remove business with unsatisfactory profit potential and risk, in addition to more disciplined underwriting practices the Company applied to the book of business acquired from CIC by CNAF in May of 1995. Also in 1996, large losses (individual claims which are in excess of $2.5 million, net of reinsurance) were $14.9 million in aggregate compared to $13.9 million in 1995. These large losses had the effect of increasing loss ratios for 1996 and 1995 by 10.0% and 10.6%, respectively.

  Expense Ratio

     The expense ratio was 54.8% in 1996, unchanged from 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The liquidity requirements of the Company are met primarily by funds generated from operations. The principal cash flow sources are premiums, investment income, and sales and maturities of investments. CNA Surety also may generate funds from additional borrowings under the Credit Facility (as hereinafter defined). The primary cash flow uses are payments for claims, operating expenses, debt service on the Credit Facility, as well as dividends, if any, to CNA Surety stockholders. In general, surety operations generate premium collections from customers in advance of cash outlays for claims. Premiums are invested until such time as funds are required to pay losses and LAE.

     The Company believes that total invested assets, including cash and short-term investments, are sufficient in the aggregate and have suitably scheduled maturities to satisfy all policy claims and other operating liabilities, including income tax sharing payments of its insurance subsidiaries. At March 31, 1998, the carrying value of the Company's insurance subsidiaries' invested assets and cash was $418.8 million, comprised of $389.4 million of fixed income securities, $19.9 million of short-term investments, $6.0 million of other investments and $3.4 million of cash.

     Cash flow at the CNA Surety level is derived principally from dividend and tax sharing payments from its insurance subsidiaries. The principal obligations at the parent company level are to service debt and pay operating expenses. At March 31, 1998, the parent company's invested assets and cash were $8.8 million.

     The Company's consolidated net cash flow provided by operating activities was $12.5 million for the three months ended March 31, 1998. Consolidated operating cash flow (pretax income excluding net investment gains and amortization of intangibles assets) for the three months ended March 31, 1998 was $17.5 million.

     The Company's consolidated net cash flow provided by operating activities was $29.0 million for the three months ended December 31, 1997. Consolidated operating cash flow (pretax income excluding net investment gains and amortization of intangible assets) for the three months ended December 31, 1997 was $19.0 million.

     The Company received $116.9 million in cash from CNAF on October 1, 1997. This payment from CNAF reflects the effects of the reinsurance agreement whereby CCC and CIC ceded all of their net unearned premiums and loss and LAE reserves for their surety business to Western Surety as of the Merger Date.

     CNA Surety's bank borrowings are under a five-year unsecured revolving credit facility pursuant to a Credit Agreement, dated as of September 30, 1997, among CNA Surety, the lender parties thereto and Chase Manhattan Bank, as Administrative Agent (the "Credit Facility") which provides for borrowings of up to $130 million. CNA Surety borrowed $105 million as of September 30, 1997 and used the proceeds to retire the existing Capsure debt of approximately $54 million and to make a $50 million capital contribution to Western Surety. On October 6, 1997, CNA Surety borrowed an additional $13 million to pay the $10.6 million closing dividend to Capsure stockholders and other Merger-related costs.

     The interest rate on borrowings under the Credit Facility may be fixed, at CNA Surety's option, for a period of one, two, three, or six months and is based on, among other rates, the London Interbank Offered Rate ("LIBOR"), plus the applicable margin. The margin, including the facility fee, varies based on CNA Surety's leverage ratio (debt to total capitalization) and ranges from 0.25% to 0.40%. At March 31, 1998, the weighted average interest rate was 5.9% on the $118.0 million of outstanding borrowings.

     The Credit Facility contains, among other conditions, limitations on CNA Surety with respect to the incurrence of additional indebtedness and requires the maintenance of certain financial ratios. As of March 31, 1998, the Company was in compliance with all restrictions and covenants contained in the Credit Facility agreement. The Credit Facility provides for the payment of all outstanding principal balances after five years with no required principal payments prior to such time. Principal prepayments, if any, and interest payments are expected to be funded primarily through dividends from CNA Surety's insurance subsidiaries.

     As an insurance holding company, CNA Surety is dependent upon dividends and other permitted payments from its insurance subsidiaries to pay cash dividends, if any, as well as to pay operating expenses and meet debt service requirements. The payment of dividends by the insurance subsidiaries are subject to varying degrees of supervision by the insurance regulatory authorities in South Dakota and Texas. In South Dakota, where Western Surety is domiciled, insurance companies may pay dividends only from earned surplus excluding surplus arising from unrealized capital gains or revaluation of assets. In Texas, where USA is domiciled, an insurance company may declare or pay dividends to stockholders only from the insurer's earned surplus. The insurance subsidiaries may pay dividends without obtaining prior regulatory approval only if such dividend or distribution (together with dividends or distributions made within the preceding 12-month period) is less than, as of the end of the immediately preceding year, the greater of (i) 10% of the insurer's surplus to policyholders and (ii) statutory net income. In South Dakota, net income includes net realized capital gains in an amount not to exceed 20% of net unrealized capital gains. All dividends must be reported to the appropriate insurance department prior to payment.

     The dividends that may be paid without prior regulatory approval are determined by formulas established by the applicable insurance regulations, as described above. The formulae that determine dividend capacity in the current year are dependent on, among other items, the prior year's ending statutory surplus and statutory net income. Accordingly, dividend capacity for 1998 does not fully reflect the effects of the Merger. Dividend capacity for 1998 is based on statutory surplus and income at and for the year ended December 31, 1997 which will only include the results of the Predecessor Operations for the period from September 30, 1997 (date of inception) through December 31, 1997. Dividend capacity for 1999 will be based on statutory surplus and income at and for the year ended December 31, 1998 which will include the effects of the Predecessor Operations for all of 1998. Without prior regulatory approval in 1998, CNA Surety's insurance subsidiaries may pay dividends to the Company of $16.3 million in the aggregate. CNA Surety received $4.4 million and $5.0 million in dividends from its insurance subsidiaries in the first quarter of 1998 and the period from September 30, 1997 through December 31, 1997, respectively. Because the Predecessor Operations were conducted through several wholly-owned insurance subsidiaries of CNAF, and the surety business only represented a small portion of the business of such subsidiaries, dividends paid by the insurance subsidiaries to CNAF were not allocated among lines of insurance. Accordingly, the amounts of dividends paid by the insurance subsidiaries to CNAF attributable to the Predecessor Operations cannot be determined for years prior to the Merger.

     In accordance with the provisions of intercompany tax sharing agreements between CNA Surety and its subsidiaries, the tax of each subsidiary shall be determined based upon each subsidiary's separate return liability, as calculated in accordance with the Internal Revenue Code of 1986, as amended (the "Code"). Intercompany tax payments are made at such times as estimated tax payments would be required by the Internal Revenue Service ("IRS"). CNA Surety received tax sharing payments from its subsidiaries of $1.6 million and $2.4 million in the first quarter of 1998 and the period from September 30, 1997 through December 31, 1997, respectively.

     CNA Surety management believes that it will have sufficient available resources to meet its present capital needs.

FINANCIAL CONDITION

  Investment Portfolio

     The Company's policy is to invest primarily in fixed income securities with high quality credit ratings. As of March 31, 1998, 100% of the Company's fixed income securities were considered investment grade by The Standard & Poors Corporation ("S&P") or Moody's Investor Services, Inc. ("Moody's"), and approximately 84% were rated at least AA by those agencies. In addition, the Company's investments in fixed income securities did not contain any significant geographic or industry concentration of credit risk.

     The following table sets forth the ratings assigned by S&P or Moody's of the fixed income securities portfolio of the Company as of March 31, 1998.

                                                                    MARCH 31, 1998
                                                                -----------------------
                       CREDIT RATING                            FAIR VALUE     PERCENT
                       -------------                            -----------    --------
                                                                (DOLLARS IN THOUSANDS)
AAA/Aaa.....................................................     $302,482        77.7%
AA/Aa.......................................................       23,557         6.0
A/A.........................................................       51,286        13.2
BBB.........................................................       12,071         3.1
                                                                 --------       -----
          Total.............................................     $389,396       100.0%
                                                                 ========       =====

     As of March 31, 1998, approximately 33% of the investment portfolio was held in high-quality, short-duration mortgage pass-through instruments, CMOs and other asset-backed securities. CMOs differ from traditional fixed income securities in that they may expose the investor to yield variability and even principal risk due to such factors as high mortgage prepayment rates and defaults and delinquencies in the underlying asset pool. Management believes it has reduced prepayment variability by investing only in short tranches and by owning a substantial amount of PAC tranches which have been structured largely to insulate the investor from prepayment risk. A PAC tranche is structured to amortize in a predictable manner and, thereby shift the risk of prepayment of the underlying collateral to other tranches, whose owners are willing to accept such risk. Further, management believes it has minimized credit risk by generally purchasing securities rated "A" or better on the date of acquisition and which are collateralized or guaranteed by U.S. Government agencies or have substantial credit enhancement in the form of financial guarantees, mortgage insurance, letters of credit, over-collateralization, subordinated structures and excess servicing spreads. Management monitors the investment portfolio of the insurance subsidiaries and the current rating of each security owned on a monthly basis. See "Risk Factors -- Susceptibility to Changes in Interest Rates and General Economic Conditions."

  Reserves for Unpaid Losses and LAE

     CNA Surety's insurance subsidiaries employ accepted reserving approaches in establishing the estimated liability for unpaid losses and LAE that give consideration to the inherent difficulty and variability in the estimation process. In addition, CNA Surety utilizes independent actuarial firms of national standing to conduct periodic reviews of claim procedures and loss reserving practices, and annually obtains actuarial certification as to the reasonableness of actuarial assumptions used and the sufficiency of year-end reserves for each of its principal insurance subsidiaries.

     The estimated liability for unpaid losses and LAE includes, on an undiscounted basis, estimates of (a) the ultimate settlement value of reported claims, (b) incurred but not reported ("IBNR") claims, (c) future expenses to be incurred in the settlement of claims and (d) claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. These estimates are determined based on the Company's and surety industry loss experience as well as consideration of current trends and conditions. The estimated liability for unpaid losses and LAE is an estimate and there is the potential that actual future loss payments will differ significantly from initial estimates. The methods of determining such estimates and the resulting estimated liability are regularly reviewed and updated. Changes in the estimated liability, known as reserve development, are reflected in operating income in the year in which such changes are determined to be needed. See "Business of the Company -- Reserves for Unpaid Losses and LAE" and Note 8 of "Notes to Consolidated Financial Statements."

  Risk Based Capital and Other Regulatory Ratios

     The National Association of Insurance Commissioners ("NAIC") has promulgated Risk Based Capital ("RBC") requirements for property and casualty insurance companies to evaluate on an annual basis the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, loss reserve adequacy, and other business factors. The RBC information is used by state insurance regulators as an early warning mechanism to identify insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions on behalf of the company or regulators. As of December 31, 1997, each of CNA Surety's insurance subsidiaries had a Ratio that was in excess of the minimum RBC requirements.

     CNA Surety's insurance subsidiaries require capital to support premium writings. In accordance with industry and regulatory guidelines, the net written premiums to surplus ratio of a property and casualty insurer should not exceed 3 to 1 (the terms of the Credit Facility also limit this ratio to 3 to 1 for Western Surety and USA). On December 31, 1997, the Company had a combined statutory surplus of $142.4 million. Western Surety's statutory surplus was $128.7 million and its net written premiums to surplus ratio was 1.8 to 1. USA's statutory surplus was $13.7 million and its net written premiums to surplus ratio was 1.6 to 1. The Company believes that each of its insurance subsidiary's statutory surplus is sufficient to support its current and anticipated premium levels.

     The NAIC has also developed a rating system, the Insurance Regulatory Information System ("IRIS"), primarily intended to assist state insurance departments in overseeing the financial condition of all insurance companies operating within their respective states. IRIS consists of eleven key financial ratios that address various aspects of each insurer's financial condition and stability. In 1997, USA's IRIS ratios fell within all of the "usual" ranges. Due to the Merger that occurred on September 30, 1997, and related reinsurance transactions, Western Surety's net writings, surplus and agents balances increased significantly, causing the applicable IRIS ratios to be outside the "usual" ranges. All of the remaining IRIS ratios for Western Surety were within the "usual" ranges.

IMPACT OF YEAR 2000 ON THE COMPANY

     The widespread use of computer programs, both in the United States and internationally, that rely on two digit fields to perform computations and decision making functions may cause computer systems to malfunction when processing information involving dates after 1999. Such malfunction could lead to business delays and disruptions. The Company is in the process of replacing or upgrading its systems to accommodate business for the year 2000, and anticipates that by December 31, 1998 it will have substantially completed its program of replacements and the necessary upgrades to accommodate year 2000 processing of its business. However, due to the interdependent nature of computer systems, the Company may be adversely impacted depending upon whether it or other entities not affiliated with the Company (vendors and business partners) address this issue successfully. The cost to the Company of achieving year 2000 compliance is estimated to be less than $1.0 million in excess of the cost of normal software upgrades and replacements and will primarily be incurred in 1998 and funded through working capital. See "Risk Factors -- Year 2000 Compliance."

IMPACT OF ADOPTING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS ("SFAS")

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997 SFAS No. 128 replaces Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share." APB Opinion No. 15 required that entities with simple capital structures present a single earnings per common share ("EPS") on the face of the income statement, whereas those with complex capital structures had to present both primary and fully diluted EPS. SFAS No. 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, whereas primary EPS includes the dilutive effect of common stock equivalents, such as stock options. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The Company has adopted SFAS No. 128 in the accompanying Consolidated Financial Statements.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure. The Statement consolidates existing disclosure requirements for ease of retrieval and greater visibility to nonpublic entities. The new Statement contains no change in disclosure requirements for companies previously subject to the requirements of APB No. 10, "Omnibus Opinion -- 1966" APB Opinion No. 15, "Earnings per Share" and FASB Statement No. 47 "Disclosure of Long-Term Obligations" and as such the adoption of SFAS No. 129 did not have any effect on the Company's financial reporting.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes accounting standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and

(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes accounting standards about the way public enterprises report information about operating segments in its annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise."

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which revises employers' disclosures about pensions and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition requirements of those plans under the previous accounting standards. The new standardized disclosures require additional information on changes in the benefit obligations and fair value of plan assets as well as eliminate certain disclosures from prior accounting standards that are no longer as useful. Restatement of disclosures of prior periods for comparative purposes is required.

     Each of SFAS Nos. 130, 131 and 132 is effective for fiscal years beginning after December 15, 1997. Each Statement was adopted by CNA Surety in its Condensed Consolidated Financial Statements as of and for the three months ended March 31, 1998. Any necessary changes in disclosures and reporting requirements from the adoption of such statements are reflected in the Company's Consolidated Financial Statements.

     In December 1997, the American Institute of Certified Public Accountants' Accounting Executives Standards Committee issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" which provides guidance on accounting by all entities that are subject to insurance-related assessments. It requires that entities should recognize liabilities for insurance-related assessments when all of the following criteria have been met: an assessment has been imposed or a probable assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of this SOP to have a material effect on the Company's results of operations.

                            BUSINESS OF THE COMPANY

BUSINESS OVERVIEW

     CNA Surety is an insurance holding company that, through its subsidiaries, develops, markets and underwrites primarily surety bonds. The Company is the largest publicly-traded insurance holding company focused exclusively on the surety business and is one of the leading providers of surety products in the United States. During 1997, the insurance companies now owned by the Company wrote over $266 million of gross written premiums, $244 million of which consisted of surety premiums. For the three months ended March 31, 1998, the Company wrote over $63 million of gross written premiums, $57 million of which consisted of surety premiums.

     The Company was formed to facilitate the merger of the surety business of CNAF with Capsure's insurance subsidiaries, Western Surety and USA. Management believes that the Merger, which occurred on September 30, 1997, resulted in the combination of three complementary surety businesses, each with distinct strengths, product focuses and marketing strategies. The combination of these businesses resulted in a single, larger entity focused on serving the needs of virtually all segments of the surety market, in terms of the types of products offered and the size of bonds available. Based on management's knowledge of the industry, management believes that the Company's branch system and independent agency network are the most extensive in the surety industry, the combination of which provides the Company with a competitive marketing advantage.

     Surety products, unlike the standard two-party insurance policy, are three-party agreements in which the Company as the issuer of the bond (the surety) joins with a second party (the principal) in guaranteeing to a third party (the owner/obligee) the fulfillment of some obligation on the part of the principal. Sureties are generally entitled to recover from the principal any losses and expenses paid to third parties.

     The Company, through its principal insurance subsidiaries, Western Surety and USA, underwrites a broad spectrum of surety bonds. Western Surety writes small fidelity and commercial bonds and E&O liability insurance. Management believes that Western Surety is the largest writer of smaller commercial surety bonds and attributes Western Surety's volume to its strong capabilities in marketing, distribution and service. In addition, Western Surety underwrites contract surety bonds, primarily for mid to large sized contract accounts, and assumes, on a reinsurance basis, international surety and credit insurance written CNA Re (London). USA specializes in the underwriting of small contract and commercial surety bonds. Western Surety and USA are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best. A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

     The Company principally markets its products in all 50 states, as well as the District of Columbia and Puerto Rico. Its products are marketed primarily through independent producers, including multi-line agents and brokers, many of whom belong to the National Association of Surety Bond Producers. The Company enjoys broad national distribution of its products through approximately 36,000 of the approximately 44,000 independent property and casualty insurance agencies in the United States.

     The Company's primary focus is on evaluating the risk and determining if the principal meets its underwriting requirements for the bond. Accordingly, the Company's surety bond premiums primarily reflect the type and class of risk and related costs associated with both processing the bond transaction and investigating the applicant including, if necessary, an analysis of the applicant's creditworthiness and ability to perform.

     The Company is led by an experienced management team with an average of over twenty years of experience, whose core expertise is in surety underwriting and claims management. Management's underwriting philosophy is disciplined and focused on consistent underwriting profitability. The extent and sophistication of underwriting activity, including the amount of bonding authority granted to independent agents, varies depending on the class of business and the type of bond. For example, contractor accounts and large commercial surety customers undergo extensive credit, financial and managerial review and analysis on a regular basis. Similarly, certain classifications of bonds, such as fiduciary and court appeal bonds, also receive extensive underwriting. On the other hand, the Company requires comparatively little underwriting informa-tion for certain low-exposure risks such as notary bonds. The Company's underwriting has resulted in combined ratios of 79.7%, 81.0% and 87.4%, excluding the effects of favorable loss reserve development, for the three months ended March 31, 1998 and on a pro forma basis for the years ended December 31, 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations . . ."

CORPORATE STRATEGY

     CNA Surety's corporate objective is to be the leading provider of surety and surety-related products in the United States and in selected international markets and to be the surety of choice for customers and independent agents and brokers. The Merger was an integral step towards achieving this objective and, in management's view, has enhanced the Company's position as a market leader in addition to providing increased opportunities for long-term revenue and earnings growth. Elements of management's operating strategy designed to achieve its corporate objective include the following:

  Leverage the Company's Broad Product Line and Distribution Network

     Management intends to use the Company's expanded product offerings, and extensive distribution network, to leverage its existing marketing capabilities. For example, the Company has introduced Western Surety's small commercial products and USA's small contractor products to the 41 CNA Surety branch offices of the Company, which prior to the Merger did not have access to these product offerings. Similarly, the Company has introduced CNA Surety's larger contract and commercial bond expertise and greater financial capacity to Western Surety's and USA's broad independent agency distribution system. In addition, Western Surety's and USA's marketing representatives now receive support, training, and education from CNA Surety branch office personnel. Management believes that, over time, the development of more extensive relationships with its independent agency force will enhance the Company's growth opportunities and operating efficiencies.

  Pursue Cross-Marketing Opportunities between the Company and CNAF

     Management believes that the Company's relationship with CNAF, its principal stockholder, provides significant opportunities for the Company. Management believes that CNAF's 100-year history, leading position in the property and casualty insurance market, financial strength and name recognition provide CNA Surety with a strong marketing advantage in the medium to large surety marketplace. In addition, with a leading position in providing property and casualty insurance to the construction sector, risk management services to "Fortune 1000" clients and professional liability products to architects and engineers, CNAF is well positioned to generate new business opportunities for CNA Surety.

     In an effort to capitalize on these cross-marketing opportunities, the Company and CNAF have instituted various referral programs which will allow the Company to access CNAF's clients that may have a need for surety products. These referrals are transmitted to the Company's home and branch offices, allowing Company representatives to pursue these leads.

  Expand in the International Markets

     The Company recently began its expansion into the European markets through a relationship with CNA Re (London). Through this relationship, the Company participates, on a 50% quota share basis, in an international book of predominately credit insurance and surety business. While credit insurance is a relatively small market in the United States, credit insurance has a far more prominent role in Western Europe, where direct writers and reinsurers often market surety-related products along with credit insurance. Therefore, management believes that the relationship with CNA Re (London) will serve as an entree into the large European credit market and, thereby, enhance CNA Surety's ability to build a surety business in Western Europe.

     The Company is also partnering with other members of CNAF's international organization to establish an infrastructure to market surety bonds internationally. CNA Surety management believes that these actions will build name recognition in the international marketplace.

  Promote the Company's Specialty and Service-Based Orientation

     As a provider of specialty surety products, management believes that the Company is better positioned than its competitors to deliver exceptional service to its agents and customers. The Company has developed specialized technology targeted specifically toward the surety market. For example, due to Western Surety's historical focus on the small commercial surety market, which requires immediate response, the Company has developed business systems and processing expertise that efficiently supports the surety needs of smaller customers and minimizes the handling costs associated with the low premium, high volume nature of the small commercial surety business. The Company expects to utilize this experience and service orientation to better compete in the broader commercial surety market.

  Expand in the Private Sector

     Based upon the Company's extensive knowledge of the surety business, its focus almost exclusively on one sector of the insurance market, the experience of its management team and its long-standing relationships with insurance agents producing surety premiums, management believes that it is well positioned to develop surety-related products for market niches that it believes are underserved with regard to surety products. For example, the Company has identified private construction as a market largely untapped with respect to surety products. While surety bonds are widely used in the public construction market, surety bonds are not yet as frequently used in the private construction sector. Potential opportunities for this sector include not only the use of existing surety bond products but also the development of new product offerings tailored to the specific requirements of the private construction sector.

  Consider Strategic Acquisitions

     Management will continue to consider strategic acquisitions, as part of its long-term approach to growing its business. CNA Surety's focus will be primarily on specialty providers of surety-related products that bring geographic diversity or product expertise or expansion to the Company.

PRODUCT INFORMATION

     According to the SAA industry estimates, approximately 80% of the approximately $2.7 billion United States surety market is represented by bonds required by federal statutes, state laws, and local ordinances. These bonding requirements range from federal construction projects, where the contractor is required to post performance and payment bonds which guarantee performance of contracts to the government as well as payment of bills to subcontractors and suppliers, to license and permit bonds which guarantee compliance with legal requirements for business operations.

  Products and Policies

     Unlike a standard, two-party insurance policy, surety bonds are three-party agreements in which the issuer of the bond (the surety) joins with a second party (the principal) in guaranteeing to a third party (the owner/obligee) the fulfillment of some obligation on the part of the principal. The surety is the party who guarantees fulfillment of the principal's obligation to the obligee. In addition, sureties are generally entitled to recover from the principal any losses and expenses paid to third parties. The surety's responsibility is to evaluate the risk and determine if the principal meets the underwriting requirements for the bond. Accordingly, surety bond premiums primarily reflect the type and class of risk and related costs associated with both processing the bond transaction and investigating the applicant including, if necessary, an analysis of the applicant's creditworthiness and ability to perform.

     The surety business is comprised of contract surety business and commercial surety business, although the products comprising each are sold through the same distribution system.

     Contract bond guarantee obligations include the following:

     Bid bonds: used by contractors submitting proposals on potential contracts.

     Performance bonds: guarantee to the owner the performance of the contractor's obligations according to the terms and conditions of the contract.

     Payment bonds: guarantee payment of the contractor's obligations under the contract for labor, subcontractors, and materials supplied to the project. Payment bonds are utilized in public projects where liens are not permitted.

     Other examples of contract bonds are completion, maintenance and supply bonds.

     Commercial surety business is comprised of bonds covering obligations typically required by law or regulation, such as the following:

     License and Permit bonds: required by statutes or ordinances for a number of purposes, including guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses related to selling real estate or motor vehicles and contracting services.

     Judicial and Fiduciary bonds: required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts. Examples of such fiduciaries include executors and administrators of estates, and guardians of minors and incompetents.

     Public Official bonds: required by statutes and ordinances to guarantee the lawful and faithful performance of the duties of office by public officials.

     Fidelity bonds: cover losses arising from employee dishonesty. Examples of purchasers of fidelity bonds are law firms, insurance agencies and janitorial service companies.

     In 1997, CNA Surety expanded into the international surety and credit insurance market through a 50% U.S. dollar denominated quota share treaty with CNA Re (London), an affiliate of CCC. Western Surety assumed $10.1 million of premium through this relationship in the fourth quarter of 1997 and $2.5 million in the first quarter of 1998. The assumed business is predominately European based risks, a substantial portion of which is credit insurance and the remainder of which is surety and fidelity.

     The following table sets forth the pro forma gross written premiums for 1997 and 1996 by type of commercial surety bond and the percentage of each type to total pro forma gross written premiums for the Company for such years:

                                                              PRO FORMA GROSS WRITTEN PREMIUMS
                                                        ---------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------------
                                                          1997     % OF TOTAL     1996     % OF TOTAL
                                                                   (DOLLARS IN THOUSANDS)
License and permit....................................  $ 64,614      24.3%     $ 61,163      24.3%
Judicial and fiduciary................................    26,555      10.0        25,512      10.1
Public official.......................................    17,703       6.6        16,819       6.7
International and other...............................    11,788       4.4         1,907       0.8
                                                        --------      ----      --------      ----
          Total Commercial............................  $120,660      45.3%     $105,401      41.9%
                                                        ========      ====      ========      ====

     CNA Surety also writes E&O policies through its subsidiary Western Surety for three classes of insureds: notaries public, tax preparers and insurance agents and brokers. The notary public E&O policy is marketed as a companion product to the notary public bond and the tax preparer E&O policy is marketed to small tax return preparation firms. Western Surety introduced an insurance agents' and brokers' E&O insurance product in 1994 and had expanded this product to 39 states as of December 31, 1997.

     The following tables set forth, for each principal class of bonds, gross written premiums and net written premiums, and the respective percentages of the total for the first quarter of 1998 and 1997 and for the years ended December 31, 1997 and 1996. All tables in this section contain information reflecting the pro forma combined operations of CNA Surety, including Western Surety and USA results prior to the Merger Date. As such, the financial information is not necessarily indicative of the financial results that would have occurred under the ownership and management of CNA Surety:

                                                         GROSS WRITTEN PREMIUMS
                       -------------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
                              THREE MONTHS ENDED MARCH 31,                     YEARS ENDED DECEMBER 31,
                       -------------------------------------------   ---------------------------------------------
                        1998     % OF TOTAL    1997     % OF TOTAL     1997     % OF TOTAL     1996     % OF TOTAL
                                                  (PRO FORMA)             (PRO FORMA)             (PRO FORMA)
Commercial...........  $30,689      48.1%     $28,166      47.1%     $120,660      45.3%     $105,401      41.9%
Contract.............   26,200      41.0       25,120      42.0       123,014      46.2       124,477      49.6
Fidelity.............    4,434       6.9        4,241       7.1        15,762       5.9        15,134       6.0
E&O and other........    2,525       4.0        2,252       3.8         6,982       2.6         6,402       2.5
                       -------     -----      -------     -----      --------     -----      --------     -----
                       $63,848     100.0%     $59,779     100.0%     $266,418     100.0%     $251,414     100.0%
                       =======     =====      =======     =====      ========     =====      ========     =====

                                                          NET WRITTEN PREMIUMS
                       -------------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
                              THREE MONTHS ENDED MARCH 31,                     YEARS ENDED DECEMBER 31,
                       -------------------------------------------   ---------------------------------------------
                        1998     % OF TOTAL    1997     % OF TOTAL     1997     % OF TOTAL     1996     % OF TOTAL
                                                  (PRO FORMA)             (PRO FORMA)             (PRO FORMA)
Commercial...........  $30,257      49.0%     $26,213      46.7%     $118,160      46.0%     $ 97,407      41.4%
Contract.............   25,240      40.8       23,963      42.7       118,138      45.9       118,268      50.3
Fidelity.............    4,411       7.1        4,230       7.5        15,750       6.1        15,090       6.4
E&O and other........    1,928       3.1        1,722       3.1         5,019       2.0         4,421       1.9
                       -------     -----      -------     -----      --------     -----      --------     -----
                       $61,836     100.0%     $56,128     100.0%     $257,067     100.0%     $235,186     100.0%
                       =======     =====      =======     =====      ========     =====      ========     =====

     The following table sets forth for each principal class of bonds, the number of bonds and policies in force and the respective percentage of the total for the past two years:

                                                          DOMESTIC BONDS/POLICIES IN FORCE
                                                  ------------------------------------------------
                                                  (AMOUNTS IN THOUSANDS, AVERAGE LIMIT IN DOLLARS)
                                                  ------------------------------------------------
                                                                 AS OF DECEMBER 31,
                                                  ------------------------------------------------
                                                    1997      % OF TOTAL      1996      % OF TOTAL
                                                                                 (PRO FORMA)
Commercial....................................       1,475       82.2%         1,470       84.1%
Contract......................................          30        1.7             26        1.5
Fidelity......................................          95        5.3             94        5.4
E&O and other.................................         193       10.8            157        9.0
                                                  --------      -----       --------      -----
          Total Bonds.........................       1,793      100.0%         1,747      100.0%
                                                  ========      =====       ========      =====
Average domestic bond penalty/policy
  limit(1)....................................    $ 25,082                  $ 24,883
                                                  ========                  ========

---------------
(1) The average bond penalty is a measure of the average limit of liability associated with contract and commercial surety bonds in force at each reporting period.

     In 1997, the agency with which CNA Surety did the most business generated approximately $2.8 million of gross written premiums, or 1.1% of aggregate gross written premiums. The ten agencies which did the most business with CNA Surety produced a total of $15.3 million or 5.8% of aggregate gross written premiums.

MARKETING

     The Company markets its products in all 50 states, as well as the District of Columbia and Puerto Rico. Its products are marketed primarily through independent producers, including multi-line agents and brokers such as surety specialists, many of whom are members of the National Association of Surety Bond Producers.

CNA Surety enjoys broad national distribution of its products, which are marketed through approximately 36,000 of the approximately 44,000 independent property and casualty insurance agencies in the United States. In addition, the Company employs 61 full-time salaried marketing representatives to continually service its vast producer network. Relationships with these independent producers are maintained through the Company's 49 local branch offices.

     The following table sets forth the distribution of the pro forma combined domestic business of the Company by state, based upon gross written premiums in each of the last two years:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                              1997       1996
                                                              ----       ----
Pro Forma Gross Written Premiums by State:
  Texas.....................................................   12.7%      13.3%
  California................................................    7.0        7.8
  Florida...................................................    5.6        5.8
  New York..................................................    4.5        4.8
  Illinois..................................................    4.0        4.1
  Pennsylvania..............................................    3.8        3.6
  Michigan..................................................    3.3        3.1
  Louisiana.................................................    3.2        3.5
  All Other.................................................   55.9       54.0
                                                              -----      -----
Total.......................................................  100.0%     100.0%
                                                              =====      =====

  Contract Surety

     With respect to the contract surety business, the core focus for the Company is contractors with less than $50 million in contracted work in progress. This segment is comprised of small contractors (less than $5 million in work in progress), medium contractors ($5-$25 million) and the lower end of the large contractors ($25-$150 million). These small and medium contractors, as a group, represent a significant portion of the United States construction market. The Company has a small number of accounts with contracted work in progress in excess of $150 million, the majority of which have been clients of the Predecessor Operations for more than ten years. Some of these accounts are maintained on a "co-surety" or joint insurer basis with other sureties in order to manage aggregate exposure.

     The Company's USA subsidiary expects to continue to focus its marketing efforts on serving the needs of the small contractor. Contract bonds underwritten by USA are primarily contractor performance and payment bonds in amounts under $3.0 million. CNA Surety intends to leverage Western Surety's diverse agency relationships and its nationwide branch structure to expand the geographic and agency distribution of USA's small contract surety business.

     CNA Surety also participates in the non-standard contract surety market, utilizing the federal government's Small Business Administration ("SBA") surety bond guarantee programs. The SBA programs provide 70%-90% coverage in exchange for 10%-30% of the premium.

  Commercial Surety

     A large portion of the commercial surety market is comprised of small obligations represented by licenses and permits that are routine in nature and require minimal underwriting. Customers are focused principally on prompt and efficient service. Western Surety will continue to focus its marketing efforts on this small commercial bond market. Western Surety emphasizes one-day response service, easy-to-use forms and an extensive array of commercial bond products. In addition, independent agents are provided pre-executed bond forms, powers of attorney, and facsimile authorizations that allow them to issue many standard bonds in their offices.

     While a large portion of the commercial surety market is represented by small entities, the Company also intends to seek to service the bonding needs of larger, "Fortune 1000" firms, where a high level of technical and underwriting skill is required. These larger customers are sophisticated, professional buyers of commercial surety bonds who demand exceptional service and business expertise at a reasonable cost. The Company maintains a specific underwriting staff in its Chicago home office and other underwriting centers across the country dedicated to the "Fortune 1000" market.

     CNA Surety's insurance subsidiaries also will direct their marketing to particular industries or classes of bonds on a broad basis. For instance, the Company maintains programs directed at notary bonds, mortgage broker compliance bonds, games of chance bonds (guaranteeing payment of prizes from promotional games) and grain warehouse dealers bonds (protecting funds associated with grain storage).

UNDERWRITING

     The underwriting philosophy of the Company is disciplined and focused on consistent underwriting profitability. The extent and sophistication of underwriting activity varies by type of risk. Contractor accounts and large commercial surety customers undergo extensive credit, financial and managerial review and analysis on a regular basis. Certain classifications of bonds, such as fiduciary and court appeal bonds, also require more extensive underwriting.

     The Company also targets various products in the surety and fidelity bond market which are characterized by relatively low-risk exposure and small bond amounts. The underwriting criteria, including the extent of bonding authority granted to independent agents, will vary depending on the class of business and the type of bond. For example, relatively little underwriting information is typically required of certain low-exposure risks such as notary bonds.

REINSURANCE

     CNA Surety's insurance subsidiaries, in the ordinary course of business, cede insurance to other insurance companies to limit their exposure to loss, provide greater diversification of risk and minimize aggregate exposures. Because the ceding of insurance does not ordinarily discharge the primary liability of the original insurer, CNA Surety management only places their reinsurance with qualified carriers after conducting a detailed review of the nature of the obligation and a thorough assessment of the reinsurers' credit qualifications and claims settlement performance and capabilities. The reinsurance coverages and terms are tailored to the specific risk characteristics of the underlying products of the Company.

     For contract and commercial surety business, exclusive of USA business, an excess of loss reinsurance program is in effect. It provides for coverage on a per principal basis, equal to $55 million in excess of a $5 million retention. For the USA business only, the Company has per principal reinsurance coverage of 85% of losses up to $4.9 million in excess of $100,000. The Company is party to the Excess of Loss Contract with CCC which provides $75 million of coverage, on a per principal basis, in excess of the $60 million. See "Certain Relationships and Related Transactions." The Company limits its net retention on its insurance agents and brokers E&O liability insurance product to 20% through a third party quota share reinsurance agreement. At March 31, 1998, CNA Surety had a reinsurance receivable balance from CCC of $46.8 million. This balance was primarily comprised of direct premium receivables of CCC with respect to the surety business ceded to Western Surety.

     At March 31, 1998, CNA Surety's largest non-affiliate reinsurance receivable, including prepaid reinsurance premiums of $1.1 million, was approximately $3.0 million with Transatlantic Reinsurance Company. Transatlantic Reinsurance Company is rated A+ (Superior) by A.M. Best.

RESERVES FOR UNPAID LOSSES AND LAE

     The estimated liability for unpaid losses and LAE includes, on an undiscounted basis, estimates of (a) the ultimate settlement value of reported claims, (b) IBNR claims, (c) future expenses to be incurred in the settlement of claims and (d) claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. These estimates are determined based on the Company's and surety industry loss experience as well as consideration of current trends and conditions. The estimated liability for unpaid losses and LAE is an estimate and there is the potential that actual future loss payments will differ significantly from initial estimates. The methods of determining such estimates and the resulting estimated liability are regularly reviewed and updated. Changes in the estimated liability are reflected in operating income in the year in which such changes are determined to be needed.

     CNA Surety's insurance subsidiaries employ accepted reserving approaches in establishing the estimated liability for unpaid losses and LAE that give consideration to the inherent difficulty and variability in the estimation process. In addition, CNA Surety utilizes independent actuarial firms of national standing to conduct periodic reviews of claim procedures and loss reserving practices, and annually obtains actuarial certification as to the reasonableness of actuarial assumptions used and the sufficiency of year-end reserves for each of its principal insurance subsidiaries.

     The following table sets forth activity in the reserves for unpaid losses and LAE and highlights the impact of favorable development of the estimated liability established in prior periods:

                                                                                    PREDECESSOR OPERATIONS
                                          SEPTEMBER 30, 1997                        -----------------------
                                         (DATE OF INCEPTION)    NINE MONTHS ENDED         YEARS ENDED
                                         THROUGH DECEMBER 31,     SEPTEMBER 30,          DECEMBER 31,
                                         --------------------   -----------------   -----------------------
                                                 1997                1997(1)           1996         1995
                                                               (DOLLARS IN THOUSANDS)
Reserves at beginning of period:
  Gross................................        $122,281             $119,151         $138,657     $ 48,818
  Ceded reinsurance....................           7,273               15,467           24,531       13,770
                                               --------             --------         --------     --------
Net reserves at beginning of period....         115,008              103,684          114,126       35,048
Net reserves of CIC at May 10, 1995,
  date of acquisition..................              --                   --               --       64,780
                                               --------             --------         --------     --------
Total net reserves.....................         115,008              103,684          114,126       99,828
                                               --------             --------         --------     --------
Net incurred loss and LAE:
  Provision for insured events of
     current period....................          12,781               23,484           42,748       43,286
  Decrease in provision for insured
     events of prior periods...........            (647)             (35,000)          (9,742)     (10,846)
                                               --------             --------         --------     --------
Total net incurred losses..............          12,134              (11,516)          33,006       32,440
                                               --------             --------         --------     --------
Net payments attributable to:
  Current period events................           4,256                4,307            7,728        1,648
  Prior periods events.................             161                3,780           35,720       16,494
                                               --------             --------         --------     --------
Total net payments.....................           4,417                8,087           43,448       18,142
                                               --------             --------         --------     --------
Net reserves of Capsure at the Merger
  Date.................................              --               30,927               --           --
Net reserves at end of period..........         122,725              115,008          103,684      114,126
Ceded reinsurance at end of period.....           7,656                7,273           15,467       24,531
                                               --------             --------         --------     --------
Gross reserves at end of period........        $130,381             $122,281         $119,151     $138,657
                                               ========             ========         ========     ========

---------------
(1) Amounts are for Predecessor Operations except for the net reserves of Capsure and ceded reinsurance and gross reserves at the end of the period, which are for CNA Surety.

     The following table sets forth a reconciliation of the consolidated loss reserves reported in accordance with GAAP, and the reserves reported to state insurance regulatory authorities in accordance with SAP for the year ended December 31, 1997 (dollars in thousands):

Net reserves at end of year, GAAP basis.....................  $122,725
Ceded reinsurance, net of salvage and subrogation...........     7,656
                                                              --------
Gross reserves at end of year, GAAP basis...................   130,381
Estimated salvage and subrogation recoverable (gross of
  reinsurance), not anticipated under SAP...................     8,070
Estimated reinsurance recoverable netted against gross
  reserves for SAP..........................................    (8,692)
                                                              --------
Net reserves at end of year, SAP basis......................  $129,759
                                                              ========

     The loss reserve development table below illustrates the change over time of reserves established for the Company's estimated losses and LAE at the end of various calendar years. The first section shows the reserves as originally reported at the end of the stated year. The second section shows the cumulative amounts paid as of the end of successive years with respect to that reserve liability. The third section shows re-estimates of the original recorded reserve as of the end of each successive year which is the result of management's expanded awareness of additional facts and circumstances that pertain to the unsettled claims. The last section compares the latest re-estimated reserve to the reserve originally established, and indicates whether or not the original reserve was adequate or inadequate to cover the estimated costs of unsettled claims.

     The loss reserve development table is cumulative as of each December 31, and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. The loss reserve development table reflects, on a pro forma basis, the reserves of the Predecessor Operations and Capsure since 1987 and CIC since its acquisition in May of 1995. Such historical development is not necessarily indicative of the financial results that would have occurred under the ownership and management of CNA Surety nor of future operating results.

                                                                 AS OF DECEMBER 31,
                              ----------------------------------------------------------------------------------------
                               1987      1988      1989      1990      1991      1992      1993      1994       1995
                                                               (DOLLARS IN THOUSANDS)
Net reserves for losses and
  LAE.......................  $50,609   $60,959   $58,685   $69,733   $60,425   $61,998   $64,627   $70,398   $147,911
Net Paid (cumulative) as of:
One year later..............   12,532    11,700     7,618    13,456    16,287    17,636    12,923    12,018     42,552
Two years later.............   20,510    15,221    13,540    22,330    24,295    25,854    19,671    18,149     43,179
Three years later...........   22,251    17,823    18,033    26,835    29,857    29,495    21,990    21,229         --
Four years later............   23,928    20,723    20,758    31,591    31,273    30,582    23,070        --         --
Five years later............   26,152    22,575    22,089    32,133    31,909    30,817        --        --         --
Six years later.............   27,312    23,271    25,441    32,352    32,354        --        --        --         --
Seven years later...........   27,717    24,515    23,457    32,993        --        --        --        --         --
Eight years later...........   28,616    24,529    23,849        --        --        --        --        --         --
Nine years later............   28,606    24,877        --        --        --        --        --        --         --
Ten years later.............   29,013        --        --        --        --        --        --        --         --
Net Reserves Re-estimated
  as of:
End of initial year.........   50,609    60,959    58,685    69,733    60,425    61,998    64,627    70,398    147,911
One year later..............   48,426    49,285    53,486    50,822    58,644    58,603    54,568    51,471    132,267
Two years later.............   43,530    44,495    39,131    51,330    51,511    54,585    44,749    44,135    103,466
Three years later...........   41,032    36,635    39,978    46,439    46,826    47,911    38,972    38,829         --
Four years later............   38,256    37,200    34,357    42,946    42,212    42,542    28,094        --         --
Five years later............   38,006    32,134    31,405    40,747    39,945    33,699        --        --         --
Six years later.............   34,184    29,816    31,777    38,131    36,164        --        --        --         --
Seven years later...........   33,899    29,392    26,646    36,179        --        --        --        --         --
Eight years later...........   32,932    26,831    25,464        --        --        --        --        --         --
Nine years later............   30,634    25,514        --        --        --        --        --        --         --
Ten years later.............   29,580        --        --        --        --        --        --        --         --
                              -------   -------   -------   -------   -------   -------   -------   -------   --------
Total net (deficiency)
  redundancy................  $21,029   $35,445   $33,221   $33,554   $24,261   $28,299   $36,533   $31,569    $44,445
                              =======   =======   =======   =======   =======   =======   =======   =======   ========
Cumulative redundancy
  (deficiency) as a
  percentage of original
  estimate..................    41.6%     58.1%     56.6%     48.1%     40.2%     45.6%     56.5%     44.8%      30.0%
                              =======   =======   =======   =======   =======   =======   =======   =======   ========

                              AS OF DECEMBER 31,
                              -------------------
                                1996       1997
Net reserves for losses and
  LAE.......................  $137,064   $122,725
Net Paid (cumulative) as of:
One year later..............     9,866         --
Two years later.............        --         --
Three years later...........        --         --
Four years later............        --         --
Five years later............        --         --
Six years later.............        --         --
Seven years later...........        --         --
Eight years later...........        --         --
Nine years later............        --         --
Ten years later.............        --         --
Net Reserves Re-estimated
  as of:
End of initial year.........   137,064    122,725
One year later..............    96,178         --
Two years later.............        --         --
Three years later...........        --         --
Four years later............        --         --
Five years later............        --         --
Six years later.............        --         --
Seven years later...........        --         --
Eight years later...........        --         --
Nine years later............        --         --
Ten years later.............        --         --
                              --------   --------
Total net (deficiency)
  redundancy................  $ 40,886(1)       --
                              ========   ========
Cumulative redundancy
  (deficiency) as a
  percentage of original
  estimate..................     29.8%         --
                              ========   ========

---------------
(1) The $40,886 release of prior year reserves is comprised of $35,000 of Predecessor Operations favorable reserve development and $5,239 of Capsure favorable reserve development in the nine month period of 1997 prior to the Merger and $647 of CNA Surety favorable reserve development for the period from September 30, 1997 (date of inception) through December 31, 1997.

CLAIMS

     The Company maintains a dedicated staff of in-house claim specialists. All claim handling is centralized in the three home office underwriting locations -- Chicago, Sioux Falls and Houston. The disposition of claims and other claim-related activity is done in accordance with established policies, procedures and expense controls. Indemnity and subrogation rights exist on a significant portion of the business written, enabling the Company to pursue loss recovery.

ASBESTOS AND ENVIRONMENTAL MATTERS

     The Company does not bond contractors that specialize in environmental remediation work. The Company does, however, bond several accounts that have incidental environmental exposure with respect to which the Company provides limited bonding programs. In the commercial surety market, the Company provides bonds to large corporations that are in the business of mining various minerals and are obligated to post reclamation bonds that guarantee that property which was disturbed during mining is returned to an acceptable condition when the mining is completed. While no environmental responsibility is overtly provided by commercial or contract bonds, some risk of environmental exposure may exist if the surety were to assume certain rights of ownership in the property in the completion of a defaulted project or through salvage recovery.

     To date, the Company has not received any environmental claim notices nor is management aware of any potential environmental claims.

COMPETITION

     The surety and fidelity market is highly competitive. According to 1997 data published by the SAA, the U.S. market aggregates approximately $3.6 billion in direct written premiums, comprised of approximately $2.7 billion in surety premiums and approximately $0.9 billion in fidelity premiums. The large diversified insurance companies hold the largest market shares. For example, the 20 largest surety companies account for nearly 73% of the surety market. On a pro forma basis for 1997, according to such data, CNA Surety was the largest direct writer of surety products.

     Primary competitors of CNA Surety are approximately 20 national, multi-line companies participating in the surety market throughout the country. Management believes that its principal strengths are capacity, diverse product offering, service and accessibility and long-term relationships with agents and accounts. While the surety industry has experienced slow premium growth, competition has increased as a result of ten years of profitable underwriting experience. This competition has typically manifested itself through reduced premium rates and greater tolerance for relaxation of underwriting standards. Management believes such competition will continue.

A.M. BEST RATINGS

     A.M. Best ratings are based on an evaluation of a company's financial strength (leverage/capitalization, capital structure/holding company, quality and appropriateness of reinsurance program, adequacy of loss/policy reserves, and quality and diversification of assets), operating performance (profitability, revenue composition, and management experience and objectives) and market profile (market risk, competitive market position, spread of risk, and event risk) as compared to A.M. Best's quantitative and qualitative standards. Western Surety and USA are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best. CCC is currently rated A (Excellent) by A.M. Best. A.M. Best's letter ratings range from A++ (Superior) to C- (Weak) with A++ being highest. An A+ (Superior) rating is assigned to those companies which A.M. Best believes, on balance, have superior financial strength, operating performance and market profile when compared to the standards established by A.M. Best. A+ (Superior) rated insurers have been shown to be among the strongest in ability to meet policyholder and other contractual obligations. A rating of A (Excellent) is assigned to those companies which A.M. Best believes have, on balance, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best.

REGULATION

     CNA Surety's insurance subsidiaries are subject to varying degrees of regulation and supervision in the jurisdictions in which they transact business under statutes which delegate regulatory, supervisory and administrative powers to state insurance regulators. In general, an insurer's state of domicile has principal responsibility for such regulation which is designed generally to protect policyholders rather than investors and relates to matters such as the standards of solvency which must be maintained; the licensing of insurers and their agents; the examination of the affairs of insurance companies, including periodic financial and market conduct examinations; the filing of annual and other reports, prepared on a statutory basis, on the financial condition of insurers or for other purposes; establishment and maintenance of reserves for unearned premiums and losses; and requirements regarding numerous other matters. Licensed or admitted insurers generally must file with the insurance regulators of such states, or have filed on its behalf, the premium rates and bond and policy forms used within each state. In some states, approval of such rates and forms must be received from the insurance regulators in advance of their use.

     Western Surety is domiciled in South Dakota and licensed in all 50 states and the District of Columbia. SBCA is domiciled in South Dakota and licensed in 23 states. USA is domiciled in Texas and licensed in 42 states and the District of Columbia.

     Insurance regulations also generally require registration and periodic disclosure of certain information concerning ownership, financial condition, capital structure, general business operations and any material transactions or agreements by or among affiliates. Such regulation also typically restricts the ability of any one person to acquire 10% or more, either directly or indirectly, of a company's stock without prior approval of the applicable insurance regulatory authority. In addition, dividends and other distributions to stockholders generally may be paid only out of unreserved and unrestricted statutory earned surplus. Such distributions may be subject to prior regulatory approval, including a review of the implications on RBC requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations... -- Liquidity and Capital Resources."

     CNA Surety's insurance subsidiaries are subject to periodic financial and market conduct examinations. These examinations are generally performed by the domiciliary state insurance regulatory authorities. The South Dakota Department of Commerce and Regulation -- Division of Insurance (the "South Dakota Department") recently concluded its financial and market conduct examination of Western Surety for the five year period ended December 31, 1996. The South Dakota Department made a finding of non-compliance with respect to the Company's practices regarding return of premiums and recommended that Western Surety change its current procedures regarding the return of premium. The Company is disputing the South Dakota Department's interpretation of the applicable statutes and intends to seek an agreement with the South Dakota Department not to take action against the Company until remedial legislation can be passed regarding the applicable statutes, which would eliminate any non-compliance by the Company with such statutes. Although CNA Surety management disputes such recommendation, management does not believe that such changes in procedures, if ultimately required, will have a material adverse effect on the Company.

     The South Dakota Department's previous examination of Western Surety was as of December 31, 1991 covering both financial and market conduct procedures. The Texas Department of Insurance conducted its last examination of USA as of December 31, 1996. This examination included financial matters. There were no significant issues noted which required corrective action by any of the insurance subsidiaries.

     Certain states in which CNA Surety's insurance subsidiaries conduct their business require insurers to join a guaranty association. Guaranty associations provide protection to policyholders of insurers licensed in such states against the insolvency of those insurers. In order to provide the associations with funds to pay certain claims under policies issued by insolvent insurers, the guaranty associations charge members assessments based on the amount of direct premiums written in that state. Such assessments were not material to the Predecessor Operations nor to Capsure's results of operations.

     Western Surety and USA each qualifies as an acceptable surety for federal and other public works project bonds pursuant to U.S. Department of Treasury regulations. The underwriting limitations of Western Surety and USA, based on each insurer's statutory surplus, are currently $3.4 million and $1.2 million per bond, respectively. Pursuant to the Quota Share Treaty and the Services and Indemnity Agreement with CCC, the

Company is permitted to issue bonds utilizing CCC's $345.3 million per bond U.S. Treasury underwriting limitation. See "Certain Relationships and Related Transactions."

INVESTMENTS

     CNA Surety's insurance company investment practices must comply with insurance laws and regulations and must also comply with certain covenants under CNA Surety's $130 million Credit Facility. Generally, insurance laws and regulations prescribe the nature and quality of, and set limits on, the various types of investments which may be made by CNA Surety's insurance subsidiaries. See "Regulation" in this Section.

     The Company's investment portfolios generally are managed to maximize after tax investment returns, while minimizing credit risks with investments concentrated in high quality, fixed income securities. The Company's portfolios are managed to provide diversification by limiting exposures to any one issue or issuer, and to provide liquidity by investing in the public securities markets. The portfolios are structured to support the Company's operations and consider the expected duration of liabilities and short-term cash needs.

     An investment committee of the Board establishes investment policy and oversees the management of each portfolio. A professional independent investment adviser has been engaged to assist in the management of each of the Company's insurance subsidiaries investment portfolio pursuant to established investment committee guidelines. The insurance subsidiaries pay an advisory fee based on the market value of the assets under management.

     The estimated fair value and amortized cost of fixed income securities held by the Company as March 31, 1998, by investment category, and the gross unrealized gains and losses were as follows:

                                                        AMORTIZED     GROSS        GROSS      ESTIMATED
                                                         COST OR    UNREALIZED   UNREALIZED     FAIR
                                                          COST        GAINS        LOSSES       VALUE
                                                        ---------   ----------   ----------   ---------
                                                                    (DOLLARS IN THOUSANDS)
FIXED INCOME SECURITIES:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies:
  U.S. Treasury.......................................  $ 59,060      $  220      $    --     $ 59,280
  U.S. Agency.........................................    63,701         388         (148)      63,941
  Collateralized mortgage obligations.................    34,551         103          (70)      34,584
  Mortgage pass-through securities....................    32,198          61           (3)      32,256
Obligations of states and political subdivisions......    79,784         206         (525)      79,465
Corporate bonds.......................................    58,706         331         (362)      58,675
Non-agency collateralized mortgage obligations........    29,391          40         (120)      29,311
Asset-backed securities:
  Second mortgages/home equity loans..................    20,101         206           (5)      20,302
  Credit card receivables.............................     6,483          24           --        6,507
  Other underlying assets.............................     5,075           4           (4)       5,075
                                                        --------      ------      -------     --------
  Total fixed income securities.......................  $389,050      $1,583      $(1,237)    $389,396
                                                        ========      ======      =======     ========

     Short-term investments are generally comprised of U.S. Treasury bills, corporate notes, money market funds and investment grade commercial paper equivalents.

     The amortized cost and estimated fair value of fixed income securities at March 31, 1998, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities as securities may be called or prepaid with or without call or prepayment penalties:

                                                              AMORTIZED   ESTIMATED
                                                                COST      FAIR VALUE
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
FIXED INCOME SECURITIES:
Due within one year.........................................  $  2,732     $  2,733
Due after one year but within five years....................   110,156      110,750
Due after five years but within ten years...................    76,281       75,847
Due after ten years.........................................    72,083       72,032
                                                              --------     --------
                                                               261,252      261,362
Mortgage pass-through securities, collateralized mortgage
  obligations and
  asset-backed securities...................................   127,798      128,034
                                                              --------     --------
                                                              $389,050     $389,396
                                                              ========     ========

     The following table sets forth the rating assigned by S&P or Moody's of the fixed income securities portfolio of the Company as of March 31, 1998:

                       CREDIT RATING                            FAIR VALUE     PERCENT
                       -------------                            -----------    --------
                                                                (DOLLARS IN THOUSANDS)
AAA/Aaa.....................................................     $302,482        77.7%
AA/Aa.......................................................       23,557         6.0
A/A.........................................................       51,286        13.2
BBB.........................................................       12,071         3.1
                                                                 --------       -----
          Total.............................................     $389,396       100.0%
                                                                 ========       =====

     As of March 31, 1998, 100% of the Company's fixed income securities were considered investment grade by S&P and/or Moody's, and 84% were rated at least AA by those agencies. In addition, the Company's investments in fixed income securities did not contain any significant geographic or industry concentration of credit risk.

NET OPERATING LOSS TAX CARRYFORWARDS

     In July 1986, Capsure emerged from voluntary bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code. Prior to its emergence, Capsure was primarily involved in oil and gas production, exploration and development and providing supplies to the oil and gas industry. Due to a significant downturn in the oil and gas industry in the early 1980s, Capsure generated significant losses and was unable to meet its obligations, resulting in its voluntary bankruptcy filing. Upon emergence from bankruptcy, Capsure had approximately $300 million in NOLs. The IRS has not audited Capsure's tax returns for the years in which it reported net operating losses.

     Capsure had approximately $100.7 million of these NOLs available at the Merger Date to reduce its future federal taxable income, of which $50.7 million expired on December 31, 1997. Under Section 382 of the Code, significant restrictions on CNA Surety's ability to utilize Capsure's NOL carryovers apply because of the ownership change as a result of the Merger.

EMPLOYEES

     As of December 31, 1997, the Company employed approximately 840 persons. Since its emergence from bankruptcy in 1986 through the time of the Merger, Capsure did not experience any work stoppages nor had the Predecessor Operations ever experienced a work stoppage. Since the formation of CNA Surety and the

Merger, CNA Surety has not experienced any work stoppages and CNA Surety believes its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is a party to numerous lawsuits arising in the normal course of business. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition, results of operations or cash flows.

PROPERTIES

     CNA Surety leases its executive offices and its shared branch locations with CCC under an Administrative Services Agreement. CNA Surety currently uses approximately 72,500 square feet and related personal property at 41 branch locations and its home and executive offices (15,243 square feet), in Chicago, Illinois. CNA Surety's annual rent for this space is approximately $1.6 million. CNA Surety may terminate its use of these locations as set forth in the Administrative Services Agreement, without penalty, by providing CCC with 60 days written notice.

     Western Surety leases office space for its executive offices at 101 South Phillips Avenue, Sioux Falls, South Dakota 57104, under a lease expiring in 2002. Western Surety's office space, consisting of approximately 81,600 square feet, is leased from a partnership in which Western Surety owns a 50% interest. The annual rent, which is subject to annual adjustments, was $1.5 million as of December 31, 1997. Western Surety also leases a 7,900 square foot branch office in Dallas, Texas. Annual rent for the branch office was $0.2 million and the lease expires in 1999. USA leases office space for its executive offices at 950 Echo Lane, Suite 250, Houston, Texas 77024, under a lease terminating in the year 2000 with an annual rent of $0.2 million. USA also leases space for 7 branch offices for an additional annual rent of approximately $0.1 million.

                           MANAGEMENT OF THE COMPANY

     The directors and executive officers of the Company are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Giorgio Balzer............................  58    Director
Philip H. Britt...........................  52    Director
David T. Cumming..........................  54    Director
Rod F. Dammeyer...........................  58    Director
Melvin Gray...............................  65    Director
Joe P. Kirby..............................  44    Director
Roy E. Posner.............................  65    Director
Adrian M. Tocklin.........................  46    Director
Robert T. Van Gieson......................  53    Director and Chairman of the Board
Mark C. Vonnahme..........................  49    President, Chief Executive Officer and Director
Robert E. Ayo.............................  57    Vice President and Chief Underwriting Officer --
                                                  Contract Surety
Michael Dougherty.........................  39    Vice President and Chief Marketing Officer
Melita Geoghegan..........................  51    Vice President and Chief Human Resources Officer
Thomas P. Greasel.........................  59    Vice President and Chief Claims Officer
John S. Heneghan..........................  36    Vice President and Chief Financial Officer
Dan L. Kirby..............................  51    Executive Vice President -- Legislative Affairs
Paul T. Lively............................  49    Vice President -- Business Development and Secretary
John L. McReynolds........................  57    President and Chief Operating Officer of USA
Stephen T. Pate...........................  51    President and Chief Operating Officer of Western
                                                  Surety
Thomas A. Pottle..........................  38    Vice President, Chief Operations Officer and
                                                  Assistant Secretary
Sharon A. Sartori.........................  42    Vice President and Chief Underwriting Officer --
                                                  Commercial Surety
William Pate..............................  34    Director-Designee

     The following is certain additional information concerning each director and executive officer of the Company, including positions and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years.

GIORGIO BALZER, Director of CNA Surety since September 30, 1997. Chairman and Chief Executive Officer, Businessmen's Assurance Company of America since 1990; U.S. representative for Assicurazioni Generali, S.p.A. Director of Commerce Bancshares, Inc.

PHILIP H. BRITT, Director of CNA Surety since March 1998. Senior Vice President, Insurance Industry Division of First Chicago NBD Corporation since April 1988; various other positions with First Chicago NBD Corporation -- The First National Bank of Chicago from 1982 through April 1988. Member of the Association of Insurance and Financial Analysts.

DAVID T. CUMMING, Director of CNA Surety since December 1996. Secretary of the Company from December 1996 until September 30, 1997; Executive Vice President Mergers and Acquisitions, CNA Commercial Insurance, a business unit of CNAF, since January 1998; Deputy General Counsel of all insurance subsidiaries of CNAF, including CCC and CIC, from 1993 until January 1998.

ROD F. DAMMEYER, Director of CNA Surety since September 30, 1997. Managing Partner of EGI Corporate Investments, a division of Equity Group Investments, Inc. ("EGI"), since January 1996; Director since 1985 and Vice Chairman of Anixter International, Inc. ("Anixter") since February 1998; President from 1985 until February 1998 and Chief Executive Officer from 1993 until February 1998 of Anixter. Director of ANTEC Corporation, Groupo Azucarero Mexico, IMC Global Inc., Jacor Communications, Inc., Metal Management,

Inc., Stericycle, Inc., TeleTech Holdings, Inc., Transmedia Network, Inc., and Trustee of several Van Kampen American Capital, Inc. closed-end mutual funds.

MELVIN GRAY, Director of CNA Surety since September 30, 1997. Chairman and Chief Executive Officer since 1982 and various other positions since 1962 of Graycor, Inc. Member Board of Advisors of the Construction Industry Institute.

JOE P. KIRBY, Director of CNA Surety since September 30, 1997. Director of Western Surety since 1979; President from 1979 until 1995 and Chief Executive Officer of Western Surety from 1979 until September 30, 1997. Mr. Kirby is the brother of Dan L. Kirby.

ROY E. POSNER, Retired. Director of CNA Surety since September 30, 1997. Chief Financial Officer and Senior Vice President of Loews Corporation, the parent corporation of CNAF, from 1985 until February 1997.

ADRIAN M. TOCKLIN, Director of CNA Surety since September 30, 1997 and Chairman of the Board from September 30, 1997 until March 1998. President, CNA Diversified Operations, a business unit of CNAF, from May 1995 until April 1998. President and Chief Operating Officer of The Continental Corporation ("Continental") and all of its insurance subsidiaries from June 1994 until May 1995; Executive Vice President of Continental from September 1992 until June 1994; various other positions with Continental since December 1974; Director of SONAT, Inc. and Trustee of George Washington University.

ROBERT T. VAN GIESON, Director of CNA Surety and Chairman of the Board since March 1998. President and Chief Executive Officer, CNA Global Operations, a business unit of CNAF, since December 1997; President and Chief Executive Officer, CNA Global Operations Group, from July 1996 until December 1997; Chairman and Chief Executive Officer of Chubb Insurance Co. of Europe from 1990 until 1996; Director of First Insurance Company of Hawaii, Associated Aviation Underwriters, and International Insurance Society.

MARK C. VONNAHME, Director, President and Chief Executive Officer of CNA Surety since September 1997. Group Vice President and Senior Surety Officer of all CNAF insurance subsidiaries, including CCC and CIC, from August 1993 until September 30, 1997. Vice President, Contract Surety Division of CCC from January 1993 until August 1993; and Assistant Vice President, Contract Surety Division of CCC, from 1991 until January 1993. Director of Surety Association of America.

ROBERT E. AYO, Vice President and Chief Underwriting Officer, Contract Surety of CNA Surety since September 30, 1997. Vice President and Chief Contract Underwriting Officer, Surety of all insurance subsidiaries of CNAF, including CCC and CIC, from March 1995 until September 30, 1997; Assistant Vice President and Underwriting Manager, Contract Surety of CCC, from January 1993 until March 1995; Underwriting Manager, Contract Surety of CCC from 1985 until January 1993.

MICHAEL A. DOUGHERTY, Vice President and Chief Marketing Officer of CNA Surety since November 1997. Senior Vice President Aon Risk Services of Illinois from April 1992 until November 1997.

MELITA H. GEOGHEGAN, Vice President and Chief Human Resources Officer of CNA Surety since September 30, 1997. Assistant Vice President of Human Resources, Surety Division of CCC from 1996 until September 30, 1997, and various positions with CCC from 1993 to 1996.

THOMAS P. GREASEL, Vice President and Chief Claims Officer of CNA Surety since September 30, 1997. Vice President and Director of Surety Claims for CCC from 1993 until September 30, 1997.

JOHN S. HENEGHAN, Vice President and Chief Financial Officer of CNA Surety since September 30, 1997. Vice President of Capsure from December 1995 and Controller of Capsure from June 1994 until September 30, 1997; and various positions, including Senior Audit Manager, with Deloitte & Touche LLP from 1984 until June 1994.

DAN L. KIRBY, Executive Vice President, Legislative Affairs of CNA Surety since September 30, 1997. Vice President, General Counsel and Secretary of Western Surety from 1974 until September 30, 1997. Mr. Kirby is the brother of Joe P. Kirby.

PAUL T. LIVELY, Vice President, Business Development of CNA Surety since March 1998, Secretary of CNA Surety since May 1998 and Assistant Secretary from March 1998 until May 1998. Practicing attorney from 1988 until 1997 with Querrey & Harrow, Ltd.

JOHN L. MCREYNOLDS, President and Chief Operating Officer of USA since January 1, 1998. Executive Vice President of USA from 1984 until December 31, 1997.

STEPHEN T. PATE, President and Chief Operating Officer of Western Surety since June 1995. Executive Vice President of Western Surety from October 1994 until June 1995; President, Surety Profit Center of CIC from April 1993 until October 1994; and Regional Vice President, Surety of CIC from June 1991 until April 1993.

THOMAS A. POTTLE, Vice President, Chief Operations Officer of CNA Surety since September 1997. Secretary of CNA Surety from September 30, 1997 until May 1998. Assistant Vice President and Surety Controller of CNA from 1996 until September 1997; Surety Controller of CCC from September 1994 until 1996; and various positions with CCC from 1986 until September 1994.

SHARON A. SARTORI, Vice President and Chief Underwriting Officer, Commercial Surety of CNA Surety since November 1997. Commercial Surety Territorial Underwriting Officer of CNA Surety from September 30, 1997 until November 1997; and various positions, including Assistant Vice President and Territorial Underwriting Officer, of CCC from 1993 until September 30, 1997.

WILLIAM PATE, Director Designee. Director -- Mergers and Acquisitions of EGI since February 1994 and Associate, Credit Suisse First Boston prior to February 1994. Mr. Pate has been designated and has consented to become a Director immediately after the effectiveness of the Registration Statement of which this Prospectus forms a part.

BOARD AND COMMITTEES

     The Board has an Executive Committee which consists of Ms. Tocklin and Messrs. Van Gieson and Vonnahme. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. All action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member.

     CNA Surety also has an Audit Committee which consists of Messrs. Dammeyer, Gray and Posner (Chair). The Audit Committee is authorized and has the power to review such procedures of the Company and its subsidiaries regarding the appointment of the independent auditors, the scope and fees of prospective annual audits and results thereof, compliance with the accounting and financial policies of the Company, management's procedures and policies relative to the adequacy of CNA Surety's internal accounting controls and review of any and all related party agreements and arrangements between CNA Surety and its affiliates, as well as any disputes that may arise thereunder.

     CNA Surety also has a Compensation Committee which consists currently of Messrs. Balzer, Britt and J. Kirby (Chair). The Compensation Committee reviews and administers all compensation matters for the five most highly compensated executive officers of the Company as well as its stock option plans.

     Finally, CNA Surety also has an Investment Committee which consists of Messrs. J. Kirby, Posner, Van Gieson, and Vonnahme and Ms. Tocklin. The Investment Committee establishes investment policies and oversees the management of the Company's investment portfolios.

                             EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation (including option grants) for services rendered to CNA Surety (or its predecessors) for the year ended December 31, 1997 by the chief executive officer and those persons who were, at December 31, 1997, the four other most highly compensated executive officers of CNA Surety. CNA Surety began operations following the Merger which was consummated on September 30, 1997. Accordingly, compensation for prior years has been omitted.

                           SUMMARY COMPENSATION TABLE

                                                                               NUMBER OF
                                                                               SECURITIES
                                                              OTHER ANNUAL     UNDERLYING      ALL OTHER
                                     SALARY(1)   BONUS(1)    COMPENSATION(1)    OPTIONS     COMPENSATION(1)
NAME AND PRINCIPAL POSITION   YEAR      ($)         ($)            ($)         GRANTED(#)         ($)
---------------------------   ----   ---------   ---------   ---------------   ----------   ---------------
Mark C. Vonnahme............  1997    264,519      114,700(2)      13,646(3)      30,000          27,260(4)
President and Chief
Executive Officer of CNA
Surety
John T. Knox................  1997    253,120      300,000(5)           0         20,000         705,577(6)
Former President and Chief
Executive Officer of USA and
Former Director of the
Company
Dan L. Kirby................  1997    239,807      125,000           444(7)       15,000         524,557(8)
Vice President, Legislative
Affairs of CNA Surety
Stephen T. Pate.............  1997    262,500      312,500(5)       5,970(9)      20,000           4,800(10)
President and Chief
Operating Officer of Western
Surety
Robert E. Ayo...............  1997    165,384       99,100(2)         326(11)     20,000          12,984(12)
Vice President and Chief
Underwriting Officer,
Contract Surety of CNA
Surety

---------------

(1) Includes salary, bonus, other annual and all other compensation paid prior to the Merger, on September 30, 1997, by CCC and Capsure for Messrs. Vonnahme and Ayo and for Messrs. Knox, Kirby and Pate, respectively.

(2) Includes transaction completion bonus of $4,700 for Mr. Vonnahme and $3,000 for Mr. Ayo.

(3) Includes $11,646 for health club and country club dues and $2,000 for income tax preparation.

(4) Includes $15,173 of CCC distributions from the CNAF supplemental savings plan, $6,720 of 401(k) plan company matching contributions to both the CNA and CNA Surety sponsored plans, $3,610 CCC paid automobile lease, $721 of CCC paid contributions on a life insurance policy owned by him and a $1,036 CCC paid retirement gift.

(5) Includes transaction and retention bonuses paid by Capsure of $250,000 for Mr. Knox and $312,500 for Mr. Pate.

(6) Includes $671,216 paid by the Company in connection with the termination of his employment contract, $22,782 for Company paid automobile lease, $6,959 for Company paid contributions on a life insurance policy owned by him and $4,620 of 401(k) plan company matching contributions.

(7)  Includes $444 of reimbursements of health club dues.

(8) Includes $519,757 in connection with the exercise of Capsure stock options and $4,800 for 401(k) plan company matching contributions.

(9) Includes $384 of reimbursements of health club dues and $5,586 for Company paid country club membership dues.

(10) For 401(k) plan Company matching contributions.

(11) For CCC reimbursement of health club dues.

(12) Includes $6,219 of 401(k) plan company matching contributions to both the CNA and CNA Surety sponsored plans, $3,691 CCC paid automobile lease, $2,038 of CCC paid contributions on a life insurance policy owned by him and a $1,036 CCC paid retirement gift.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE VALUE
                           --------------------------------                               AT ASSUMED ANNUAL RATES
                              NUMBER OF        % OF TOTAL                                      OF STOCK PRICE
                             SECURITIES        GRANTED TO                                 APPRECIATION FOR OPTION
                             UNDERLYING        EMPLOYEES      EXERCISE OR                           TERM
                           OPTIONS GRANTED       DURING       BASE PRICE    EXPIRATION   --------------------------
          NAME                 (#)(1)        FISCAL YEAR(2)     ($/SH)         DATE        5%($)           10%($)
          ----             ---------------   --------------   -----------   ----------   ----------      ----------
Mark C. Vonnahme.........      30,000            6.5%           15.875       10/03/07     299,550         758,550
Robert E. Ayo............      20,000            4.3%           15.875       10/03/07     199,700         505,700
Dan L. Kirby.............      15,000            3.2%           15.875       10/03/07     149,775         379,275
John T. Knox.............      20,000(3)         4.3%           15.875       10/03/07           0(3)            0
Stephen T. Pate..........      20,000            4.3%           15.875       10/03/07     199,700         505,700

---------------
(1) The options granted during 1997 are exercisable after October 3, 2000.

(2) 463,500 non-qualified stock options were granted to employees of the Company during the three month period ending December 31, 1997.

(3) These options were forfeited as a result of Mr. Knox's resignation as President and Chief Executive Officer of USA effective December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                                                VALUE OF
                                                                                               UNEXERCISED
                                                                            NUMBER OF         IN-THE-MONEY
                                                                       UNEXERCISED OPTIONS     OPTIONS AT
                                                                          AT FY-END (#)        FY-END ($)
                                       SHARES ACQUIRED      VALUE        (1)EXERCISABLE/     (1)EXERCISABLE/
                NAME                   ON EXERCISE (#)   REALIZED($)      UNEXERCISABLE       UNEXERCISABLE
                ----                   ---------------   -----------   -------------------   ---------------
Mark C. Vonnahme.....................           0                0             0/30,000                   0/0
Robert E. Ayo........................           0                0             0/20,000                   0/0
Dan L. Kirby.........................      39,190          519,757        15,000/15,000             169,064/0
John T. Knox.........................           0                0        40,718/0                  511,520/0
Stephen T. Pate......................           0                0        11,250/23,750             139,922/46,641

---------------
(1)Exercisable options for Messrs. D. Kirby, Knox and Pate relate to options issued under CNA Surety's Replacement Stock Option Plan in connection with the Merger. The Replacement Stock Option Plan reserved shares for issuance to former Capsure option holders with the same price, rights, benefits, terms and conditions as the Capsure options replaced.

COMPENSATION OF DIRECTORS

     Directors, except for employees of the Company or its affiliates, are compensated at the annual rate of $25,000, paid in quarterly installments, and receive $1,500 for each meeting of the Board and committees of the Board which they attend. The CNA Surety Corporation Non-Employee Directors Deferred Compensation Plan (the "Plan") provides that non-employee Directors may elect under the Plan to defer receipt of their annual compensation and have such compensation deemed invested in stock units, which may then be distributed under certain circumstances in the form of Common Stock.

EMPLOYMENT CONTRACTS

     The Company entered into an employment agreement with Mark C. Vonnahme on October 3, 1997. The agreement runs from October 1, 1997 through December 31, 1999, with automatic one-year renewals unless the Company or Mr. Vonnahme provides the other party with thirty days written notice of intent not to renew.

The agreement provides for a minimum annual base salary of $300,000 that may be adjusted annually by the Board, an annual bonus, a long-term incentive compensation program, and stock options. As part of the agreement, Mr. Vonnahme has agreed to certain confidentiality, non-competition, and non-solicitation provisions.

     The Company also entered into a two-year employment agreement with Dan L. Kirby, effective October 1, 1997. The agreement provides for an annual base salary of $200,000 and provides for additional compensation in the form of an annual bonus, a long-term incentive compensation program, and stock options. The agreement also provides a severance payment, equal to the discounted present value of the salary that Mr. Kirby would have received through the term of the agreement, if the Company terminates his employment without cause. As part of the agreement, Mr. Kirby has agreed to certain confidentiality, non-competition, and non-solicitation provisions.

     The Company also maintained predecessor employment agreements with John T. Knox, Jr. and Stephen T. Pate, entitling each to annual base salaries of $262,500. Mr. Knox resigned as President and Chief Executive Officer of USA, effective December 31, 1997 and received payment in the amount of $671,216 for the discounted value of the base salary on the remaining term of his employment contract. Although Mr. Pate's employment agreement expired on April 14, 1998, Mr. Pate continues to be employed by the Company in the same capacities without the benefit of an employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of CNA Surety's Compensation Committee are Messrs. Balzer, Britt and J. Kirby.

     Mr. J. Kirby is a director of CNA Surety and was a former officer and director of Capsure. Mr. J. Kirby is the brother of D. Kirby, who is currently an officer of CNA Surety and was a director of Capsure.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CCC and the CNA Surety insurance subsidiaries have entered into various reinsurance agreements designed to protect against adverse loss reserve development related to the Predecessor Operations' reserves at the Merger Date, and help preserve, through the year 2000, the profitability of the Predecessor Operations and certain additional accounts. The reinsurance agreements, together with the Services and Indemnity Agreement that is described below, also effected the transfer of the Predecessor Operations to CNA Surety's insurance subsidiaries. The reinsurance agreements entered into in connection with the Merger are: (i) the Quota Share Treaty; (ii) the Stop Loss Contract; and (iii) the Excess of Loss Contract.

  Surety Quota Share Treaty

     Through the Quota Share Treaty, CCC and CIC as of the Merger Date (i) transferred the Predecessor Operations from CCC to Western Surety, including the Reserves and unearned premium reserves as of the Merger Date as well as cash and other statutorily admitted assets equal to such Reserves plus unearned premium reserves and (ii) provided a guarantee to Western Surety regarding the adequacy of the Reserves transferred to Western Surety on the Merger Date.

     Specifically, CCC transferred to Western Surety 100% of the net liabilities of then existing Predecessor Operations under surety bonds written or renewed by CCC prior to the Merger Date. CCC effected the transfer of the existing Predecessor Operations by paying Western Surety an amount in cash and other statutorily net admitted assets (insurance premium receivables minus expenses accrued for statutory reporting purposes) equal to (i) CCC's net unearned premium reserves relating to the in-force Predecessor Operations as of the Merger Date, plus (ii) the Reserves for all Predecessor Operations' business written or assumed prior to the Merger Date, and minus (iii) a ceding commission of $29 million to be retained by CCC, which reimbursed CCC for acquisition expenses incurred by CCC in connection with the net unearned premium reserves being transferred. CCC transferred to Western Surety all of the Predecessor Operations' business written or renewed by CCC after the Merger Date by transferring the related liabilities of such business and paying to Western Surety an amount in cash equal to CCC's net premiums written on all such business, minus a quarterly ceding commission to be retained by CCC equal to $50,000 plus 28% of net premiums written on such business. For the quarter ended March 31, 1998, CCC and CIC paid Western Surety, net of commissions and reinsurance loss payments, $22.5 million under the Quota Share Treaty and the Company had a reinsurance receivable balance from CCC and CIC of $46.8 million. This balance is primarily comprised of direct premium receivables of CCC and CIC with respect to the surety business ceded to Western Surety.

     CCC also agreed to guarantee the Reserves transferred to Western Surety by agreeing to pay to Western Surety within 30 days following the end of each calendar quarter the amount of any adverse development on such Reserves, as reestimated as of the end of such calendar quarter.

     The Quota Share Treaty has a term of five years from the Merger Date. Notwithstanding the Quota Share Treaty's term, the provisions of the Quota Share Treaty shall continue to apply until all obligations of the parties have been performed, including the guarantee with respect to the adequacy of the Reserves. CCC shall be responsible for losses on business covered by the Quota Share Treaty which are discovered within three years after its termination.

  Aggregate Stop Loss Reinsurance Contract

     The Stop Loss Contract entered into on the Merger Date will protect CNA Surety from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between CNA Surety's insurance subsidiaries and CCC limits the CNA Surety insurance subsidiaries' prospective net loss ratios with respect to certain accounts and lines of insured business for at least three fiscal years following the Merger Date. In the event the CNA Surety insurance subsidiaries' accident year net loss ratio exceeds 24% in each of 1997 through 2000 on certain insured accounts (the "Loss Ratio Cap"), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the CNA Surety insurance subsidiaries a dollar amount equal to
(i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums.

     The Loss Ratio Cap only applies to the results of insureds that were accounts of the Predecessor Operations as of the Merger Date as well as similar accounts at any time following the Merger Date but prior to the termination of the Stop Loss Contract. Although the Stop Loss Contract remains in effect until December 31, 2000, the provisions shall continue until all obligations of the parties have been performed. In consideration for the coverage provided by the Stop Loss Contract, the CNA Surety insurance subsidiaries must pay to CCC an annual premium equal to $20,000. The CNA Surety insurance subsidiaries paid CCC the initial annual premium. There was no amount due to the CNA Surety insurance subsidiaries from CCC under the Stop Loss Contract as of March 31, 1998.

  Surety Excess of Loss Reinsurance Contract

     The Excess of Loss Contract provides CNA Surety with the capacity to underwrite large surety bond exposures by providing the insurance subsidiaries with reinsurance support from CCC. Historically, CCC's substantial capital base has enabled it to underwrite and retain large aggregate surety bond exposures. The Excess of Loss Contract entered into by CCC and the CNA Surety insurance subsidiaries on the Merger Date cedes to CCC certain liabilities in excess of the capacity provided by the CNA Surety insurance subsidiaries' reinsurance program.

     Specifically, CCC provides the insurance subsidiaries with $75 million of coverage in excess of the $55 million of coverage provided to the insurance subsidiaries by third party reinsurers, which is in turn in excess of the $5 million of coverage per principal to be retained by the insurance subsidiaries. CCC will be obligated to pay to the CNA Surety insurance subsidiaries, on a quarterly basis, the amount of any loss to the extent such loss exceeds $60 million per principal; provided, however, that CCC's obligations to the insurance subsidiaries with respect to the Excess of Loss Contract shall not exceed $75 million per principal in any one year. Over the last five years, no more than ten Predecessor Operations' accounts have had exposures that would have been reinsured under the Excess of Loss Contract.

     The Excess of Loss Contract provides coverage for losses discovered on surety bonds in force as of the Merger Date and for losses discovered on new and renewal business written, renewed or assumed during the term of the Excess of Loss Contract. CCC is also obligated to act as a joint insurer, or "co-surety," for business covered by the Excess of Loss Contract when requested by the CNA Surety insurance subsidiaries.

     The term of the Excess of Loss Contract commenced on the Merger Date and continues for a period of five years. For a period of three years following the termination of the Excess of Loss Contract, CCC will be liable for applicable losses discovered with respect to business covered prior to the date of termination of the Excess of Loss Contract. In consideration for the reinsurance coverage provided by the Excess of Loss Contract, the insurance subsidiaries will pay to CCC, on a quarterly basis, a premium equal to 1% of the net written premiums applicable to the Excess of Loss Contract, subject to a minimum premium of $20,000 per quarter. The CNA Surety insurance subsidiaries have paid CCC $80,000 for all minimum quarterly premiums due through September 30, 1998.

  Services and Indemnity Agreement

     The Services and Indemnity Agreement between CCC and CNA Surety's insurance subsidiaries authorizes CNA Surety's insurance subsidiaries to perform certain underwriting, claims, agency and accounting functions on behalf of CCC as they relate to the business assumed under the Quota Share Treaty for a period of five years from the Merger Date. In consideration for the provision of the foregoing services, CCC agreed to pay the insurance subsidiaries a quarterly fee of $50,000. CCC has paid Western Surety $100,000 for services rendered under the Services and Indemnity Agreement for the period from September 30, 1997 through March 31, 1998.

     In addition, the Services and Indemnity Agreement prohibits any changes or modifications to it or any of the reinsurance agreements without the written approval of CCC and the audit committee of the CNA Surety Board.

  Administrative Services Agreement

     Pursuant to the Reorganization Agreement, CNA Surety entered into an Administrative Services Agreement with CCC to allow for the continued use by CNA Surety of real and personal property currently owned or leased by CCC. In addition, CNA Surety may purchase many of the services provided by CCC to the Predecessor Operations. The Administrative Services Agreement has a three-year term and commenced as of the Merger Date.

     The Administrative Services Agreement provides that the rental and service fees charged by CCC thereunder can be no less favorable than that charged to the Predecessor Operations. Such charges may be increased annually in an amount not more than the increase in the consumer price index during the previous 12 months. CNA Surety has the authority to choose, at its discretion, to receive any or all of the services offered under the Administrative Services Agreement. CNA Surety, however, is under no obligation to purchase any services under the Administrative Services Agreement. The aggregate maximum annual cost for the use of the real and personal property and for services available under the agreement is approximately $7.9 million. Administrative services are provided at specified rates, subject to inflationary increases. For the quarter ended March 31, 1998, the Company incurred $2.3 million for rents and services provided under the agreement. The Company paid CCC $2.3 million during the quarter ended March 31, 1998 and $1.1 million of accrued expenses was reflected in other liabilities in CNA Surety's Consolidated Balance Sheet at March 31, 1998.

     Services provided and offered under the Administrative Services Agreement include the following: telecommunications, computer access and support, human resource assistance, accounting, legal, financial and administrative support, marketing, strategic management and direction, investment advice and various other business services.

     The Company currently uses approximately 72,500 square feet of space and related personal property in CCC's 41 branch locations and home office in Chicago, Illinois. CNA Surety may terminate its use of these locations as set forth in the Administrative Services Agreement, without penalty, by providing CCC with 60 days written notice.

     The Administrative Services Agreement also provides for prior notice of any termination of the underlying leases of real property from third parties and an option to CNA Surety to purchase the personal property owned by CCC and leased to CNA Surety under the Administrative Services Agreement at the end of three years for the price of $1.

  Reinsurance Arrangement with CNA Re (London)

     In the fourth quarter of 1997, an affiliate of CCC entered into a 50% U.S. dollar quota share reinsurance treaty with CNA Re (London), a subsidiary of CNAF. The treaty was effective as of January 1, 1997 and provides facultative or treaty reinsurance cover on credit insurance, surety and guarantee, and fidelity and computer crime classes of business, predominantly on European risks. The business assumed by CCC under this treaty was retroceded to Western Surety under terms of the Quota Share Treaty. For the three months ended March 31, 1998, the Company assumed $2.5 million in international premiums.

  Trademark License Agreement

     In connection with the Merger, CNAF and the Company entered into a Trademark License Agreement pursuant to which the Company obtained the right to use the "CNA" mark or some derivation thereof for an unlimited period of time, subject to termination in the event of a change in control of CNA Surety. The license is a royalty-free license to CNA Surety and may not be assigned by CNA Surety.

  Continuing Covenants of CNAF

     The Reorganization Agreement contains certain ongoing agreements, including an agreement by CCC and CNA Surety to cause the bylaws of CNA Surety to require approval by 75% of the holders of Common Stock for CNA Surety in order to (i) enter into certain business combinations, (ii) accept proposals to sell all or substantially all of the Company's assets, (iii) amend the bylaw provisions requiring such supermajority voting or (iv) amend the certificate of incorporation.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     In connection with the Merger, CNA Surety entered into a registration rights agreement with Equity Capsure Limited Partnership ("Equity Capsure"), the major stockholder of Capsure, granting certain registration rights. Pursuant to the exercise of such registration rights, CNA Surety is registering for sale shares of Common Stock held by the former partners of Equity Capsure. The Selling Stockholders consist of (i) certain trusts, partnerships or other entities that hold shares of Common Stock following the distribution of shares of Common Stock by Equity Capsure to its partners; (ii) Samuel Zell, the former Chief Executive Officer and Chairman of the Board of Directors of Capsure; (iii) John T. Knox, Jr., the former President of USA; and (iv) Bruce A. Esselborn, the former President of Capsure. The Selling Stockholders will pay all underwriting discounts, commissions and transfer taxes relating to the shares of Common Stock offered for sale by the Selling Stockholders hereunder, as well as the fees and disbursement of their legal counsel. All other fees and expenses in connection with the registration of the shares of Common Stock hereunder shall be borne by CNA Surety.

     The following table sets forth, as of May 22, 1998, the beneficial ownership of Common Stock of (i) each of the Selling Stockholders, (ii) each stockholder who is known by the Company to beneficially own more than 5% of such outstanding Common Stock, (iii) each of CNA Surety's directors, those executive officers named in the Summary Compensation Table and all executive officers and directors of CNA Surety as a group. Information regarding the directors and executive officers and their security holdings has been furnished by them to CNA Surety. The table also sets forth the number of shares of Common Stock being offered by the Selling Stockholders and the number and percentage of outstanding shares to be owned by each person and group after adjustment for completion of the Offering.

                                         AMOUNT AND NATURE OF                    AMOUNT AND NATURE OF
                                         BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERING(1)      SHARES OF      AFTER THE OFFERING
                                        ----------------------    COMMON STOCK   --------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS     SHARES       PERCENT      OFFERED        SHARES     PERCENT
-------------------------------------   ----------     -------    ------------   ----------   -------
CNAF(2)...............................  27,096,337(3)   62.5%(3)          --     27,096,337    62.5%
Samstock, L.L.C.(4)...................   1,988,769       4.6%      1,988,769              0      --
Samstock/SZRT, L.L.C.(5)..............     578,649       1.3%        578,649              0      --
Anda Partnership(6)...................     498,684       1.1%        498,684              0      --
LFT Partnership(7)....................     486,760       1.1%        486,760              0      --
Samuel Zell...........................      65,000       *            65,000              0      --
The Ann and Robert H. Lurie Family
  Foundation(8).......................     486,760       1.1%        486,760              0      --
Bruce A. Esselborn(9).................      83,507       *            83,507              0      --
John T. Knox, Jr.(10).................     331,363       *           200,000        131,363     *
David T. Cumming......................       3,500(11)   *                --          3,500     *
Melvin Gray...........................       1,000(12)   *                --          1,000     *
Joe P. Kirby..........................      76,910       *                --         76,910     *
Roy Posner............................         250       *                --            250     *
Adrian M. Tocklin.....................       1,000       *                --          1,000     *
Mark C. Vonnahme......................       1,100(13)   *                --          1,100     *
Robert E. Ayo.........................         100       *                --            100     *
Dan L. Kirby..........................      78,252       *                --         78,252     *
Stephen T. Pate.......................      11,450       *                --         11,450     *
All directors and executive officers
  as a group (21 persons) including
  the above named persons.............     635,976       1.5%                       635,976     1.5%

---------------
* Less than 1%

(1) The number of shares of the Common Stock indicated as beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities.

                         (footnotes continued on next page)

(2) CNAF is an 84% owned subsidiary of Loews Corporation. The address for CNAF is: CNA Plaza, Chicago, Illinois, 60685. CNAF and Loews Corporation each disclaim beneficial ownership of these shares.

(3) The Reorganization Agreement provided that CCC and its affiliates would have beneficial ownership of 61.75% of the outstanding Common Stock on a fully-diluted basis immediately following the Merger. Although CCC and its affiliates have not increased their ownership in CNA Surety, the beneficial ownership for CCC reported in this table is higher than 61.75% because the rules under the Exchange Act require disclosure of ownership on other than a fully-diluted basis.

(4) Samstock, L.L.C., a Delaware limited liability company ("Samstock"), is wholly owned by SZ Investments, L.L.C., a Delaware limited liability company ("SZ Investments"). SZ Investments is owned by Zell General Partnership, Inc., an Illinois corporation, as the sole managing member, which is wholly-owned by the Samuel Zell Revocable Trust of which Mr. Zell is trustee and beneficiary ("Zell Trust") and Alphabet Partners and ZFT Partnership, as non-managing members. The business address for Samstock is Two N. Riverside Plaza, Chicago, IL 60606.

(5)  Samstock/SZRT, L.L.C., a Delaware limited liability company
     ("Samstock/SZRT") is wholly owned by the Zell Trust. The business address for Samstock/SZRT is Two N. Riverside Plaza, Chicago, IL 60606.

(6) Anda Partnership, a Nevada general partnership ("Anda"), is composed of ten trusts created for the benefit of Ann Lurie and her family which share equally in the partnership. Mrs. Lurie and Mark Slezak are co-trustees of the ten trusts. The business address for Anda is Two N. Riverside Plaza, Chicago, IL 60606.

(7) LFT Partnership, an Illinois general partnership ("LFT"), is composed of six trusts created for the benefit of Mrs. Lurie's six children which share equally in the partnership. Mrs. Lurie is the sole trustee of the six trusts. The business address of LFT is Two N. Riverside, Chicago, IL 60606.

(8) The Ann and Robert H. Lurie Family Foundation is an Illinois not-for-profit corporation with Ann Lurie as the President, Treasurer and one of the directors. The address for the Ann and Robert H. Lurie Family Foundation is Two N. Riverside Plaza, Chicago, Illinois, 60606.

(9) Mr. Esselborn was a Director of the Company from September 30, 1997 until May 1998. Mr. Esselborn was President of Capsure from June 1992 until September 30, 1997.

(10) Mr. Knox was a Director of the Company from September 30, 1997 until March 1998. Mr. Knox was the President and Chief Executive Officer of USA from 1983 until December 31, 1997 and President and Chief Executive Officer of Universal Surety Holding Corporation from 1986 until December 31, 1997.

(11) Includes 1,000 shares beneficially owned by Mr. Cumming's daughter and 500 shares beneficially owned by his wife.

(12) Shares are held in trust in Mr. Gray's name.

(13) Includes 1,000 shares owned jointly by Mr. Vonnahme and his wife with whom he shares voting and investment power.

                          DESCRIPTION OF CAPITAL STOCK

     CNA Surety is authorized to issue two classes of shares: common and preferred.

CNA SURETY COMMON STOCK

     The number of shares of Common Stock authorized by CNA Surety's certificate of incorporation is 100 million, $.01 par value per share. As of May 27, 1998, 43,446,119 shares of Common Stock were issued and outstanding. All issued and outstanding shares of Common Stock offered hereby are validly issued, fully paid and non-assessable. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and are not entitled to cumulative voting. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Holders of Common Stock are entitled to such dividends if, when and as declared by the Board out of funds legally available therefore. See "Dividend Policy."

     The shares of Common Stock being offered in the Offering are to be listed on the NYSE, subject to official notice of issuance.

     Certain of CNAF's operating subsidiaries' ownership of approximately 62.5% of the outstanding Common Stock may permit it to elect the members of the Board who will control the future direction and operations of the Company, including decisions regarding the issuance of securities, dividends, acquisitions and the sale of the Company.

     Upon liquidation or dissolution of the Company, after satisfaction of any liquidation preferences of any outstanding preferred stock, holders of Common Stock are entitled to receive, pro rata in accordance with their full liquidation interests, all assets remaining available for distribution to stockholders.

     The Company has appointed Boston EquiServe, LLP as its transfer agent and registrar.

CNA SURETY PREFERRED STOCK

     The Board has the authority to issue up to 20 million shares of preferred stock of CNA Surety, $0.01 par value per share, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. As of May 27, 1998, no shares of preferred stock had been issued or were outstanding.

                                  UNDERWRITING

     Subject to certain terms and conditions contained in the Underwriting Agreement, the syndicate of Underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Selling Stockholders, and if the Over-Allotment Option is exercised, from CNA Surety, an aggregate of 4,388,129 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

Donaldson, Lufkin & Jenrette Securities
  Corporation......................................
                                                       --------
Smith Barney Inc. .................................
                                                       --------

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the Over-Allotment Option) must be so purchased.

     CNA Surety and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     CNA Surety has been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the
Underwriters) at such price less a concession not to exceed $          per
share. The Underwriters may allow, and such dealers may reallow, discounts not in excess of $ per share to any other Underwriter and certain other dealers.

     CNA Surety has granted to the Underwriters an option to purchase up to 658,219 additional shares of Common Stock, at the public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the effective date of the Registration Statement of which this Prospectus is part. To the extent that the Underwriters exercise such option each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     CNA Surety, the Selling Stockholders, and the directors and the executive officers of CNA Surety have agreed that they will not directly or indirectly offer, sell, contract to sell, or otherwise dispose of or transfer any shares of Common Stock owned by them without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, for a period of 180 days after the date of this Prospectus except in certain non-public transactions in which the acquiror or acquirors of such shares agree(s) to such restrictions. In addition, CNA Surety has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with such Common Stock, except for (i) shares of Common Stock offered hereby,
(ii) shares of Common Stock issued pursuant to the exercise of options outstanding on the date of this Prospectus, (iii) options or other stock-based awards granted or shares of Common Stock after the date of this Prospectus pursuant to CNA Surety's employee stock plans and other plans and (iv) shares or options issued in acquisitions in which the acquiror or acquirors of such shares agree(s) to such restrictions.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Common Stock in the open market to cover syndicate shorts or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements of CNA Surety Corporation and subsidiaries as of December 31, 1997 and for the period from September 30, 1997 (date of inception) through December 31, 1997 and related financial statement schedules and the special purpose Statement of Certain Assets and Liabilities of Predecessor Operations as of December 31, 1996 and the special-purpose Statements of Certain Revenues and Direct Operating Expenses for each of the two years in the period ended December 31, 1996 and for the nine-month period ended September 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon and included herein. The Deloitte & Touche LLP report on the special purpose financial statements expresses an unqualified opinion and includes an explanatory paragraph with respect to the basis of presentation. Such financial statements and related financial statement schedules are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements for Capsure as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon and as included herein. Such financial statements and related financial statement schedules are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock to be offered hereby in the event that the Underwriters exercise the Over-Allotment Option and certain matters in connection herewith will be passed upon for the Company by Seyfarth, Shaw, Fairweather & Geraldson, Chicago, Illinois, counsel for the Company. Certain legal matters in connection with this Offering are being passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                      GLOSSARY OF SELECTED INSURANCE TERMS

     The following terms when used in this Proxy Statement/Prospectus have the following meanings:

Bid Bonds..................  Contract bonds used by owners to prequalify contractors submitting proposals on potential contracts.

Combined Ratio.............  The sum of the Loss Ratio and the Expense Ratio.

Commercial Surety Bonds....  Surety bonds that are not contract bonds.

Contract Bonds.............  Bonds which secure the payment and/or performance of an obligation under a written contract.

Expense Ratio..............  The percentage of premium income that goes to cover acquisition and underwriting costs and is computed as acquisition and underwriting expenses divided by earned premiums.

Fidelity Bonds.............  Bonds which cover losses arising from employee dishonesty.

Judicial and Fiduciary
  Bonds....................  Bonds required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts.

LAE........................  Loss adjustment expenses, including both allocated and unallocated adjustment expenses.

License and Permit Bonds...  Bonds required by statutes or ordinances for a number of purposes, including guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses related to selling real estate or motor vehicles and contracting services.

Loss Ratio.................  The percentage of incurred loss and loss adjustment expenses to earned premiums.

Non-Standard Contract
  Market...................  Bonds that have higher risks or special exposures, such as bonds written through the Small Business Administration programs.

Notary Public Bonds........  Bonds required by statutes to protect against losses resulting from the improper actions of notaries public.

Payment Bonds..............  Contract bonds which guarantee payment of the contractor's obligation under the contract for labor, subcontractors and materials supplied to the project. Because liens may not be placed on public jobs, the payment bond may be the only protection for those supplying labor or materials to a public job.

Performance Bonds..........  Contract bonds which guarantee to the owner the obligations of the contractor according to the terms and conditions of the contract.

Public Official Bonds......  Bonds required by statutes and ordinances to guarantee the lawful and faithful performance of the duties of office by public officials.

Surety Bonds...............  Three party agreements where the issuer of the bond
                             (the surety) joins with the second party (the principal) in guaranteeing to a third party (the obligee) the fulfillment of some obligation on the part of the principal.

ITEM 16(B). INDEX TO FINANCIAL STATEMENT SCHEDULES.

                                                                       PAGE
                                                                       ----
PART I. YEAR ENDED DECEMBER 31, 1997:
  (A)    FINANCIAL:
         Independent Auditors' Report................................  F-3
         Consolidated Balance Sheet as of December 31, 1997 and
           Statement of Certain Assets and Liabilities of Predecessor
           as of December 31, 1996...................................  F-4
         Consolidated Statement of Income for the Period from
           September 30, 1997 (date of inception) through December
           31, 1997 and Statements of Certain Revenues and Direct
           Operating Expenses of Predecessor for the Nine Months
           Ended September 30, 1997 and Years Ended December 31, 1996
           and 1995..................................................  F-5
         Consolidated Statement of Changes in Stockholders' Equity
           for the Period from September 30, 1997 (date of inception)
           through December 31, 1997.................................  F-6
         Consolidated Statement of Cash Flows for the Period from
           September 30, 1997 (date of inception) through December
           31, 1997..................................................  F-7
         Notes to Consolidated Financial Statements..................  F-8
  (B)    FINANCIAL STATEMENT SCHEDULES:
         Schedule I -- Summary of Investments........................  F-26
         Schedule II -- Condensed Financial Information of
           Registrant................................................  F-27
         Schedule III -- Supplementary Insurance Information.........  F-31
         Schedule IV -- Reinsurance..................................  F-32
         Schedule V -- Valuation and Qualifying Accounts.............  F-33
         Schedule VI -- Supplemental Information Concerning
           Property-Casualty Insurance Operations....................  F-34
PART II. THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED):
  (A)    FINANCIAL:
         Independent Accountants' Review Report......................  F-35
         Condensed Consolidated Balance Sheets as of March 31, 1998
           and December 31, 1997.....................................  F-36
         Condensed Consolidated Statement of Income for the Three
           Months Ended March 31, 1998 and Condensed Statement of
           Certain Revenues and Direct Operating Expenses of
           Predecessor for the Three Months Ended March 31, 1998.....  F-37
         Condensed Consolidated Statement of Stockholders' Equity for
           the Three Months Ended March 31, 1998.....................  F-38
         Condensed Consolidated Statement of Cash Flows for the Three
           Months Ended March 31, 1998...............................  F-39
         Notes to Condensed Consolidated Financial Statements as of
           March 31, 1998............................................  F-40

                                                                       PAGE
                                                                       ----
PART III. CAPSURE FINANCIAL STATEMENTS:
  (A)    YEAR ENDED DECEMBER 31, 1996
 (a)(1)  Financial:
         Report of Independent Accountants...........................  F-44
         Consolidated Balance Sheets as of December 31, 1996 and
           1995......................................................  F-45
         Consolidated Statements of Income for the Years Ended
           December 31, 1996, 1995 and 1994..........................  F-46
         Consolidated Statements of Changes in Stockholders' Equity
           for the Years Ended December 31, 1996, 1995 and 1994......  F-47
         Consolidated Statements of Cash Flows for the Years Ended
           December 31, 1996, 1995 and 1994..........................  F-48
         Notes to Consolidated Financial Statements..................  F-49
 (a)(2)  Financial Statement Schedules:
         Schedule I -- Summary of Investments........................  F-66
         Schedule II -- Condensed Financial Information of
           Registrant................................................  F-67
         Schedule III -- Supplementary Insurance Information.........  F-71
         Schedule IV -- Reinsurance..................................  F-72
         Schedule V -- Valuation and Qualifying Accounts.............  F-73
         Schedule VI -- Supplemental Information Concerning
           Property -- Casualty Insurance Operations.................  F-74
  (B)    SIX MONTHS ENDED JUNE 30, 1997:
 (b)(1)  Financials:
         Consolidated Balance Sheets at June 30, 1997 and December
           31, 1996..................................................  F-75
         Consolidated Statements of Income for the Periods Ended June
           30, 1997 and 1996.........................................  F-76
         Consolidated Statements of Cash Flows for the Six Months
           Ended June 30, 1997 and 1996..............................  F-77
         Notes to Consolidated Financial Statements at June 30,
           1997......................................................  F-78

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
  CNA Surety Corporation

     We have audited the consolidated balance sheet of CNA Surety Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows from September 30, 1997 (date of inception) through December 31, 1997. We have also audited the accompanying special-purpose statement of certain assets and liabilities of CCC Surety Operations (Predecessor), a business unit of CNA Financial Corporation, as of December 31, 1996 and the special-purpose statements of certain revenues and direct operating expenses for each of the two years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997. Our audit also included the financial statement schedules listed in the Index at Item 16, Part I. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying special-purpose financial statements were prepared to present certain assets and liabilities and certain revenues and direct operating expenses of CCC Surety Operations and are not intended to be a complete presentation of CCC Surety Operations. Note 1 to the consolidated financial statements describes the basis of presentation of these special-purpose financial statements.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Surety Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows from September 30, 1997 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles. Furthermore, in our opinion, such special-purpose financial statements present fairly, in all material respects, certain assets and liabilities of CCC Surety Operations as of December 31, 1996, and certain revenues and direct operating expenses for each of the two years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Chicago, Illinois
February 27, 1998

                    CNA SURETY CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEET AND STATEMENT
                OF CERTAIN ASSETS AND LIABILITIES OF PREDECESSOR
                             (AMOUNTS IN THOUSANDS)

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                            PREDECESSOR
                                                                  1997         1996
                                                                --------    -----------
                                        ASSETS
Invested assets and cash:
  Fixed income securities, at fair value (amortized cost:
     $265,545)..............................................    $266,301     $     --
  Short-term investments, at cost (approximates fair
     value).................................................     147,235           --
  Other investments, at fair value..........................       6,001           --
  Cash......................................................         130           --
                                                                --------     --------
                                                                 419,667           --
Deferred policy acquisition costs...........................      64,144       37,689
Receivable from affiliates..................................          --      131,478
Insurance receivables:
  Premiums..................................................       9,683       30,379
  Reinsurance, including $47,856 from affiliates in 1997
     (See Note 14)..........................................      55,151       20,069
Intangible assets, net of accumulated amortization of $1,447
  and $619 at December 31, 1997 and 1996, respectively......     161,962        6,897
Prepaid reinsurance premiums................................       4,150        6,312
Other assets................................................      12,423           --
                                                                --------     --------
     Total assets...........................................    $727,180     $232,824
                                                                ========     ========
                                      LIABILITIES
Reserves:
  Unpaid losses and loss adjustment expenses................    $130,381     $119,151
  Unearned premiums.........................................     173,836       95,677
                                                                --------     --------
                                                                 304,217      214,828
Long-term debt..............................................     118,000           --
Deferred income taxes, net..................................          --        4,540
Payable for securities purchased............................      10,609           --
Other liabilities...........................................      37,622       13,456
                                                                --------     --------
     Total liabilities......................................     470,448      232,824
                                                                --------     --------
Commitments and contingencies (See Note 9)
                                 STOCKHOLDERS' EQUITY
Preferred stock, par value $0.01 per share, 20,000 shares
  authorized; none issued and outstanding...................          --           --
Common stock, par value $0.01 per share, 100,000 shares
  authorized; none issued at December 31, 1996 and 43,320
  shares issued and outstanding at December 31, 1997........         433           --
Additional paid-in capital..................................     244,829           --
Retained earnings...........................................      10,996           --
Unrealized gain on securities, net of deferred income
  taxes.....................................................         474           --
                                                                --------     --------
     Total stockholders' equity.............................     256,732           --
                                                                --------     --------
     Total liabilities and stockholders' equity.............    $727,180     $232,824
                                                                ========     ========

   The accompanying notes are an integral part of these financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENT OF INCOME AND STATEMENTS OF
         CERTAIN REVENUES AND DIRECT OPERATING EXPENSES OF PREDECESSOR
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             SEPTEMBER 30,                 PREDECESSOR
                                                DATE OF       -------------------------------------
                                              INCEPTION,          NINE             YEARS ENDED
                                                THROUGH       MONTHS ENDED         DECEMBER 31,
                                             DECEMBER 31,     SEPTEMBER 30,    --------------------
                                                 1997             1997           1996        1995
                                             -------------    -------------    --------    --------
Revenues:
  Net earned premiums....................       $65,433         $108,564       $149,069    $130,603
  Net investment income..................         5,766               --             --          --
  Net realized investment gains..........            85               --             --          --
                                                -------         --------       --------    --------
                                                 71,284          108,564        149,069     130,603
                                                -------         --------       --------    --------
Expenses:
  Net losses and loss adjustment
     expenses............................        12,134          (11,516)        33,006      32,440
  Net commissions, brokerage and other
  underwriting...........................        38,213           59,674         81,615      71,591
  Interest expense.......................         1,831               --             --          --
  Amortization of intangible assets......         1,447               --             --          --
                                                -------         --------       --------    --------
                                                 53,625           48,158        114,621     104,031
                                                -------         --------       --------    --------
Income before income taxes (Excess of net
  earned premiums over direct operating
  expenses, before income taxes for
  Predecessor)...........................        17,659           60,406         34,448      26,572
Income taxes.............................         6,663           21,241         12,188       9,385
                                                -------         --------       --------    --------
Net income (Excess of net earned premiums
  over direct operating expenses, net of
  income taxes for Predecessor)..........       $10,996         $ 39,165       $ 22,260    $ 17,187
                                                =======         ========       ========    ========
Earnings per share.......................       $  0.25
                                                =======
Earnings per share, assuming dilution....       $  0.25
                                                =======
Weighted average shares outstanding......        43,302
                                                =======
Weighted average shares outstanding,
  assuming dilution......................        43,552
                                                =======

   The accompanying notes are an integral part of these financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                SEPTEMBER 30,
                                                                   DATE OF
                                                                 INCEPTION,
                                                                   THROUGH
                                                                DECEMBER 31,
                                                                    1997
                                                                -------------
Common Stock:
  Beginning Balance.........................................      $     --
  Common stock issued for Capsure acquisition and as part of
     the Merger.............................................           433
                                                                  --------
  Balance, December 31......................................      $    433
                                                                  ========
Additional Paid-In Capital:
  Beginning Balance.........................................      $     --
  Increase due to Capsure acquisition (See Note 2)..........       181,629
  Capital contribution and the effects of reinsurance
     agreements (See Note 2)................................        62,859
  Other.....................................................           341
                                                                  --------
  Balance, December 31......................................      $244,829
                                                                  ========
Retained Earnings:
  Beginning Balance.........................................      $     --
  Net income................................................        10,996
                                                                  --------
  Balance, December 31......................................      $ 10,996
                                                                  ========
Change in Net Unrealized Gain/(Loss) on Securities,
  Net of Deferred Income Taxes:
     Beginning Balance......................................      $     --
     Change from September 30, 1997 (date of inception)
      through December 31, 1997.............................           474
                                                                  --------
  Balance, December 31......................................      $    474
                                                                  ========

                                                                     COMMON STOCK
                                                                ----------------------
                                                                ISSUED     IN TREASURY
                                                                -------    -----------
Shares:
  Beginning Balance.........................................         --           --
  Increase due to common stock issued for Capsure
     acquisition
     and as part of the Merger..............................     43,294           --
  Issued through exercise of stock options..................         26           --
                                                                -------      -------
  Balance, December 31, 1997................................     43,320           --
                                                                =======      =======

   The accompanying notes are an integral part of these financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                                   DATE OF
                                                                 INCEPTION,
                                                                   THROUGH
                                                                DECEMBER 31,
                                                                    1997
                                                                -------------
OPERATING ACTIVITIES:
  Net income................................................      $  10,996
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................          1,915
     Accretion of bond discount, net........................            172
     Net realized investment gains..........................            (85)
  Changes in:
     Reinsurance receivables................................        (12,930)
     Reserve for unearned premiums..........................          9,233
     Reserve for unpaid losses and loss adjustment
      expenses..............................................          8,100
     Deferred income taxes, net.............................          4,038
     Other assets and liabilities...........................          7,559
                                                                  ---------
Net cash provided by operating activities...................         28,998
                                                                  ---------
INVESTING ACTIVITIES:
  Securities available-for-sale:
     Purchases -- fixed income securities...................       (149,580)
     Maturities -- fixed income securities..................          8,654
     Sales -- fixed income securities.......................          5,146
  Change in short-term investments..........................       (117,919)
  Other, net................................................           (586)
                                                                  ---------
Net cash used in investing activities.......................       (254,285)
                                                                  ---------
FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................        118,000
  Collection of receivable from affiliates, net.............        116,939
  Principal payments on long-term debt......................        (54,000)
  Capital contribution from CCC.............................         52,250
  Closing dividend to Capsure stockholders..................        (10,591)
  Other.....................................................            126
                                                                  ---------
Net cash provided by financing activities...................        222,724
                                                                  ---------
Increase (decrease) in cash.................................         (2,563)
Cash at beginning of period.................................          2,693
                                                                  ---------
Cash at end of period.......................................      $     130
                                                                  =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
     Interest...............................................      $   1,704
     Income taxes...........................................      $      --
  Non-cash investing activities:
     Common stock and options issued in connection with
      Capsure acquisition...................................      $ 182,062

   The accompanying notes are an integral part of these financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES

Formation of CNA Surety Corporation and Merger

     In December 1996, CNA Financial Corporation ("CNAF") and Capsure Holdings Corp. ("Capsure") agreed to merge (the "Merger") the surety business of CNAF with Capsure's insurance subsidiaries, Western Surety Company ("Western Surety") and Universal Surety of America ("USA"), which are owned by a newly-formed holding company, CNA Surety Corporation ("CNA Surety" or the "Company"). CNAF, through its operating subsidiaries, writes multiple lines of property and casualty insurance, including surety business that is reinsured by Western Surety. Loews Corporation owns approximately 84% of the outstanding common stock of CNAF. The principal operating subsidiaries of CNAF that wrote the surety line of business for their own account prior to the Merger were Continental Casualty Company and its property and casualty affiliates (collectively, "CCC") and The Continental Insurance Company and its property and casualty affiliates (collectively, "CIC"). CIC was acquired by CNAF on May 10, 1995. The combined surety operations of CCC and CIC are referred to herein as CCC Surety Operations ("Predecessor").

     Pursuant to a reorganization agreement, CCC Surety Operations and Capsure merged their respective operations at the close of business on September 30, 1997 ("Merger Date"). CNAF, through its property and casualty subsidiaries, CCC and CIC contributed $52.25 million of capital to CNA Surety. Through reinsurance agreements, CCC and CIC ceded to Western Surety all of their net unearned premiums and loss and loss adjustment expense reserves, as of the Merger Date, and will cede to Western Surety all surety business written or renewed by CCC and CIC for a period of five years thereafter. Further, CCC and CIC have agreed to assume the obligation for any adverse development on recorded reserves for CCC Surety Operations as of the Merger Date, to limit the loss ratio on certain defined business written by CNA Surety through December 31, 2000 and to provide certain additional excess of loss reinsurance. CCC also agreed to provide certain administrative services at specified rates, subject to inflationary increases, for three years after the Merger, if CNA Surety chooses to purchase such services.

     Immediately after the Merger, CCC and CIC owned, on a diluted basis, 61.75% of CNA Surety's common stock and the stockholders and option holders of Capsure owned 38.25% of CNA Surety's common stock on a diluted basis. The reorganization agreement provides for a mechanism, referred to as the "Lookback Adjustment", which could adjust the number of shares of CNA Surety common stock owned by CCC in the event that either or both of Capsure's and the CCC Surety Operations' actual net written premiums for 1997 vary from certain targets. See Note 16 for a discussion of the Lookback Adjustment.

Principles of Consolidation

     The consolidated financial statements include the accounts of CNA Surety Corporation and all majority-owned subsidiaries. The consolidated financial statements include the actual combined consolidated operating results of CCC Surety Operations and Capsure since the Merger Date.

     CNA Surety's insurance subsidiaries write surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. CNA Surety's principal insurance subsidiaries are Western Surety and USA. Western Surety writes, on a direct basis or as business assumed from CCC and CIC, small fidelity and noncontract surety bonds, referred to as commercial bonds; small, medium and large contract bonds; international surety and credit insurance; and errors and omissions ("E&O") liability insurance, as a licensed insurer in all 50 states and the District of Columbia. Western Surety's affiliated company, Surety Bonding Company of America ("SBCA"), writes principally small commercial surety business and is licensed in 22 states. USA specializes in the underwriting of small contract and commercial surety bonds. USA is licensed in 41 states and the District of Columbia with most of its business generated in Texas.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

Predecessor Financial Information

     The accompanying Statement of Certain Assets and Liabilities as of December 31, 1996 reflects assets and liabilities identified as being attributable to the business of CCC Surety Operations, the Predecessor. Because CNAF did not customarily allocate the investment portfolio or capital of its operating subsidiaries to its business units like CCC Surety Operations, the Statement of Certain Assets and Liabilities does not include investments or capital. The receivable from affiliates is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities.

     The accompanying Statements of Certain Revenues and Direct Operating Expenses for the years ended December 31, 1996 and 1995, reflect premiums earned, losses incurred, loss adjustment expenses (allocated and unallocated) and other direct operating expenses of CCC Surety Operations. Such operating revenues and costs as investment income, realized gains and losses on investments and certain general and administrative expenses, which are indirect or overhead in nature, are not reflected in operating results since such items were not historically allocated to CCC Surety Operations by CNAF or its subsidiaries.

     Since the accompanying Predecessor financial statements exclude certain assets, liabilities, revenues, and expenses, as described in the preceding two paragraphs, these financial statements are not intended to be a complete presentation of CCC Surety Operations. Those assets, liabilities, revenues and costs that are reflected in the accompanying financial statements have been determined in accordance with generally accepted accounting principles.

Investments

     The Company has the ability to hold all fixed income securities to maturity. However, the Company may dispose of securities prior to their scheduled maturity due to changes in interest rates, prepayments, tax and credit considerations, liquidity or regulatory capital requirements, or other similar factors. As a result, the Company considers all of its fixed income securities (bonds and redeemable preferred stocks) and equity securities as available-for-sale. These securities are reported at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Cash flows from purchases, sales and maturities are reported gross in the investing activities section of the cash flow statement.

     The amortized cost of fixed income securities is determined based on cost and the cumulative effect of amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. For mortgage-backed and certain asset-backed securities, the Company recognizes income using the effective yield method based on estimated cash flows. Investment gains or losses realized on the sale of securities are determined using the specific identification method. Investments with an other than temporary decline in value are written down to fair value, resulting in losses that are included in investment gains and losses.

     Short-term investments are carried at amortized cost which approximates fair value.

Deferred Policy Acquisition Costs

     Policy acquisition costs, consisting of commissions and other underwriting expenses which vary with, and are directly related to, the production of business, net of reinsurance commission income, are deferred and amortized as a charge to income as the related premiums are earned.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

Intangible Assets

     The Merger of CCC Surety Operations and Capsure has been accounted for by CNA Surety as an acquisition of Capsure, using purchase accounting. Intangible assets represent goodwill and identified intangibles arising from the acquisition of Capsure and goodwill arising from the May 1995 acquisition of CIC by CNAF that was allocated to the surety business of CIC. Intangible assets are amortized on a straight line basis generally over 30 years.

     Management assesses the recoverability of intangible assets based upon estimates of undiscounted future operating cash flows whenever significant events or changes in circumstances suggest that the carrying amount of an asset may not be recoverable.

Reserves for Unpaid Losses and Loss Adjustment Expenses

     The estimated liability for unpaid losses and loss adjustment expenses includes, on an undiscounted basis, estimates of (a) the ultimate settlement value of reported claims, (b) incurred but not reported ("IBNR") claims, (c) future expenses to be incurred in the settlement of claims and (d) claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. These estimates are determined based on the Company's and surety industry loss experience as well as consideration of current trends and conditions. The estimated liability for unpaid losses and loss adjustment expenses is an estimate and there is the potential that actual future loss payments will differ significantly from initial estimates. The methods of determining such estimates and the resulting estimated liability are regularly reviewed and updated. Changes in the estimated liability are reflected in operating income in the year in which such changes are determined to be needed.

Insurance Premiums

     Insurance premiums are recognized as revenue ratably over the terms of the related policies. Unearned premiums represent the portion of premiums written, before ceded reinsurance, applicable to the unexpired terms of policies in force calculated on a daily pro rata basis. Premium revenues are net of amounts ceded to reinsurers.

Reinsurance

     The Company assumes and cedes insurance with other insurers and reinsurers. Premiums and loss and loss adjustment expenses that are ceded under reinsurance arrangements reduce the respective revenues and expenses. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy and are reported as reinsurance receivable rather than netted against the estimated liability for unpaid losses and loss adjustment expenses. Losses and loss adjustment expenses incurred are net of estimated recoveries under reinsurance contracts.

Stock-Based Compensation

     As allowed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company accounts for its stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not issued stock options where the exercise price is less than the fair market value of the Company's common stock on the date of grant and, accordingly, no compensation expense has been recognized.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

Income Taxes

     Deferred income taxes are established for the future tax effects of temporary differences between the tax and financial reporting bases of assets and liabilities using currently enacted tax rates. Such temporary differences primarily relate to net operating tax loss carryforwards ("NOLs"), deferred policy acquisition costs and intangible assets. The effect on deferred taxes of a change in tax rates is recognized in income in the period of enactment. In addition, deferred tax assets are valued based upon the expectation of future realization on a "more likely than not" basis.

Earnings Per Share

     Earnings per common share is computed based on the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of shares outstanding plus the dilutive effect of common stock equivalents which is computed using the treasury stock method.

Accounting Changes

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. SFAS No. 128 replaces APB Opinion No. 15, "Earnings Per Share." APB Opinion No. 15 required that entities with simple capital structures present a single earnings per common share ("EPS") on the face of the income statement, whereas those with complex capital structures had to present both primary and fully diluted EPS. SFAS No. 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, whereas primary EPS includes the dilutive effect of common stock equivalents, such as stock options. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The Company has adopted SFAS No. 128 in the accompanying consolidated financial statements issued for periods ending after December 15, 1997.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure. The Statement consolidates existing disclosure requirements for ease of retrieval and greater visibility to nonpublic entities. The new Statement contains no change in disclosure requirements for companies previously subject to the requirements of APB Opinion No. 10, "Omnibus Opinion -- 1966," APB Opinion No. 15, "Earnings per Share," and FASB Statement No. 47 "Disclosure of Long-Term Obligations," and as such the adoption of SFAS No. 129 did not have any effect on the Company's reporting. SFAS No. 129 applies to all entities and is effective for financial statements issued for periods ending after December 15, 1997.

Reclassifications

     Certain reclassifications have been made to the Predecessor financial statements to conform with the presentation in the 1997 Consolidated Financial Statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

2.  CAPSURE ACQUISITION

     The purchase price for Capsure has been allocated to Capsure's assets that were acquired and to Capsure's liabilities that were assumed based on the estimated fair value of such assets and liabilities at the Merger Date. The purchase price for the outstanding shares of Capsure common stock was determined as follows (dollars in thousands):

Traded value of Capsure shares to be exchanged at $11.00 per
  share.....................................................    $178,177
Value of Capsure options....................................       2,527
CCC Surety Operations merger-related costs..................       1,358
                                                                --------
Total purchase price........................................    $182,062
                                                                ========
The purchase price was allocated as follows (dollars in
  thousands):
Capsure net assets at historical cost.......................    $100,875
Fair value adjustments:
  Purchased intangibles.....................................     (73,844)
  Intangibles arising from Merger...........................     155,031
                                                                --------
Purchase price..............................................    $182,062
                                                                ========
CNA Surety's beginning stockholders' equity was comprised of the following (dollars in thousands):

Purchase price..............................................    $182,062
Capital contribution of $52,250 from CCC and
  the effects of reinsurance agreements.....................      62,859
                                                                --------
Stockholders' equity........................................    $244,921
                                                                ========

  Unaudited Pro Forma Results

     The following table of unaudited pro forma information has been prepared as if the acquisition of Capsure had been consummated on January 1, 1996. This unaudited pro forma financial information gives effect to the following: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if the $10 per share special distribution was made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to and the incurrence of additional debt by CNA Surety;
(iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the CCC Surety Operations; and (v) estimated interest expense related to the additional debt (dollars are in thousands, except per share amounts):

                                     THREE MONTHS ENDED         YEARS ENDED
                                        DECEMBER 31,            DECEMBER 31,
                                     -------------------    --------------------
                                               UNAUDITED         UNAUDITED
                                      1997       1996         1997        1996
                                     -------   ---------    --------    --------
                                     ACTUAL    PRO FORMA         PRO FORMA
Revenues...........................  $71,284    $62,754     $258,682    $250,194
Net income.........................  $10,996    $ 4,345     $ 34,375    $ 22,432
Earnings per share.................  $  0.25    $  0.10     $   0.79    $   0.52

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     The foregoing unaudited pro forma operating results include non-recurring charges, primarily merger-related costs of Capsure, of $22.0 million, net of tax (or $0.51 per share) for the year ended December 31, 1997 and $1.1 million, net of tax (or $0.03 per share) and $5.7 million, net of tax (or $0.13 per share) of non-recurring charges and merger-related costs of Capsure for the three and twelve month periods ended December 31, 1996, respectively.

     This unaudited pro forma financial information is intended for information purposes only and is not necessarily indicative of the results of operations which would have been achieved and reported had the Merger and related transactions been consummated on the dates assumed, nor is it necessarily indicative of the future consolidated operating results of CNA Surety.

     The Company paid a closing dividend on October 6, 1997 to the former Capsure stockholders of record as of September 29, 1997. The dividend was conditioned upon the consummation of the Merger in accordance with the reorganization agreement. The $10.6 million ($0.65 per common share) closing dividend was the aggregate amount of $3.5 million plus $58,600 per day from and including June 1, 1997 through and including the day immediately preceding the Merger Date.

3.   INVESTMENTS

     The estimated fair value and amortized cost of fixed income securities held by CNA Surety at December 31, 1997, by investment category, were as follows (dollars in thousands):

                                                  AMORTIZED      GROSS         GROSS       ESTIMATED
                                                   COST OR     UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Fixed income securities:
U.S. Treasury securities and obligations of
  U.S.
  Government corporations and agencies:
     U.S. Treasury............................    $ 59,140       $  218        $  (3)      $ 59,355
     U.S. Agency..............................      51,331          298           --         51,629
     Collateralized mortgage obligations......      37,550          151         (134)        37,567
     Mortgage pass-through securities.........      34,217           42          (89)        34,170
Obligations of states and political
  subdivisions................................       3,556           14           --          3,570
Corporate bonds...............................      26,644          350         (154)        26,840
Non-agency collateralized mortgage
  obligations.................................      19,654           41          (69)        19,626
Asset-backed securities:
     Second mortgages/home equity loans.......      21,678           80          (16)        21,742
     Credit card receivables..................       6,498           15           --          6,513
     Other underlying assets..................       5,277           18           (6)         5,289
                                                  --------       ------        -----       --------
       Total fixed income securities..........    $265,545       $1,227        $(471)      $266,301
                                                  ========       ======        =====       ========

     The Company's insurance subsidiaries, as required by state law, deposit certain securities with state insurance regulatory authorities. At December 31, 1997, fixed income securities on deposit had an aggregate carrying value of $6.3 million.

     Short-term investments are generally comprised of U.S. Treasury bills, corporate notes, money market funds and investment grade commercial paper equivalents.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     The amortized cost and estimated fair value of fixed income securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

                                                                AMORTIZED    ESTIMATED
                                                                  COST       FAIR VALUE
                                                                ---------    ----------
FIXED INCOME SECURITIES:
Due within one year.........................................    $     --      $     --
Due after one year but within five years....................     112,097       112,616
Due after five years but within ten years...................       1,000         1,015
Due after ten years.........................................      27,574        27,763
                                                                --------      --------
                                                                 140,671       141,394
Mortgage pass-through securities, collateralized mortgage,
  obligations and asset-backed securities...................     124,874       124,907
                                                                --------      --------
                                                                $265,545      $266,301
                                                                ========      ========

     Major categories of net investment income and net realized investment gains (losses) for the period from September 30, 1997 (date of inception) through December 31, 1997 were as follows (dollars in thousands):


Investment income:
  Fixed income securities...................................    $3,061
  Short-term investments....................................     2,707
  Other.....................................................       112
                                                                ------
  Total investment income...................................     5,880
Investment expenses.........................................      (114)
                                                                ------
Net investment income.......................................    $5,766
                                                                ======
Gross realized investment gains:
  Fixed income securities...................................    $   90
  Other.....................................................        11
Gross realized investment losses:
  Other                                                            (16)
                                                                ------
Net realized investment gain................................    $   85
                                                                ======

     Net unrealized gain on securities included in stockholders' equity at December 31, 1997 was comprised of the follow (dollars in thousands):

                                                            GAINS     LOSSES     NET
                                                            ------    ------    -----
Fixed income securities.................................    $1,227    $(471)    $ 756
Other...................................................        --      (27)      (27)
                                                            ------    -----     -----
                                                            $1,227    $(498)      729
                                                            ------    -----
Deferred income taxes...................................                         (255)
                                                                                -----
Net unrealized gain on securities.......................                        $ 474
                                                                                =====

                    CNA SURETY CORPORATION AND SUBSIDIARIES

4.   LONG-TERM DEBT

     CNA Surety has a five-year unsecured revolving credit facility that provides for borrowings of up to $130 million. The interest rate on borrowings under the credit facility may be fixed, at CNA Surety's option, for a period of one, two, three or six months and is based on, among other rates, the London Interbank Offered Rate ("LIBOR") plus applicable margin. The margin, including the facility fee, varies based on CNA Surety's leverage ratio (debt to total capitalization) and ranges from 0.25% to 0.40%. The consolidated balance sheet reflects total long-term debt of $118 million, comprised of borrowings of $54 million to retire pre-existing Capsure debt, $51 million of borrowings of which $50 million was contributed to Western Surety in connection with the Merger and $13 million of borrowings to pay the closing dividend and other merger-related costs. The weighted average interest rate on outstanding borrowings was 6.17% at December 31, 1997.

     The credit facility contains among other conditions, limitations on CNA Surety with respect to the incurrence of additional indebtedness and requires the maintenance of certain financial ratios. As of December 31, 1997, the Company was in compliance with all restrictions or covenants contained in the credit facility agreement. The credit facility provides for the payment of all outstanding principal balances after five years with no required principal payments prior to such time. Principal prepayments, if any, and interest payments are expected to be funded primarily through dividends from CNA Surety's insurance subsidiaries.

5.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table summarizes fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Accordingly, the estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that the Company could realize in a current market exchange. This information excludes certain financial instruments and all nonfinancial instruments such as insurance contracts from fair value disclosure. Thus, these fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

     The carrying amounts and estimated fair values of financial instruments at December 31, 1997 were as follows (dollars in thousands):

                                                                CARRYING    ESTIMATED
                                                                 AMOUNT     FAIR VALUE
                                                                --------    ----------
Fixed income securities.....................................    $266,301     $266,301
Short-term investments......................................     147,235      147,235
Other investments...........................................       6,001        6,001
Cash........................................................         130          130
Long-term debt..............................................     118,000      118,000

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

     Investments -- The estimated fair values for the fixed income securities are based upon quoted market prices, where available. For fixed income securities not actively traded, the estimated fair values are determined using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     Cash, Short-Term Investments and Other Investments -- The carrying value for these instruments approximates their estimated fair values.

     Long-Term Debt -- The estimated fair value of the Company's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturity.

6.  DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs deferred and the related amortization of deferred policy acquisition costs was as follows (dollars in thousands):

                                             SEPTEMBER 30,
                                                DATE OF                            PREDECESSOR
                                              INCEPTION,         NINE(1)           YEARS ENDED
                                                THROUGH       MONTHS ENDED         DECEMBER 31,
                                             DECEMBER 31,     SEPTEMBER 30,    --------------------
                                                 1997             1997           1996        1995
                                             -------------    -------------    --------    --------
Balance at beginning of period...........      $ 69,094         $ 37,689       $ 42,727    $ 24,314
Deferred policy acquisition costs of CIC
  at May 10, 1995, date of acquisition...            --               --             --      21,503
Costs deferred...........................        20,931           48,126         61,344      55,153
Amortization.............................       (25,881)         (48,075)       (66,382)    (58,243)
Deferred policy acquisition costs of
  Capsure
  at September 30, 1997, date of
  Merger.................................            --           31,354             --          --
                                               --------         --------       --------    --------
Balance at end of period.................      $ 64,144         $ 69,094       $ 37,689    $ 42,727
                                               ========         ========       ========    ========

---------------

(1) Amounts are for Predecessor except for the deferred policy acquisition costs of Capsure acquired and the balance at the end of the period which is for CNA Surety.

7.  REINSURANCE

     The Company's insurance subsidiaries, in the ordinary course of business, cede reinsurance to other insurance companies to limit their exposure to loss. Reinsurance arrangements are used to limit maximum loss, provide greater diversification of risk and minimize exposure on larger risks. Reinsurance contracts do not ordinarily relieve the Company of its primary obligations to claimants. Therefore, a contingent liability exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers, establishes allowances for uncollectible amounts and monitors concentrations of credit risk. At December 31, 1997, CNA Surety's largest unaffiliated reinsurance receivable, including prepaid reinsurance premiums of $1.0 million, was approximately $2.7 million with a company rated A+ (Superior) by A.M. Best Company, Inc.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned was as follows (dollars in thousands):

                                      SEPTEMBER 30,                                PREDECESSOR
                                   DATE OF INCEPTION,    ---------------------------------------------------------------
                                         THROUGH                                       YEARS ENDED DECEMBER 31,
                                      DECEMBER 31,        NINE MONTHS ENDED    -----------------------------------------
                                          1997           SEPTEMBER 30, 1997           1996                  1995
                                   -------------------   -------------------   -------------------   -------------------
                                   WRITTEN     EARNED    WRITTEN     EARNED    WRITTEN     EARNED    WRITTEN     EARNED
                                   --------   --------   --------   --------   --------   --------   --------   --------
Direct..........................   $24,561    $27,159    $114,969   $112,751   $152,517   $158,160   $135,803   $145,176
Assumed from affiliates.........    50,691     40,653          --         --         --         --         --         --
Assumed from non-
  affiliates....................        --         --       1,106      2,034      2,691      2,429        802        885
Ceded...........................    (1,263)    (2,379)     (7,445)    (6,221)   (11,304)   (11,520)   (14,593)   (15,458)
                                   -------    -------    --------   --------   --------   --------   --------   --------
Net premiums....................   $73,989    $65,433    $108,630   $108,564   $143,904   $149,069   $122,012   $130,603
                                   =======    =======    ========   ========   ========   ========   ========   ========

     Assumed premiums from affiliates primarily is comprised of all surety business written or renewed, net of reinsurance, by CCC and CIC after the Merger Date that is reinsured by Western Surety pursuant to intercompany reinsurance and related agreements.

     The effect of reinsurance on losses and loss adjustment expenses incurred was as follows (dollars in thousands):

                                                  SEPTEMBER 30,              PREDECESSOR
                                                     DATE OF      ---------------------------------
                                                   INCEPTION,         NINE           YEARS ENDED
                                                     THROUGH      MONTHS ENDED      DECEMBER 31,
                                                  DECEMBER 31,    SEPTEMBER 30,   -----------------
                                                      1997            1997         1996      1995
                                                  -------------   -------------   -------   -------
Gross losses and loss adjustment expenses......      $12,613        $ (7,265)     $29,952   $34,236
Reinsurance recoveries.........................         (479)         (4,251)       3,054    (1,796)
                                                     -------        --------      -------   -------
Net losses and loss adjustment expenses........      $12,134        $(11,516)     $33,006   $32,440
                                                     =======        ========      =======   =======

                    CNA SURETY CORPORATION AND SUBSIDIARIES

8.  RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the reserves for unpaid losses and loss adjustment expenses was as follows (dollars in thousands):

                                                SEPTEMBER 30,
                                                   DATE OF                          PREDECESSOR
                                                 INCEPTION,        NINE(1)          YEARS ENDED
                                                   THROUGH      MONTHS ENDED       DECEMBER 31,
                                                DECEMBER 31,    SEPTEMBER 30,   -------------------
                                                    1997            1997          1996       1995
                                                -------------   -------------   --------   --------
Reserves at beginning of period:
Gross........................................     $122,281        $119,151      $138,657   $ 48,818
Ceded reinsurance............................        7,273          15,467        24,531     13,770
                                                  --------        --------      --------   --------
  Net reserves at beginning of period........      115,008         103,684       114,126     35,048
Net reserves of CIC at May 10, 1995, date of
  acquisition................................           --              --            --     64,780
                                                  --------        --------      --------   --------
     Total net reserves......................      115,008         103,684       114,126     99,828
                                                  --------        --------      --------   --------
Net incurred loss and loss adjustment
  expenses:
  Provision for insured events of current
     period..................................       12,781          23,484        42,748     43,286
  Decrease in provision for insured events of
     prior periods...........................         (647)        (35,000)       (9,742)   (10,846)
                                                  --------        --------      --------   --------
     Total net incurred......................       12,134         (11,516)       33,006     32,440
                                                  --------        --------      --------   --------
Net payments attributable to:
  Current period events......................        4,256           4,307         7,728      1,648
  Prior periods events.......................          161           3,780        35,720     16,494
                                                  --------        --------      --------   --------
     Total net payments......................        4,417           8,087        43,448     18,142
                                                  --------        --------      --------   --------
Net reserves of Capsure at September 30,
  1997, date of Merger.......................           --          30,927            --         --
Net reserves at end of period................      122,725         115,008       103,684    114,126
Ceded reinsurance at end of period...........        7,656           7,273        15,467     24,531
                                                  --------        --------      --------   --------
     Gross reserves at end of period.........     $130,381        $122,281      $119,151   $138,657
                                                  ========        ========      ========   ========

---------------

(1) Amounts are for Predecessor except for the net reserves of Capsure and both ceded reinsurance and gross reserves at the end of the period which are for CNA Surety.

     Based on the CCC Surety Operations' study of reserves, management determined that it had been overly cautious in interpreting claim data and had discounted favorable trends. Consistent with the CCC Surety Operations' regular study of reserve levels, the CCC Surety Operations released $35.0 million of prior year reserves in 1997. Approximately $33.0 million of this reserve development related to CIC and principally to accident years prior to 1996.

  Asbestos and Environmental Claims

     The Company does not bond contractors that specialize in environmental remediation work. The Company does however bond several accounts that have incidental environmental exposure with respect to which the Company provides limited bonding programs. In the commercial surety market, the Company provides bonds to large corporations that are in the business of mining various minerals and are obligated to post reclamation bonds that guarantee that property which was disturbed during mining is returned to an acceptable condition when the mining is completed. While no environmental responsibility is overtly provided by commercial or contract bonds, some risk of environmental exposure may exist if the surety were to assume

                    CNA SURETY CORPORATION AND SUBSIDIARIES
certain rights of ownership of the property in the completion of a defaulted project or through salvage recovery.

     To date, the Company has not received any environmental claim notices nor is management aware of any potential environmental claims.

9.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1997 the future minimum commitment under operating leases was as follows: 1998 -- $3.6 million; 1999 -- $2.3 million; 2000 -- $1.9 million; 2001 -- $1.4 million and 2002 and thereafter -- $0.3 million. Total rental expense for the period from September 31, 1997 (date of inception) through December 31, 1997 was $0.8 million.

     The Company and its subsidiaries are parties to numerous lawsuits arising in the normal course of business, some seeking material damages. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition or its results of operations.

10.  INCOME TAXES

     The components of deferred income taxes as of December 31, 1997 and 1996 were as follows (dollars in thousands):

                                                                           PREDECESSOR
                                                                 1997         1996
                                                                -------    -----------
Deferred tax assets:
  Net operating losses......................................    $17,516      $    --
  Unearned premium reserves.................................     11,737        6,256
  Accrued expenses..........................................      5,205           --
  Loss and loss adjustment expense reserves.................      2,444        1,905
  Other.....................................................      2,966          490
                                                                -------      -------
     Total gross deferred tax assets........................     39,868        8,651
  Valuation allowance.......................................      7,950           --
                                                                -------      -------
Deferred tax asset, net of valuation allowance..............     31,918        8,651
                                                                -------      -------
Deferred tax liabilities:
  Deferred policy acquisition costs.........................     22,450       13,191
  Intangible assets.........................................      7,085           --
  Unrealized gain on securities.............................        255           --
  Other.....................................................      2,043           --
                                                                -------      -------
     Total deferred tax liabilities.........................     31,833       13,191
                                                                -------      -------
Net deferred tax asset (liability)..........................    $    85      $(4,540)
                                                                =======      =======

     The net deferred tax asset for the year ended December 31, 1997 is included in other assets in the consolidated balance sheet.

     The Internal Revenue Service ("IRS") has not audited Capsure's tax returns for the years in which Capsure reported net operating losses ("NOLs"). Under
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), restrictions on the utilization of Capsure's NOLs occurred due to the change in ownership upon consummation of the Merger on September 30, 1997. The valuation allowance reflects the restrictions placed upon CNA Surety's ability to utilize Capsure's available NOLs in the future.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     CNA Surety and its subsidiaries will file a consolidated federal income tax return. As of December 31, 1997, approximately $50.0 million of consolidated NOLs remained available to offset future taxable income of the Company and its subsidiaries. Such carryforwards, which have an aggregate gross tax benefit of $17.5 million, expire by tax year as follows: $39.2 million in 1998 and $7.1 million in 1999, $2.4 million in 2000, $0.9 million in 2001, and $0.4 million in 2002. Although realization is not assured, management believes that it is more likely than not that CNA Surety will generate sufficient taxable income to utilize approximately $9.6 million of tax benefits from its available NOLs as of December 31, 1997. Such estimates consider the restrictions placed on the Company's ability to utilize Capsure's NOLs, the earnings history of each of its insurance subsidiaries and projections of future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     The income tax provisions consisted of the following (dollars in thousands):

                                SEPTEMBER 30,               PREDECESSOR
                                   DATE OF       ----------------------------------
                                 INCEPTION,          NINE            YEARS ENDED
                                   THROUGH       MONTHS ENDED       DECEMBER 31,
                                DECEMBER 31,     SEPTEMBER 30,    -----------------
                                    1997             1997          1996       1995
                                -------------    -------------    -------    ------
Federal current.............       $2,558           $21,466       $13,294    $7,448
Federal deferred............        4,038              (225)       (1,106)    1,937
State.......................           67                --            --        --
                                   ------           -------       -------    ------
Total income tax expense....       $6,663           $21,241       $12,188    $9,385
                                   ======           =======       =======    ======

     A reconciliation from the federal statutory tax rate to the effective tax rate is as follows:

                                   SEPTEMBER 30,              PREDECESSOR
                                      DATE OF       -------------------------------
                                    INCEPTION,          NINE          YEARS ENDED
                                      THROUGH       MONTHS ENDED      DECEMBER 31,
                                   DECEMBER 31,     SEPTEMBER 30,    --------------
                                       1997             1997         1996     1995
                                   -------------    -------------    -----    -----
Federal statutory rate.........         35.0%            35.0%        35.0%    35.0%
Non-deductible expenses,
  principally amortization of
  goodwill.....................          2.4              0.2          0.4      0.3
State income tax, net of
  federal
  income tax benefit...........          0.2               --           --       --
Other..........................          0.1               --           --       --
                                       -----            -----        -----    -----
Total income tax expense.......         37.7%            35.2%        35.4%    35.3%
                                       =====            =====        =====    =====

11.  EMPLOYEE BENEFITS

     CNA Surety sponsors a tax deferred savings plan ("401(k) plan") covering substantially all of its employees. Under the 401(k) plan, the Company matches 70% of the participating employee's contribution up to 6% of eligible compensation (4.2% maximum matching). In addition, the Company may also make an annual discretionary profit sharing contribution to the 401(k) plan, subject to the approval of the Company's board of directors. The profit sharing contribution is based on the Company's underwriting results and may be restricted by plan and regulatory limitations. The Company contribution, including accrued profit sharing, to the 401(k) plan was $0.6 million for the period from September 30, 1997 (date of inception) through December 31, 1997.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     Western Surety sponsors two post-retirement benefit plans covering certain employees. One plan provides medical benefits, and the other plan provides sick leave termination payments. The post-retirement health care plan is contributory and the sick leave plan is non-contributory. The actuarially determined net periodic post-retirement costs for these plans was $0.1 million for the period from September 30, 1997 (date of inception) through December 31, 1997. The unfunded accumulated post-retirement benefit obligation (for retirees and fully vested active plan participants) was $4.7 million as of December 31, 1997 and is included in other liabilities in the consolidated balance sheet.

12.  STOCKHOLDERS' EQUITY

     The Company has reserved shares of its common stock for issuance to directors, officers, employees and certain advisors of the Company through incentive stock options, non-qualified stock options and stock appreciation rights ("SARs") to be granted under the CNA Surety 1997 Long-Term Equity Compensation Plan ("CNA Surety Plan"). The Company has also reserved shares of its common stock for issuance to Capsure option holders under the CNA Surety Corporation Replacement Stock Option Plan ("Replacement Plan"). The CNA Surety Plan and Replacement Plan are collectively referred to as the "Plan". The aggregate number of shares available for which options may be granted under the Plan is 3,000,000.

     Options issued under the Replacement Plan have the same exercise price, rights, benefits, terms and conditions as the Capsure options replaced. The number of unexercised and outstanding Capsure options issued to the holders under the Replacement Plan on September 30, 1997 was 335,235. The exercise prices of the replacement options range between $0.05 and $8.00 per share.

     The Incentive Compensation Committee (the "Committee") of the Board of Directors, consisting of independent members of the Board of Directors, administers the Plan. The Committee determines the option prices. Prices may not be less than the fair market value of the Company's common stock on the date of grant for incentive stock options and may not be less than the par value of the Company's common stock for non-qualified stock options.

     The Plan provides for the granting of incentive stock options as defined under the Code. All non-qualified stock options and incentive stock options granted under the Plan expire ten years after the date of grant and in the case of the Replacement Plan the options expire ten years from the original Capsure grant date.

                                                                               WEIGHTED
                                                          SHARES SUBJECT    AVERAGE OPTION
                                                            TO OPTION       PRICE PER SHARE
                                                          --------------    ---------------
Balance at September 30, 1997.........................       335,235            $ 3.46
  Options granted.....................................       463,500            $15.82
  Options canceled....................................       (23,363)           $15.58
  Options exercised...................................       (26,000)           $ 4.86
                                                             -------
Balance at December 31. 1997                                 749,372            $10.68
                                                             =======

     As of December 31, 1997, 237,422 shares were exercisable under the Plan. The number of shares available for granting of options under the Plan were 2,224,628 at December 31, 1997.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                      OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                     -----------------------------------------------------     --------------------------------
                                     WEIGHTED AVERAGE     WEIGHTED AVERAGE                     WEIGHTED AVERAGE
    RANGE OF           NUMBER           REMAINING             EXERCISE           NUMBER            EXERCISE
EXERCISE PRICES      OUTSTANDING     CONTRACTUAL LIFE          PRICE           EXERCISABLE          PRICE
----------------     -----------     ----------------     ----------------     -----------     ----------------
$0.05 to $15.875       749,372           7.8 years             $10.68            237,422            $3.40
                       =======          ==========             ======            =======            =====

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     The weighted average fair market value (at grant date) per option granted during the period from September 30, 1997 (date of inception) through December 31, 1997 was $6.62. The fair value of these options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions for the period from September 30, 1997 (date of inception) through December 31, 1997; risk free interest rate of 5.76%; dividend yield of 0%; expected option life of 6 years; and volatility of 30.6%.

     The Company adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its stock-based incentive plans. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its plans as allowed for under the provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for its stock-based incentive plans as the exercise price of the granted options equals the market price at the grant date. Had compensation cost for these plans been determined on the fair value at the grant date for options granted, consistent with the provisions of SFAS No. 123, the Company's pro forma net income for the period from September 30, 1997 (date of inception) through December 31, 1997 would have been $10.9 million and net income and diluted net income per share would have been $0.25.

13.  STATUTORY FINANCIAL DATA

     CNA Surety's insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by applicable insurance regulatory authorities. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as guidance provided in a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed. The permitted statutory accounting practices of CNA Surety's insurance subsidiaries did not have a material effect on reported statutory surplus or income. The principal differences between statutory financial statements and financial statements prepared in accordance with generally accepted accounting principles are that statutory financial statements do not reflect deferred policy acquisition costs and deferred income taxes and fixed income securities are generally carried at amortized cost in statutory financial statements.

     The NAIC has promulgated Risk Based Capital ("RBC") requirements for property and casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, loss reserve adequacy, and other business factors. The RBC information is used by state insurance regulators as an early warning mechanism to identify insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by the company or regulators. As of December 31, 1997, each of CNA Surety's insurance subsidiaries had a Ratio that was in excess of the minimum RBC requirements.

     CNA Surety's insurance subsidiaries are subject to regulation and supervision by the various state insurance regulatory authorities in which they conduct business. Such regulation is generally designed to protect policyholders and includes such matters as maintenance of minimum statutory surplus and restrictions on the payment of dividends. Generally, statutory surplus of each insurance subsidiary in excess of a statutorily prescribed minimum is available for payment of dividends to the parent company. However, such distributions as dividends may be subject to prior regulatory approval. Without prior regulatory approval in 1998, CNA Surety's insurance subsidiaries may pay stockholder dividends of $16.3 million in the aggregate. Combined statutory surplus for the insurance subsidiaries at December 31, 1997 was $142.4 million.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

14.  RELATED PARTY TRANSACTIONS

     CCC and the insurance subsidiaries of the Company have entered into various reinsurance agreements designed to protect against adverse loss reserve development related to the CCC Surety Operations reserves at the Merger Date, and help preserve, through the year 2000, the profitability of CCC Surety Operations and certain additional accounts. The reinsurance agreements together with the Services and Indemnity Agreement, that is described below, also affect the transfer of the CCC Surety Operations to the insurance subsidiaries. The reinsurance agreements entered into at the Merger Date are: (i) the Surety Quota Share Treaty (the "Quota Share Treaty"); (ii) the Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract"); and (iii) the Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract").

     The Services and Indemnity Agreement provides the insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of the CCC Surety Operations and to be reimbursed by CCC for services rendered. In consideration for the provision of the foregoing services, CCC has agreed to pay the insurance subsidiaries a quarterly fee of $50,000. At December 31, 1997, CCC owed the insurance subsidiaries $50,000 for the period from September 30, 1997 (date of inception) through December 31, 1997.

     Through the Quota Share Treaty, CCC and CIC ceded, as of the Merger Date, and subsequently paid on October 1, 1997, to Western Surety all of its net unearned premiums and loss and loss adjustment expense reserves, net of $29.0 million of ceded commissions. The payment totaled $116.9 million.

     Through the Quota Share Treaty, CCC and CIC will also transfer to Western Surety all of the CCC Surety Operations' business written or renewed by CCC and CIC after the Merger Date. CCC and CIC will transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC's and CIC's net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 28% of net written premiums written on such business. CCC and CIC paid Western Surety, net of commissions and reinsured loss payments, $21.2 million during the period from September 30, 1997 (date of inception) through December 31, 1997. As of December 31, 1997, CNA Surety had a reinsurance receivable balance from CCC and CIC of $47.9 million. This balance is primarily comprised of direct premium receivables of CCC and CIC with respect to the surety business ceded to Western Surety.

     CCC has guaranteed the loss and loss adjustment expenses transferred to Western Surety by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as reestimated as of the end of such calendar quarter. There was not any adverse reserve development for the period from September 30, 1997 (date of inception) through December 31, 1997. The Quota Share Treaty has a term of five years from the Merger Date.

     The Stop Loss Contract protects the insurance subsidiaries from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between the insurance subsidiaries and CCC limits the insurance subsidiaries' prospective net loss ratios with respect to certain accounts and lines of insured business for at least three fiscal years following the Merger Date. In the event the insurance subsidiaries' accident year net loss ratio exceeds 24% in each of 1997 through 2000 on certain insured accounts (the "Loss Ratio Cap"), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the insurance subsidiaries will pay to CCC an annual premium of $20,000. The insurance subsidiaries paid CCC the annual premium during the period from September 30, 1997 (date of inception) through December 31, 1997 and no amount was due to the insurance subsidiaries from CCC under the Stop Loss Contract for the period from September 30, 1997 (date of inception) through December 31, 1997.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     The Excess of Loss Contract provides the insurance subsidiaries of CNA Surety with the capacity to underwrite large surety bond exposures by providing reinsurance support from CCC. The Excess of Loss Contract provides $75 million of coverage in excess of the $55 million of coverage provided to the insurance subsidiaries by third party reinsurers for losses discovered on surety bonds in force at the Merger Date and for losses discovered on new and renewal business written or assumed during the term of the Excess of Loss Contract. CCC is also obligated to act as a joint insurer, or "co-surety," for business covered by the Excess of Loss Contract when requested by the insurance subsidiaries. In consideration for the reinsurance coverage provided by the Excess of Loss Contract, the insurance subsidiaries will pay to CCC, on a quarterly basis, a premium equal to 1% of the net written premiums applicable to the Excess of Loss Contract, subject to a minimum premium of $20,000 per quarter. The insurance subsidiaries paid CCC $80,000 for all minimum quarterly premiums due through September 30, 1998 during the period from September 30, 1997 (date of inception) through December 31, 1997. The Excess of Loss Contract has a term of five years from the Merger Date.

     CNA Surety also entered into an Administrative Services Agreement with CCC as of the Merger Date. The agreement allows the Company continued use of certain real and personal property owned or leased by CCC. The Company may cancel, without penalty, any lease under the agreement by giving CCC sixty days notice. The Company can also purchase many of the administrative services provided to the CCC Surety Operations by CCC. CNA Surety, however, is under no obligation to purchase any services under the Administrative Services Agreement. The aggregate maximum annual cost for the use of real and personal property and for services available under the agreement is approximately $7.9 million. Administrative services are provided at specified rates, subject to inflationary increases. For the period from September 30, 1997 to December 31, 1997, the Company was charged $2.5 million for rents and services provided under the agreement. The Company paid CCC $1.4 million and $1.1 million was reflected in other liabilities in the Company's Consolidated Balance Sheet at December 31, 1997.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the results of operations of CNA Surety for the period from September 30, 1997 (date of inception) through December 31, 1997 and a summary of unaudited quarterly results of the Predecessor for the nine months ended September 30, 1997 and year ended December 31, 1996. (dollars in thousands, except per share amounts.)

CNA SURETY

                                           INCEPTION TO
                                           DECEMBER 31
                                           ------------
1997
  Revenues.............................      $71,284
                                             =======
  Income before income taxes...........      $17,659
  Income taxes.........................        6,663
                                             -------
  Net income...........................      $10,996
                                             =======
  Basic and diluted earnings per common
     share.............................      $  0.25
                                             =======

PREDECESSOR

                                              FIRST       SECOND      THIRD     FOURTH
                                             QUARTER      QUARTER    QUARTER    QUARTER
                                           -----------    -------    -------    -------
1997
  Net earned premiums..................      $33,829      $36,155    $38,580    $    --
                                             =======      =======    =======    =======
  Excess of net earned premiums over
     direct operating costs............      $41,878      $ 8,174    $10,354    $
  Income taxes.........................       14,690        2,894      3,657         --
                                             -------      -------    -------    -------
  Excess of net earned premiums over
     direct operating costs, net of
     income taxes......................      $27,188      $ 5,280    $ 6,697    $    --
                                             =======      =======    =======    =======
1996
  Net earned premiums..................      $37,029      $37,504    $37,769    $36,767
                                             =======      =======    =======    =======
  Excess of net earned premiums over
     direct operating costs............      $ 6,696      $ 8,527    $13,472    $ 5,753
  Income taxes.........................        2,377        3,017      4,748      2,046
                                             -------      -------    -------    -------
  Excess of net earned premiums over
     direct operating costs, net of
     income taxes......................      $ 4,319      $ 5,510    $ 8,724      3,707
                                             =======      =======    =======    =======

16.  LOOKBACK ADJUSTMENT

     The reorganization agreement provides for a mechanism, referred to as the "Lookback Adjustment", which may adjust the number of shares of CNA Surety common stock owned by CNAF operating companies in the event that either or both of Capsure's and the CCC Surety Operations' actual net written premiums for 1997 vary from certain targets. Application and interpretation of the provisions of the Lookback Adjustment are presently under review, the ultimate outcome of which is currently not known. Based on the facts currently available, the total number of shares of CNA Surety common stock will either not change or be reduced by approximately 2.5%. Such a change in total outstanding shares would have no effect on net income; however, earnings per share for the period from September 30, 1997 (date of inception) through December 31, 1997 would have increased from $0.25 to $0.26 and the ownership of the Company by CNAF operating companies would be reduced from 61.75% to 60.79%.

                                   SCHEDULE I
                    CNA SURETY CORPORATION AND SUBSIDIARIES

                             SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                           FAIR      CARRYING
                                                               COST       VALUE       VALUE
                                                             --------    --------    --------
FIXED INCOME SECURITIES:
Bonds:
  U.S. Government and government agencies and
     authorities.........................................    $182,238    $182,721    $182,721
  States, municipalities and political subdivisions......       3,556       3,570       3,570
  All other corporate bonds..............................      79,751      80,010      80,010
                                                             --------    --------    --------
     Total fixed income securities.......................     265,545     266,301     266,301
                                                             --------    --------    --------
Short-term investments...................................     147,235                 147,235
Other investments........................................       6,027                   6,001
                                                             --------                --------
     Total investments...................................    $418,807                $419,537
                                                             ========                ========

                                                                     SCHEDULE II

                             CNA SURETY CORPORATION

         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

                                 BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                                   AS OF
                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
ASSETS
Investments in and advances to Capsure Holdings Corp. and
  subsidiaries..............................................      $368,843
Short-term investments......................................         7,021
Cash........................................................            26
Deferred income taxes.......................................         1,107
Other assets................................................           314
                                                                  --------
                                                                  $377,311
                                                                  ========

LIABILITIES
Long-term debt..............................................      $118,000
Other liabilities...........................................         2,579
                                                                  --------
                                                                   120,579
                                                                  --------

STOCKHOLDERS' EQUITY
Common stock................................................           433
Additional paid-in capital..................................       244,829
Retained earnings...........................................        10,996
Unrealized gain on securities, net of deferred income
  taxes.....................................................           474
                                                                  --------
Total stockholders' equity..................................       256,732
                                                                  --------
                                                                  $377,311
                                                                  ========

                  See Note to Condensed Financial Information.

                                                                     SCHEDULE II

                             CNA SURETY CORPORATION

 CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) -- (CONTINUED)

                              STATEMENT OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                                   DATE OF
                                                                 INCEPTION,
                                                                   THROUGH
                                                                DECEMBER 31,
                                                                    1997
                                                                -------------
Revenues:
  Net investment income.....................................       $    33
  Net realized investment gains (losses)....................            --
  Other income..............................................            --
                                                                   -------
                                                                        33
                                                                   -------
Expenses:
  Interest expense..........................................         1,831
  Corporate expense.........................................         1,364
                                                                   -------
                                                                     3,195
                                                                   -------
Loss from operations before income taxes and equity in net
  income of subsidiaries....................................        (3,162)
Income taxes................................................        (1,107)
                                                                   -------
Loss before equity in net income of subsidiaries -- Parent
  only......................................................        (2,055)
Equity in net income of subsidiaries........................        13,051
                                                                   -------
Net income..................................................       $10,996
                                                                   =======

                  See Note to Condensed Financial Information.

                                                                     SCHEDULE II

                             CNA SURETY CORPORATION

 CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) -- (CONTINUED)

                            STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                                   DATE OF
                                                                 INCEPTION,
                                                                   THROUGH
                                                                DECEMBER 31,
                                                                    1997
                                                                -------------
OPERATING ACTIVITIES:
  Net loss..................................................      $  (2,055)
     Cash dividends from subsidiaries.......................          4,970
     Tax payments received from subsidiaries................          2,449
     Federal and state income tax payments..................             --
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
       Deferred income taxes, net...........................         (1,107)
       Other assets and liabilities.........................           (261)
                                                                  ---------
Net cash provided by operating activities...................          3,996
                                                                  ---------
INVESTING ACTIVITIES:
  Net advances to subsidiaries..............................        (65,075)
  Capital contribution to Western Surety Company............        (50,000)
  Change in short-term investments..........................         (7,021)
                                                                  ---------
Net cash used in investing activities.......................       (122,096)
                                                                  ---------
FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................        118,000
  Other.....................................................            126
                                                                  ---------
Net cash provided by financing activities...................        118,126
                                                                  ---------
Increase in cash............................................             26
Cash at beginning of period.................................             --
                                                                  ---------
Cash at end of period.......................................      $      26
                                                                  =========

                  See Note to Condensed Financial Information

                                                                     SCHEDULE II

                             CNA SURETY CORPORATION

 CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY) -- (CONTINUED)

                    NOTE TO CONDENSED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The condensed financial information of the parent company includes the accounts of CNA Surety Corporation ("CNA Surety"). On September 30, 1997 CNA Surety was formed as part of the merger of Capsure Holdings Corp. and its subsidiaries (Western Surety Company and Universal Surety of America) and the surety business of CNA Financial Corporation. The merger was accounted for as a purchase of Capsure.

                                                                    SCHEDULE III

            CNA SURETY CORPORATION AND SUBSIDIARIES AND PREDECESSOR
                      SUPPLEMENTARY INSURANCE INFORMATION
           CNA SURETY CORPORATION AS OF DECEMBER 31, 1997 AND FOR THE
  PERIOD SEPTEMBER 30, 1997 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND
     PREDECESSOR AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                             SEPTEMBER 30,                 PREDECESSOR
                                                DATE OF       -------------------------------------
                                              INCEPTION,          NINE             YEARS ENDED
                                                THROUGH       MONTHS ENDED         DECEMBER 31,
                                             DECEMBER 31,     SEPTEMBER 30,    --------------------
                                                 1997             1997           1996        1995
                                             -------------    -------------    --------    --------
Deferred policy acquisition costs........      $ 64,144         $ 37,740       $ 37,689    $ 42,727
                                               ========         ========       ========    ========
Future policy benefits, losses, claims
  and loss expenses......................      $130,381         $ 88,914       $119,151    $138,657
                                               ========         ========       ========    ========
Unearned premiums........................      $173,836         $ 94,577       $ 95,677    $101,059
                                               ========         ========       ========    ========
Other policy claims and benefits
  payable................................      $     --         $     --       $     --    $     --
                                               ========         ========       ========    ========
Net premium revenue......................      $ 65,433         $108,564       $149,069    $130,603
                                               ========         ========       ========    ========
Net investment income....................      $  5,766         $     --       $     --    $     --
                                               ========         ========       ========    ========
Benefits, claims, losses and settlement
  expenses...............................      $ 12,134         $(11,516)      $ 33,006    $ 32,440
                                               ========         ========       ========    ========
Amortization of deferred policy
  acquisition costs......................      $ 25,881         $ 48,075       $ 66,382    $ 58,243
                                               ========         ========       ========    ========
Other operating expenses.................      $ 12,332         $ 11,599       $ 15,233    $ 13,348
                                               ========         ========       ========    ========
Net premiums written.....................      $ 73,989         $108,630       $143,904    $122,012
                                               ========         ========       ========    ========

                                                                     SCHEDULE IV

            CNA SURETY CORPORATION AND SUBSIDIARIES AND PREDECESSOR
                                  REINSURANCE
            CNA SURETY CORPORATION FOR THE PERIOD SEPTEMBER 30, 1997
               (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND
          PREDECESSOR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                                         PERCENTAGE
                                                  CEDED TO      ASSUMED                  OF AMOUNT
                                       GROSS        OTHER      FROM OTHER      NET        ASSUMED
                                       AMOUNT     COMPANIES    COMPANIES      AMOUNT       TO NET
                                      --------    ---------    ----------    --------    ----------
CNA SURETY CORPORATION

SEPTEMBER 30, 1997
  (DATE OF INCEPTION) THROUGH
  DECEMBER 31, 1997
Premiums:
  Property and casualty
     insurance....................    $ 27,159     $ 2,379      $40,653      $ 65,433       62.1%
                                      --------     -------      -------      --------       ----
     Total premiums...............    $ 27,159     $ 2,379      $40,653      $ 65,433       62.1%
                                      ========     =======      =======      ========       ====

PREDECESSOR

NINE MONTHS ENDED
  SEPTEMBER 30, 1997
Premiums:
  Property and casualty
     insurance....................    $112,751     $ 6,221      $ 2,034      $108,564        1.9%
                                      --------     -------      -------      --------       ----
     Total premiums...............    $112,751     $ 6,221      $ 2,034      $108,564        1.9%
                                      ========     =======      =======      ========       ====
YEAR ENDED DECEMBER 31, 1996
Premiums:
  Property and casualty
     insurance....................    $158,160     $11,520      $ 2,429      $149,069        1.6%
                                      --------     -------      -------      --------       ----
     Total premiums...............    $158,160     $11,520      $ 2,429      $149,069        1.6%
                                      ========     =======      =======      ========       ====
YEAR ENDED DECEMBER 31, 1995
Premiums:
  Property and casualty
     insurance....................    $145,176     $15,458      $   885      $130,603        0.7%
                                      --------     -------      -------      --------       ----
     Total premiums...............    $145,176     $15,458      $   885      $130,603        0.7%
                                      ========     =======      =======      ========       ====

                                                                      SCHEDULE V

            CNA SURETY CORPORATION AND SUBSIDIARIES AND PREDECESSOR
                       VALUATION AND QUALIFYING ACCOUNTS
            CNA SURETY CORPORATION FOR THE PERIOD SEPTEMBER 30, 1997
               (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND
          PREDECESSOR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                          ADDITIONS
                                                   ------------------------
                                    BALANCE AT     CHARGED TO    CHARGED TO                      BALANCE
                                   BEGINNING OF    COSTS AND       OTHER                        AT END OF
                                    PERIOD(1)       EXPENSES      ACCOUNTS     DEDUCTIONS(2)     PERIOD
                                   ------------    ----------    ----------    -------------    ---------
CNA SURETY CORPORATION

SEPTEMBER 30, 1997 (DATE OF
  INCEPTION) THROUGH DECEMBER
  31, 1997
  Allowance for possible losses
     on premiums receivable....        $893           $(46)         $ --           $ --           $847
                                       ====           ====          ====           ====           ====
  Allowance for possible losses
     on reinsurance
     receivable................        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====

PREDECESSOR

NINE MONTHS ENDED SEPTEMBER 30,
  1997
  Allowance for possible losses
     on premiums receivable....        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====
  Allowance for possible losses
     on reinsurance
     receivable................        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====
YEAR ENDED DECEMBER 31, 1996
  Allowance for possible losses
     on premiums receivable....        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====
  Allowance for possible losses
     on reinsurance
     receivable................        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====
YEAR ENDED DECEMBER 31, 1995
  Allowance for possible losses
     on premiums receivable....        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====
  Allowance for possible losses
     on reinsurance
     receivable................        $ --           $ --          $ --           $ --           $ --
                                       ====           ====          ====           ====           ====

---------------

(1) Acquired balance of Capsure Holdings Corp. on September 30, 1997.

(2) Accounts charged against allowance.

                                                                     SCHEDULE VI

            CNA SURETY CORPORATION AND SUBSIDIARIES AND PREDECESSOR
             SUPPLEMENTAL INFORMATION CONCERNING PROPERTY-CASUALTY
                              INSURANCE OPERATIONS
           CNA SURETY CORPORATION AS OF DECEMBER 31, 1997 AND FOR THE
  PERIOD SEPTEMBER 30, 1997 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND
     PREDECESSOR AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                             SEPTEMBER 30,                 PREDECESSOR
                                                DATE OF       -------------------------------------
                                              INCEPTION,          NINE              YEAR ENDED
                                                THROUGH       MONTHS ENDED         DECEMBER 31,
                                             DECEMBER 31,     SEPTEMBER 30,    --------------------
                                                 1997             1997           1996        1995
                                             -------------    -------------    --------    --------
Deferred policy acquisition costs........      $ 64,144         $ 37,740       $ 37,689    $ 42,727
                                               ========         ========       ========    ========
Reserves for unpaid claims and claim
  adjustment expenses....................      $130,381         $ 88,914       $119,151    $138,657
                                               ========         ========       ========    ========
Discount (if any) deducted...............      $     --         $     --       $     --    $     --
                                               ========         ========       ========    ========
Unearned premiums........................      $173,836         $ 94,577       $ 95,677    $101,059
                                               ========         ========       ========    ========
Net earned premiums......................      $ 65,433         $108,564       $149,069    $130,603
                                               ========         ========       ========    ========
Net investment income....................      $  5,766         $     --       $     --    $     --
                                               ========         ========       ========    ========
Net claims and claim adjustment expenses
  incurred related to:
     Current year........................      $ 12,781         $ 23,484       $ 42,748    $ 43,286
                                               ========         ========       ========    ========
     Prior years.........................      $   (647)        $(35,000)      $ (9,742)   $(10,846)
                                               ========         ========       ========    ========
Amortization of deferred policy
  acquisition costs......................      $ 25,881         $ 48,075       $ 66,382    $ 58,243
                                               ========         ========       ========    ========
Net paid claims and claim adjustment
  expenses...............................      $  4,417         $  8,087       $ 43,448    $ 18,142
                                               ========         ========       ========    ========
Net premiums written.....................      $ 73,989         $108,630       $143,904    $122,012
                                               ========         ========       ========    ========

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of CNA Surety Corporation
Chicago, IL

     We have reviewed the accompanying condensed consolidated balance sheet of CNA Surety Corporation and subsidiaries as of March 31, 1998, and the related condensed consolidated statements of income, stockholders' equity and cash flows for the three-month period ended March 31, 1998. We have also reviewed the accompanying special-purpose statements of certain revenues and direct operating expenses of CCC Surety Operations ("Predecessor"), a business unit of CNA Financial Corporation, for the three-month period ended March 31, 1997. These financial statements are the responsibility of the Corporation's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
May 12, 1998

                    CNA SURETY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              (UNAUDITED)
                                                               MARCH 31,        DECEMBER 31,
                                                                 1998               1997
                                                              -----------       ------------
ASSETS
Invested assets and cash:
  Fixed income securities, at fair value (amortized cost:
     $389,050 and $265,545).................................   $389,396           $266,301
  Short-term investments, at cost which approximates fair
     value..................................................     28,734            147,235
  Other investments, at fair value..........................      6,045              6,001
  Cash......................................................      3,424                130
                                                               --------           --------
                                                                427,599            419,667
Deferred policy acquisition costs...........................     67,520             64,144
Insurance receivables:
  Premiums..................................................     10,473              9,683
  Reinsurance, including receivable from affiliates of
     $46,819 at March 31, 1998 and $47,856 at December 31,
     1997...................................................     55,008             55,151
Intangible assets, net of accumulated amortization..........    160,487            161,962
Prepaid reinsurance premiums................................      4,742              4,150
Other assets................................................     15,042             12,423
                                                               --------           --------
          Total assets......................................   $740,871           $727,180
                                                               ========           ========
LIABILITIES
Reserves:
  Unpaid losses and loss adjustment expenses................   $132,100           $130,381
  Unearned premiums.........................................    177,520            173,836
                                                               --------           --------
                                                                309,620            304,217
Long-term debt..............................................    118,000            118,000
Deferred income taxes, net..................................      1,624                 --
Payable for securities purchased............................      7,527             10,609
Other liabilities...........................................     37,577             37,622
                                                               --------           --------
          Total liabilities.................................    474,348            470,448
                                                               --------           --------
Commitments and contingencies (Note 6)
STOCKHOLDERS' EQUITY

Preferred stock, par value $0.01 per share, 20,000 shares
  authorized; none issued and outstanding...................         --                 --
Common stock, par value $0.01 per share, 100,000 shares
  authorized; 43,379 and 43,320 shares issued and
  outstanding at March 31, 1998 and at December 31, 1997,
  respectively..............................................    245,567            245,262
Retained earnings...........................................     20,811             10,996
Accumulated other comprehensive income......................        145                474
                                                               --------           --------
          Total stockholders' equity........................    266,523            256,732
                                                               --------           --------
          Total liabilities and stockholders' equity........   $740,871           $727,180
                                                               ========           ========

 See Independent Accountants' Review Report and notes to financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF INCOME AND CONDENSED STATEMENT OF
         CERTAIN REVENUES AND DIRECT OPERATING EXPENSES OF PREDECESSOR
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                               1998         1997
                                                              -------   -------------
                                                                        (PREDECESSOR)
Revenues:
  Net earned premiums.......................................  $58,745      $33,829
  Net investment income.....................................    6,789           --
  Net realized investment gains.............................       --           --
                                                              -------      -------
                                                               65,534       33,829
                                                              -------      -------
Expenses:
  Net losses and loss adjustment expenses...................   11,218      (27,612)
  Net commissions, brokerage and other underwriting
     expenses...............................................   35,039       19,563
  Interest expense..........................................    1,821           --
  Amortization of intangible assets.........................    1,475           --
                                                              -------      -------
                                                               49,553       (8,049)
                                                              -------      -------
Income before income taxes (Excess of net earned premiums
  over direct operating expenses, before income taxes, for
  Predecessor)..............................................   15,981       41,878
Income taxes................................................    6,166       14,690
                                                              -------      -------
Net income (Excess of net earned premiums over direct
  operating expenses, net of income taxes, for
  Predecessor)..............................................  $ 9,815      $27,188
                                                              =======      =======
Basic net income per share..................................  $  0.23
                                                              =======
Diluted net income per share................................  $  0.23
                                                              =======
Basic weighted average shares outstanding...................   43,348
                                                              =======
Diluted weighted average shares outstanding.................   43,570
                                                              =======

 See Independent Accountants' Review Report and notes to financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                                  ACCUMULATED
                                                                                     OTHER             TOTAL
                                        COMMON     COMPREHENSIVE     RETAINED    COMPREHENSIVE     STOCKHOLDERS'
                                        STOCK      INCOME (LOSS)     EARNINGS    INCOME (LOSS)        EQUITY
                                       --------    --------------    --------    --------------    -------------
Balance, January 1, 1998...........    $245,262                      $10,996         $ 474           $256,732
Comprehensive income:
  Net income.......................                    $9,815          9,815                            9,815
  Change in unrealized gains on
     investments, net of income
     taxes.........................                      (329)                        (329)              (329)
                                                       ------
Comprehensive income...............                    $9,486
                                                       ======
Stock options exercised............         305                                                           305
                                       --------                      -------         -----           --------
Balance, March 31, 1998............    $245,567                      $20,811         $ 145           $266,523
                                       ========                      =======         =====           ========

 See Independent Accountants' Review Report and notes to financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                                    1998
                                                                ------------
OPERATING ACTIVITIES:
  Net income................................................     $   9,815
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................         1,942
     Accretion of bond discount, net........................           384
     Net realized investment gains..........................            --
  Changes in:
     Insurance receivables..................................          (647)
     Reserve for unearned premiums..........................         3,684
     Reserve for unpaid losses and loss adjustment
      expenses..............................................         1,719
     Deferred income taxes, net.............................         1,709
     Other assets and liabilities...........................        (6,141)
                                                                 ---------
Net cash provided by operating activities...................        12,465
                                                                 ---------
INVESTING ACTIVITIES:
  Securities available-for-sale:
     Purchases -- fixed income securities...................      (135,963)
     Maturities -- fixed income securities..................         8,994
     Sales -- fixed income securities.......................            --
  Change in short-term investments..........................       118,501
  Other, net................................................          (880)
                                                                 ---------
Net cash used in investing activities.......................        (9,348)
                                                                 ---------
FINANCING ACTIVITIES:
  Stock options exercised...................................           177
                                                                 ---------
Net cash provided by financing activities...................           177
                                                                 ---------
Increase (decrease) in cash.................................         3,294
Cash at beginning of period.................................           130
                                                                 ---------
Cash at end of period.......................................     $   3,424
                                                                 =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
     Interest...............................................     $   1,727
     Income taxes...........................................     $   1,500

 See Independent Accountants' Review Report and notes to financial statements.

                    CNA SURETY CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
           (UNAUDITED -- SEE INDEPENDENT ACCOUNTANTS' REVIEW REPORT)

1. SIGNIFICANT ACCOUNTING POLICIES

  Formation of CNA Surety Corporation and Merger

     In December 1996, CNA Financial Corporation ("CNAF") and Capsure Holdings Corp. ("Capsure") agreed to merge (the "Merger") the surety business of CNAF with Capsure's insurance subsidiaries, Western Surety Company ("Western Surety") and Universal Surety of America ("USA"), which are owned by a newly-formed holding company, CNA Surety Corporation ("CNA Surety" or the "Company"). CNAF, through its operating subsidiaries, writes multiple lines of property and casualty insurance, including surety business that is reinsured by Western Surety. Loews Corporation owns approximately 84% of the outstanding common stock of CNAF. The principal operating subsidiaries of CNAF that wrote the surety line of business for their own account prior to the Merger were Continental Casualty Company and its property and casualty affiliates (collectively, "CCC") and The Continental Insurance Company and its property and casualty affiliates (collectively, "CIC"). CIC was acquired by CNAF on May 10, 1995. The combined surety operations of CCC and CIC are referred to herein as CCC Surety Operations ("Predecessor").

     Pursuant to a reorganization agreement, CCC Surety Operations and Capsure merged their respective operations at the close of business on September 30, 1997 ("Merger Date"). CNAF, through its property and casualty subsidiaries, CCC and CIC, contributed $52.25 million of capital to CNA Surety. Through reinsurance agreements, CCC and CIC ceded to Western Surety all of their net unearned premiums and loss and loss adjustment expense reserves, as of the Merger Date, and will cede to Western Surety all surety business written or renewed by CCC and CIC for a period of five years thereafter. Further, CCC and CIC have agreed to assume the obligation for any adverse development on recorded reserves for CCC Surety Operations as of the Merger Date, to limit the loss ratio on certain defined business written by CNA Surety through December 31, 2000 and to provide certain additional excess of loss reinsurance. CCC also agreed to provide certain administrative services at specified rates, subject to inflationary increases, for three years after the Merger, if CNA Surety chooses to purchase such services.

     Immediately after the Merger, the CNAF operating subsidiaries owned, on a diluted basis, 61.75% of CNA Surety's common stock and the stockholders and option holders of Capsure owned 38.25% of CNA Surety's common stock on a diluted basis. The reorganization agreement provided a mechanism, referred to as the "Lookback Adjustment", which could adjust the number of shares of CNA Surety common stock owned by the CNAF operating subsidiaries in the event that either or both of Capsure's and the CCC Surety Operations' actual net written premiums for 1997 varied from certain targets. Application and interpretation of the provisions of the Lookback Adjustment were completed in April 1998 with no adjustment to the 61.75% ownership percentage of the CNAF operating subsidiaries.

  Principles of Consolidation

     The consolidated financial statements include the accounts of CNA Surety Corporation and all majority-owned subsidiaries. The consolidated financial statements include the combined consolidated operating results of CCC Surety Operations and Capsure since the Merger Date.

  Predecessor Financial Information

     The accompanying Condensed Statement of Certain Revenues and Direct Operating Expenses of Predecessor for the quarter ended March 31, 1997 reflects premiums earned, losses incurred, loss adjustment expenses (allocated and unallocated) and other direct operating expenses of CCC Surety Operations. Such operating revenues and costs as investment income, realized gains and losses on investments and certain general and administrative expenses, which are indirect or overhead in nature, are not reflected in operating results since such items were not historically allocated to CCC Surety Operations by CNAF or its subsidiaries.

     Since the accompanying Predecessor financial statement excludes certain revenues and expenses, as described in the preceding paragraph, this financial statement is not intended to be a complete presentation of CCC Surety Operations. The revenues and costs that are reflected in the accompanying financial statement have been determined in accordance with generally accepted accounting principles.

  Basis of Presentation

     These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in the Company's 1997 Annual Report on Form 10-K. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted as it is not required for interim reporting. The accompanying unaudited Condensed Consolidated Financial Statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature. The financial results for interim periods may not be indicative of financial results for a full year. Certain reclassifications have been made to the 1997 Predecessor Financial Statements to conform with the presentation in the 1998 Condensed Consolidated Financial Statements.

  Accounting Changes

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes accounting standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has adopted this standard in these Condensed Consolidated Financial Statements for the period ended March 31, 1998.

2. CAPSURE ACQUISITION

     The merger of CCC Surety Operations and Capsure has been accounted for by CNA Surety as an acquisition of Capsure, using purchase accounting. The purchase price for Capsure has been allocated to Capsure's assets that were acquired and to Capsure's liabilities that were assumed based on the estimated fair value of such assets and liabilities at the Merger Date. The purchase price for the outstanding shares of Capsure common stock was $182.1 million and has been allocated as follows (dollars in thousands):

Capsure net assets at historical cost.......................  $100,875
Fair value adjustments:
  Purchased intangibles.....................................   (73,844)
  Intangibles arising from Merger...........................   155,031
                                                              --------
Purchase price..............................................  $182,062
                                                              ========

  Unaudited Pro Forma Results

     The following table of unaudited pro forma information has been prepared as if the acquisition of Capsure had been consummated on January 1, 1996. This unaudited pro forma financial information gives effect to the following: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if the $10 per share special distribution was made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to and the incurrence of additional debt by CNA Surety;
(iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the CCC Surety Operations; and (v) estimated interest expense related to the additional debt (dollars in thousands, except per share amounts):

                                                                 (UNAUDITED)
                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                                     1997
                                                              ------------------
Revenues....................................................       $56,128
Net income..................................................       $29,411
Basic net income per share..................................       $  0.68

     The foregoing unaudited pro forma operating results include $35.0 million ($22.8 million net of income taxes or $0.53 per share) of favorable loss reserve development of Predecessor.

     This unaudited pro forma financial information is intended for information purposes only and is not necessarily indicative of the results of operations which would have been achieved and reported had the Merger and related transactions been consummated on the dates assumed, nor is it necessarily indicative of the future consolidated operating results of CNA Surety.

3. INVESTMENTS

     The estimated fair value, gross unrealized gains and losses, and amortized cost of fixed income securities held by CNA Surety at March 31, 1998, by investment category, were as follows (dollars in thousands):

                                                      AMORTIZED     GROSS        GROSS      ESTIMATED
                                                        COST      UNREALIZED   UNREALIZED     FAIR
                                                       OR COST      GAINS        LOSSES       VALUE
                                                      ---------   ----------   ----------   ---------
Fixed income securities:
  U.S. Treasury securities and obligations of
     government corporations and agencies...........  $189,510      $  772      $  (221)    $190,061
  Obligations of states and political
     subdivisions...................................    79,784         206         (525)      79,465
  Corporate bonds...................................    58,706         331         (362)      58,675
  Non-agency collateralized mortgage obligations....    29,391          40         (120)      29,311
  Asset-backed securities...........................    31,659         234           (9)      31,884
                                                      --------      ------      -------     --------
       Total fixed income securities................  $389,050      $1,583      $(1,237)    $389,396
                                                      ========      ======      =======     ========

4. REINSURANCE

     The effect of reinsurance on the Company's and Predecessor's written and earned premium was as follows (dollars in thousands):

                                                              THREE MONTHS ENDED MARCH 31,
                                                          -------------------------------------
                                                                1998                1997
                                                          -----------------   -----------------
                                                          WRITTEN   EARNED    WRITTEN   EARNED
                                                          -------   -------   -------   -------
                                                                                (PREDECESSOR)
Direct..................................................  $27,994   $24,306   $32,611   $36,148
Assumed from affiliates.................................   35,854    36,040        --        --
Assumed from non-affiliates.............................       --        --       431       545
Ceded...................................................   (2,012)   (1,601)   (2,562)   (2,864)
                                                          -------   -------   -------   -------
                                                          $61,836   $58,745   $30,480   $33,829
                                                          =======   =======   =======   =======

     The effect of reinsurance on the Company's and Predecessor's provision for loss and loss adjustment expenses was as follows (dollars in thousands):

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                               1998            1997
                                                              -------      -------------
                                                                           (PREDECESSOR)
Gross loss and loss adjustment expense......................  $13,117        $(25,995)
Ceded amounts...............................................   (1,899)         (1,617)
                                                              -------        --------
Net loss and loss adjustment expense........................  $11,218        $(27,612)
                                                              =======        ========

5. LOOKBACK ADJUSTMENT

     The reorganization agreement provided a mechanism, referred to as the "Lookback Adjustment", which could adjust the number of shares of CNA Surety common stock owned by CNAF operating companies in the event that either or both of Capsure's and the CCC Surety Operations' actual net written premiums for 1997 varied from certain targets. Application and interpretation of the provisions of the Lookback Adjustment were completed in April 1998 with no adjustment to the 61.75% ownership percentage of the CNAF operating companies.

6. LEGAL PROCEEDINGS

     The Company and its subsidiaries are parties to numerous lawsuits arising in the normal course of business, some seeking material damages. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition or its results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Capsure Holdings Corp.

     We have audited the accompanying consolidated financial statements and financial statement schedules of Capsure Holdings Corp. and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capsure Holdings Corp. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                                        COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 20, 1997

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                      ASSETS
Invested assets and cash:
  Fixed maturities, at fair value (amortized cost: $135,420;
     $233,276)..............................................  $135,895    $235,718
  Equity securities, at fair value (cost: $3,687;
     $27,124)...............................................     4,526      27,753
  Short-term investments, at cost which approximates fair
     value..................................................    19,416      37,865
  Other investments, at fair value..........................     2,695       3,219
  Cash......................................................     2,736       3,001
                                                              --------    --------
                                                               165,268     307,556
Deferred policy acquisition costs...........................    28,523      27,057
Reinsurance receivable......................................     5,642      40,097
Intangible assets, net of amortization......................    14,024      15,715
Excess cost over net assets acquired, net of amortization...    61,932      68,443
Deferred income taxes, net of valuation allowance...........    16,019      29,293
Other assets................................................    21,731      26,607
                                                              --------    --------
          Total assets......................................  $313,139    $514,768
                                                              ========    ========

                                   LIABILITIES
Reserves:
  Unpaid losses and loss adjustment expenses................  $ 38,874    $126,061
  Unearned premiums.........................................    69,570      76,781
                                                              --------    --------
                                                               108,444     202,842
Long-term debt..............................................    60,000      25,000
Other liabilities...........................................    22,112      29,622
                                                              --------    --------
          Total liabilities.................................   190,556     257,464
                                                              --------    --------
Commitments and contingencies

                               STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share, 5,000,000 shares
  authorized;
  none issued and outstanding...............................        --          --
Common stock, par value $.05 per share, 25,000,000 shares
  authorized; 15,804,749 shares issued at December 31, 1996;
  15,408,749 shares issued at December 31, 1995.............       790         770
Additional paid-in capital..................................   118,413     179,276
Retained earnings from August 1, 1986 (date of
  reorganization)...........................................     2,297      75,286
Unrealized gain on securities, net of deferred income
  taxes.....................................................     1,083       1,972
                                                              --------    --------
          Total stockholders' equity........................   122,583     257,304
                                                              --------    --------
                                                              $313,139    $514,768
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Revenues:
  Net earned premiums......................................  $ 92,491    $ 98,692    $ 92,481
  Net investment income....................................    16,444      20,471      19,129
  Net investment gains (losses)............................     1,715      (1,653)        945
                                                             --------    --------    --------
                                                              110,650     117,510     112,555
                                                             --------    --------    --------
Expenses:
  Net loss and loss adjustment expenses....................    10,054      (7,451)     23,344
  Net commissions, brokerage and other underwriting........    63,204      61,312      53,904
  Interest expense.........................................     1,717       4,103       4,726
  Write-off of unamortized deferred loan fees..............       700          --       1,556
  Non-recurring compensation and merger costs..............     7,865          --          --
  Amortization and impairment of goodwill and
     intangibles...........................................     2,761      16,853       3,365
  Other expenses, net......................................     2,789       2,442       1,881
                                                             --------    --------    --------
                                                               89,090      77,259      88,776
                                                             --------    --------    --------
Income before income taxes.................................    21,560      40,251      23,779
Income taxes...............................................     8,181      19,721       9,401
                                                             --------    --------    --------
Net income.................................................  $ 13,379    $ 20,530    $ 14,378
                                                             ========    ========    ========
Weighted average shares outstanding:
  Primary..................................................    16,395      15,404      15,160
                                                             ========    ========    ========
  Fully diluted............................................    16,510      15,917      15,455
                                                             ========    ========    ========
Earnings per share:
  Primary..................................................  $    .82    $   1.33    $    .95
                                                             ========    ========    ========
  Fully diluted............................................  $    .81    $   1.29    $    .93
                                                             ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Common Stock:
  Balance, January 1.......................................  $    770    $    770    $    753
  Common stock issued......................................        --          --          15
  Common stock issued through exercise of warrants and
     options...............................................        20          --           2
                                                             --------    --------    --------
  Balance, December 31.....................................  $    790    $    770    $    770
                                                             ========    ========    ========
Additional Paid-In Capital:
  Balance, January 1.......................................  $179,276    $179,250    $165,257
  Common stock issued......................................        --          --       3,985
  Common stock issued through exercise of warrants and
     options...............................................     2,283          26           8
  Return of capital distribution on common stock...........   (69,880)         --          --
  Change in valuation allowance for deferred tax assets....        --          --      10,000
  Stock option repricing...................................     6,734          --          --
                                                             --------    --------    --------
  Balance, December 31.....................................  $118,413    $179,276    $179,250
                                                             ========    ========    ========
Retained Earnings:
  Balance, January 1.......................................  $ 75,286    $ 54,756    $ 40,378
  Net income...............................................    13,379      20,530      14,378
  Dividend on common stock.................................   (86,368)         --          --
                                                             --------    --------    --------
  Balance, December 31.....................................  $  2,297    $ 75,286    $ 54,756
                                                             ========    ========    ========
Unrealized Gain (Loss) on Securities, Net of Deferred
  Income Taxes:
  Balance, January 1.......................................  $  1,972    $ (9,830)   $  1,318
  Impact of adopting SFAS No. 115..........................        --          --       3,203
  Transfer of held-to-maturity securities..................        --         224          --
  Change for the year......................................      (889)     11,578     (14,351)
                                                             --------    --------    --------
  Balance, December 31.....................................  $  1,083    $  1,972    $ (9,830)
                                                             ========    ========    ========
Treasury Stock:
  Balance, January 1.......................................  $     --    $    (81)   $    (81)
  Common stock reissued through exercise of options........        --          81          --
                                                             --------    --------    --------
  Balance, December 31.....................................  $     --    $     --    $    (81)
                                                             ========    ========    ========

                                                                    COMMON STOCK
                                                              -------------------------
                                                                ISSUED      IN TREASURY
                                                              ----------    -----------
Shares:
  Balance, January 1, 1994..................................  15,055,231      (13,666)
  Common stock issued through exercise of warrants and
     options................................................      45,481           --
  Common stock issued in connection with Universal Surety
     Holding Corp. acquisition..............................     307,103           --
                                                              ----------      -------
  Balance, December 31, 1994................................  15,407,815      (13,666)
  Common stock reissued from treasury through exercise of
     options................................................          --       13,666
  Common stock issued through exercise of options...........         934           --
                                                              ----------      -------
  Balance, December 31, 1995................................  15,408,749           --
  Common stock issued through exercise of options...........     396,000           --
                                                              ----------      -------
  Balance, December 31, 1996................................  15,804,749           --
                                                              ==========      =======

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1995         1994
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES:
  Net income............................................  $  13,379    $  20,530    $  14,378
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      4,822       18,272        4,617
     Accretion of bond discount, net....................       (409)      (2,471)      (3,933)
     Net investment (gains) losses......................     (1,715)       1,653         (945)
     Non-recurring compensation and merger costs........      7,865           --           --
Changes in:
     Reserves for unpaid losses and loss adjustment
       expenses.........................................     (2,364)     (22,980)      10,477
     Reserve for unearned premiums......................      5,457          151       (1,160)
     Deferred income taxes, net.........................      7,291       18,086        8,820
     Other assets and liabilities.......................     (3,193)      (2,502)      (2,970)
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............     31,133       30,739       29,284
                                                          ---------    ---------    ---------
INVESTING ACTIVITIES:
  Securities available-for-sale:
     Purchases -- fixed maturities......................    (73,862)    (108,924)     (93,452)
     Sales -- fixed maturities..........................     67,380       71,889       43,762
     Maturities -- fixed maturities.....................     46,935       63,315       35,020
     Purchases -- equity securities.....................       (190)      (3,165)     (28,350)
     Sales -- equity securities.........................     22,451        6,225        8,091
  Change in short-term investments......................        855      (15,786)      47,881
  Net proceeds from the sale of UCHC....................     28,024           --           --
  Acquisitions, net of cash acquired....................         --           --      (26,175)
  Proceeds from sale of other invested assets...........        508        1,821        1,733
  Capital expenditures, net.............................     (2,948)      (1,351)      (1,679)
                                                          ---------    ---------    ---------
Net cash provided by (used in) investing activities.....     89,153       14,024      (13,169)
                                                          ---------    ---------    ---------
FINANCING ACTIVITIES:
  Proceeds from long-term debt..........................     62,000           --       96,000
  Principal payments on long-term debt..................    (27,000)     (46,000)    (110,214)
  Dividends paid........................................   (156,248)          --           --
  Exercise of warrants and options, net of option
     repricing payments.................................      1,186          107           10
  Debt issuance costs...................................       (489)          --       (1,060)
                                                          ---------    ---------    ---------
Net cash used in financing activities...................   (120,551)     (45,893)     (15,264)
                                                          ---------    ---------    ---------
Increase (decrease) in cash.............................       (265)      (1,130)         851
Cash at beginning of year...............................      3,001        4,131        3,280
                                                          ---------    ---------    ---------
Cash at end of year.....................................  $   2,736    $   3,001    $   4,131
                                                          =========    =========    =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
     Interest...........................................  $   1,426    $   3,759    $   4,121
     Income taxes, net of refunds.......................  $   1,195    $     658    $     642
Supplemental Disclosure of Non-Cash Investing and
  Financing Activities:
     Common stock issued in connection with
       acquisitions.....................................  $      --    $      --    $   4,000

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Capsure Holdings Corp. and all significant majority-owned subsidiaries ("Capsure" or the "Company"). Capsure provides surety and fidelity bonds in all 50 states through a combined network of 120,000 independent agents. Capsure's principal subsidiaries are Western Surety Company ("Western Surety"), acquired in August 1992, and Universal Surety of America ("Universal Surety"), acquired in September 1994. Western Surety writes small fidelity and noncontract surety bonds, referred to as "miscellaneous" bonds, and errors and omissions liability insurance, as a licensed insurer in all 50 states and the District of Columbia. Western Surety's sister company, Surety Bonding Company of America, writes similar business and is licensed in 17 states. Universal Surety specializes in the underwriting of small contract and miscellaneous surety bonds. Universal Surety is licensed in 37 states and the District of Columbia with most of its business generated in Texas.

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain balances in the prior years' financial statements have been reclassified to conform to current presentation.

  Investments

     The Company has the ability to hold all debt securities to maturity. However, the Company may dispose of securities prior to their scheduled maturity due to changes in interest rates, prepayments, tax and credit considerations, liquidity or regulatory capital requirements, or other similar factors. As a result, the Company considers substantially all of its debt (bonds and redeemable preferred stocks) and equity securities as available-for-sale. Certain equity securities at the parent company level that are held principally for the purpose of selling them in the near term are considered trading securities.

     The accounting policies for each investment category are as follows:

          Available-for-Sale Securities -- These securities are reported at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a separate component of stockholders' equity until realized. Cash flows from purchases, sales and maturities are reported gross in the investing activities section of the cash flow statement.

          Trading Securities -- These securities are reported on the balance sheet at fair value, with any unrealized gains and losses included in earnings. Cash flows from purchases, sales and maturities are included in the operating activities section of the cash flow statement.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. For mortgage-backed and certain asset-backed securities, Capsure recognizes income using a constant effective yield based on estimated cash flows including anticipated prepayments. Significant variances in actual cash flows from expected cash flows are accounted for prospectively. Any related adjustment is reflected in investment income. Investment gains or losses are determined using the specific identification method. Investments with an other than temporary decline in value are written down to fair value, resulting in losses that are included in investment gains and losses.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     Short-term investments are carried at amortized cost which approximates fair value.

  Deferred Policy Acquisition Costs

     Policy acquisition costs, consisting of commissions and other underwriting expenses which vary with, and are directly related to, the production of business, net of reinsurance commission income, are deferred and amortized to income as the related premiums are earned. Deferred policy acquisition costs are subject to a limitation representing the excess of anticipated net earned premiums over anticipated losses, loss adjustment expenses and maintenance costs. The ultimate recoverability of policy acquisition costs is determined without regard to investment income.

  Excess Cost Over Net Assets Acquired and Intangible Assets

     The excess cost over the fair value of the net assets acquired is amortized substantially over 40 years. Other intangible assets are amortized over periods ranging from three to 20 years, a substantial portion of which is amortized over 20 years. Other intangible assets primarily relate to the estimated value of the acquired insurance in force and the producing agency force as of the acquisition date. Excess cost over net assets acquired is reported net of accumulated amortization of $6.3 million and $21.1 million (includes $13.2 million write-down in 1995) at December 31, 1996 and 1995, respectively. Intangible assets are reported net of accumulated amortization of $27.3 million and $25.7 million at December 31, 1996 and 1995, respectively.

     Management assesses the recoverability of goodwill and intangible assets based upon estimates of undiscounted future operating cash flows whenever significant events or changes in circumstances suggest that the carrying amount of an asset may not be recoverable.

  Unpaid Losses and Loss Adjustment Expenses

     The liability for unpaid losses and loss adjustment expenses is based on estimates of (a) the ultimate settlement value of reported claims, (b) incurred but not reported ("IBNR") claims, (c) future expenses to be incurred in the settlement of claims and (d) claim recoveries. These estimates are determined based on the Company's and industry loss experience as well as consideration of current trends and conditions. The liability for unpaid losses and loss adjustment expenses is an accounting estimate and, similar to other accounting estimates, there is the potential that actual future loss payments will differ significantly from initial estimates. The methods of determining such estimates and the resulting estimated liability are continually reviewed and updated. Changes in the estimated liability are reflected in operating income in the year in which such changes are determined. As described in Note 6, the Company's incurred losses and loss adjustment expenses in 1995 were reduced by $29.1 million, net of reinsurance, as a result of favorable claim settlements and certain changes in estimates relating to insured events of prior years.

  Insurance Premiums

     Insurance premiums are recognized as revenue ratably over the terms of the related policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force calculated on a daily pro rata basis. Premium revenues are reported net of amounts ceded to reinsurers.

  Reinsurance

     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy and are reported as reinsurance receivable rather than netted against the liability for unpaid losses and loss adjustment expenses. Losses and loss adjustment expenses incurred are reported net of estimated recoveries under reinsurance contracts.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes required by SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are established for the future tax effects of temporary differences between the tax and financial reporting bases of assets and liabilities using currently enacted tax rates. Such temporary differences primarily relate to net operating tax loss carryforwards ("NOLs"), loss reserve discounting, deferred policy acquisition costs and intangible assets. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period of enactment.

     In addition, deferred tax assets are valued based upon the expectation of future realization on a "more likely than not" basis. The initial recognition of the tax benefits of the NOLs resulted in a credit to additional paid-in capital for the available NOLs for which future realization was expected. Tax benefits resulting from the future utilization of such NOLs will reduce the net deferred tax asset established in accordance with SFAS No. 109.

  Reorganization Proceedings

     On July 31, 1986, the Company emerged from voluntary bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). After the requisite acceptances were obtained and the Bankruptcy Court determined that the Second Amended Joint Plan of Reorganization, as amended (the "Plan of Reorganization"), satisfied applicable requirements of the Bankruptcy Code, the Bankruptcy Court confirmed the Plan of Reorganization on December 20, 1985, and the Plan of Reorganization was consummated on July 31, 1986 (the "Reorganization Date"). The Company emerged from bankruptcy with approximately $300 million of NOLs resulting from oil and gas operations prior to the reorganization.

     In accordance with accounting principles applicable to reorganizations, the net assets of the Company were adjusted to fair value, the accumulated deficit in retained earnings at the date of reorganization was eliminated and the excess of the fair values of the net assets over the stated value of outstanding capital stock was assigned to additional paid-in capital.

  Earnings Per Share

     Earnings per common and common equivalent shares outstanding are computed using the treasury stock method. Weighted average shares outstanding assuming full dilution for 1996, 1995 and 1994 were 16.5 million, 15.9 million and 15.5 million, respectively.

  Pending Accounting Standards

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which is effective for both interim and annual periods ending after December 15, 1997. SFAS No. 128 replaces APB Opinion No. 15, "Earnings Per Share." APB Opinion No. 15 required that entities with simple capital structures present a single earnings per common share ("EPS") on the face of the income statement, whereas those with complex capital structures had to present both primary and fully diluted EPS. SFAS No. 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, whereas primary EPS includes the dilutive effect of common stock equivalents, such as stock options. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The Company intends to present basic and diluted EPS in financial statements issued after the effective date.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

 2. ACQUISITION AND DISPOSITION OF SUBSIDIARIES

     On September 22, 1994, Capsure, through its wholly owned subsidiary, Capsure Financial Group, Inc. ("CFG"), acquired all of the outstanding common stock of Universal Surety Holding Corp. ("USHC"). USHC is the holding company of Universal Surety. Capsure paid $28 million in cash and $4 million in Capsure common stock for USHC, pursuant to a Stock Purchase Agreement dated as of July 26, 1994. The cash portion of the purchase price was financed with borrowings under Capsure's revolving credit facility.

     The acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values. The operating results of USHC are included in the consolidated statements of income and cash flows from the September 22, 1994 acquisition date. The excess of the purchase price over the fair value of net assets acquired is recorded as excess cost over net assets acquired in the consolidated balance sheets.

     The USHC Stock Purchase Agreement provides for a contingent payment to certain of the selling shareholders. Such payment shall be in cash or an equivalent amount of Capsure common stock, at the Company's option, in the year 2000, equal to twenty percent of the excess of the after-tax fair market value of Universal Surety at December 31, 1999, over an assumed fifteen percent return, compounded annually, on Capsure's invested capital. The contingent consideration, if any, shall be reported as compensation expense in the period the contingency is resolved and the consideration is payable. If the contingent consideration was determined and payable solely upon results through December 31, 1996, there would be no such payment required.

     The following table of unaudited pro forma information has been prepared as if the acquisition of USHC had been consummated on January 1, 1993, at the same purchase price, with adjustments to the consolidated results of operations for the effects of the acquisition in the same manner as subsequent to the acquisition. Such adjustments include: (i) decreased net investment income and realized investment gains at USHC; (ii) decreased operating expenses at USHC; and (iii) increased interest and amortization expense. In management's opinion, the pro forma financial information is not indicative of consolidated results of operations that may have occurred had the acquisition taken place on January 1, 1993, or of future results of operations of USHC under the ownership and operation of Capsure. In the following table, the dollars are in thousands, except per share amounts:

                                   PRO FORMA (UNAUDITED)
                                    FOR THE YEAR ENDED
                                     DECEMBER 31, 1994
                                   ---------------------
Revenues.........................        $122,967
Net income.......................        $ 15,086
Net income per common share......        $    .98

     On May 22, 1996, the Company consummated the sale of United Capitol Holding Company ("UCHC") and its subsidiaries, United Capitol Insurance Company ("United Capitol"), United Capitol Managers, Inc. and Fischer Underwriting Group, Incorporated, to a subsidiary of Frontier Insurance Group, Inc. The operating results of UCHC and its subsidiaries are reflected in Capsure's results through the closing date. Net proceeds to Capsure of $77 million, which included the purchase price for the capital stock of UCHC and the release of United Capitol's excess statutory surplus at closing, approximated Capsure's carrying value. The goodwill associated with the 1990 acquisition of United Capitol was previously reduced to estimated net realizable value as of December 31, 1995, resulting in a $13.2 million impairment of goodwill in 1995.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

 3. INVESTMENTS

     The cost and estimated fair values of investments in debt and equity securities as of December 31, 1996 and 1995 were as follows (dollars in thousands):

                                                  AMORTIZED      GROSS         GROSS       ESTIMATED
                                                    COST       UNREALIZED    UNREALIZED      FAIR
                                                   OR COST       GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
AS OF DECEMBER 31, 1996:
Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  U.S. Treasury notes...........................  $  5,030       $   66       $   (13)     $  5,083
  Collateralized mortgage obligations...........    35,565          373           (49)       35,889
  Mortgage pass-through securities..............    36,221          244           (84)       36,381
Obligations of states and political
  subdivisions..................................     2,696            8           (36)        2,668
Non-agency collateralized mortgage
  obligations...................................    21,877          114           (59)       21,932
Asset-backed securities:
  Second mortgages/home equity loans............    26,961          135          (114)       26,982
  Other underlying assets.......................     7,070           22          (132)        6,960
                                                  --------       ------       -------      --------
          Total fixed maturities................   135,420          962          (487)      135,895
Equity securities...............................     3,687          839            --         4,526
                                                  --------       ------       -------      --------
          Total available-for-sale securities...  $139,107       $1,801       $  (487)     $140,421
                                                  ========       ======       =======      ========
AS OF DECEMBER 31, 1995:
Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  U.S. Treasury notes...........................  $ 15,047       $  488       $    (1)     $ 15,534
  Collateralized mortgage obligations...........    64,610          430          (349)       64,691
  Mortgage pass-through securities..............    40,313          788            (3)       41,098
Debt securities of foreign governments..........         5           --            --             5
Obligations of states and political
  subdivisions..................................     5,748           10           (18)        5,740
Corporate bonds.................................        91           --           (16)           75
Non-agency collateralized mortgage
  obligations...................................    34,574          392           (66)       34,900
Asset-backed securities:
  Second mortgages/home equity loans............    49,060          947          (102)       49,905
  Automobile loans..............................     8,229            1            (2)        8,228
  Other underlying assets.......................    15,599           97          (154)       15,542
                                                  --------       ------       -------      --------
          Total fixed maturities................   233,276        3,153          (711)      235,718
Equity securities...............................    24,758        1,303        (1,245)       24,816
                                                  --------       ------       -------      --------
          Total available-for-sale securities...  $258,034       $4,456       $(1,956)     $260,534
                                                  ========       ======       =======      ========
Equity trading securities.......................  $  2,366       $  593       $   (22)     $  2,937
                                                  ========       ======       =======      ========

     As of December 31, 1996, virtually 100% of the Company's debt securities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc., and 93% were rated at least AA by those agencies. In addition, the Company's investments in debt securities did not contain any significant geographic or industry concentration of credit risk.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     The U.S. Treasury notes and mortgage pass-through securities are backed by the full faith and credit of the U.S. Government. The U.S. Government collateralized mortgage obligations consist of securities collateralized by first mortgages issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or guaranteed by the Government National Mortgage Association.

     The Company has reduced the prepayment variability commonly associated with collateralized mortgage obligations by generally investing in planned amortization class tranches which are structured largely to insulate the investor from prepayment risk.

     The Company's insurance subsidiaries, as required by state law, deposit certain securities with state insurance regulatory authorities. At December 31, 1996, fixed maturities on deposit had an aggregate carrying value of $4.8 million.

     Short-term investments are generally comprised of U.S. Treasury notes, maturing corporate notes, money market funds, and investment grade commercial paper equivalents.

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

                                                                           ESTIMATED
                                                              AMORTIZED      FAIR
                                                                COST         VALUE
                                                              ---------    ---------
AVAILABLE-FOR-SALE SECURITIES
Due within one year.........................................  $    110     $    111
Due after one year but within five years....................     4,911        4,951
Due after five years but within ten years...................       208          224
Due after ten years.........................................     2,496        2,466
                                                              --------     --------
                                                                 7,725        7,752
Mortgage pass-through securities, collateralized mortgage
  obligations and asset-backed securities...................   127,695      128,143
                                                              --------     --------
                                                              $135,420     $135,895
                                                              ========     ========

     Major categories of net investment income and net investment gains (losses) were as follows (dollars in thousands):

                                                               1996       1995       1994
                                                              -------    -------    -------
Investment income:
  Fixed maturities..........................................  $12,009    $16,964    $16,405
  Equity securities.........................................      720      1,924        915
  Short-term investments....................................    3,593      1,814      1,722
  Other.....................................................      519        260        532
                                                              -------    -------    -------
  Total investment income...................................   16,841     20,962     19,574
Investment expenses.........................................      397        491        445
                                                              -------    -------    -------
Net investment income.......................................  $16,444    $20,471    $19,129
                                                              =======    =======    =======
Gross investment gains:
  Fixed maturities..........................................  $ 1,109    $   722    $    88
  Equity securities.........................................    4,220      2,505      3,762
Gross investment losses:
  Fixed maturities..........................................     (973)    (3,757)      (625)
  Equity securities.........................................   (2,718)    (2,068)    (1,802)
Net unrealized gains (losses) on trading securities.........       --        945       (374)
Other.......................................................       77         --       (104)
                                                              -------    -------    -------
Net investment gains (losses)...............................  $ 1,715    $(1,653)   $   945
                                                              =======    =======    =======

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     Net unrealized gain (loss) on securities included in stockholders' equity was as follows (dollars in thousands):

                                                 1996                        1995
                                       ------------------------   --------------------------
                                       GAINS    LOSSES    NET     GAINS    LOSSES      NET
                                       ------   ------   ------   ------   -------   -------
Fixed maturities.....................  $  962   $(487)   $  475   $3,153   $  (711)  $ 2,442
Equity securities....................     839      --       839    1,303    (1,245)       58
Other................................     352      --       352      534        --       534
                                       ------   -----    ------   ------   -------   -------
                                       $2,153   $(487)    1,666   $4,990   $(1,956)    3,034
                                       ======   =====             ======   =======
Deferred income taxes................                      (583)                      (1,062)
                                                         ------                      -------
Net unrealized gain on securities....                    $1,083                      $ 1,972
                                                         ======                      =======

     The net investment losses in 1995 reflected the $2.7 million write-down of the carrying value for two asset-backed securities from the same issuer which experienced an other than temporary decline in fair value.

     A majority of the realized investment gains and losses on equity securities resulted from sales of securities held at the parent company level. For 1996, 1995 and 1994, investment activity for the equity trading portfolio held at the parent company level included gross realized investment gains of $3.4 million, $1.9 million and $1.5 million, respectively, and gross realized investment losses of $2.6 million, $1.8 million and $1.0 million, respectively.

 4. DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):

                                                        1996       1995        1994
                                                       -------    -------    --------
Balance at January 1...............................    $27,057    $25,150    $ 18,421
Balance at date of acquisition (disposition).......       (478)        --       4,369
Costs deferred during year.........................     39,449     37,666      31,750
Amortization during year...........................    (37,505)   (35,759)    (29,390)
                                                       -------    -------    --------
Balance at December 31.............................    $28,523    $27,057    $ 25,150
                                                       =======    =======    ========

 5. REINSURANCE

     The Company's insurance subsidiaries, in the ordinary course of business, cede reinsurance to other insurance companies to limit their exposure to loss. Reinsurance contracts do not relieve the Company of its primary obligations to claimants. A contingent liability exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company evaluates the financial condition of its reinsurers, establishes allowances for uncollectible amounts and monitors concentrations of credit risk. At December 31, 1996, Capsure's largest reinsurance receivable, including prepaid reinsurance premiums of $0.8 million, was approximately $2.3 million with Transatlantic Reinsurance Company. Transatlantic Reinsurance Company is rated A+ (Superior) by A.M. Best Company, Inc.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     The effect of reinsurance on premiums written and earned was as follows (dollars in thousands):

                                            1996                  1995                  1994
                                     -------------------   -------------------   -------------------
                                     WRITTEN     EARNED    WRITTEN     EARNED    WRITTEN     EARNED
                                     --------   --------   --------   --------   --------   --------
Direct.............................  $107,197   $105,467   $111,305   $113,538   $102,062   $103,871
Assumed............................        72         45         93        247        294        143
Ceded..............................   (12,160)   (13,021)   (13,670)   (15,093)   (11,778)   (11,533)
                                     --------   --------   --------   --------   --------   --------
Net premiums.......................  $ 95,109   $ 92,491   $ 97,728   $ 98,692   $ 90,578   $ 92,481
                                     ========   ========   ========   ========   ========   ========

     The effect of reinsurance on losses and loss adjustment expenses incurred was as follows (dollars in thousands):

                                                 1996       1995       1994
                                                -------    -------    -------
Gross losses and loss adjustment expenses.....  $12,769    $  (815)   $31,566
Reinsurance recoveries........................   (2,715)    (6,636)    (8,222)
                                                -------    -------    -------
Net losses and loss adjustment expenses.......  $10,054    $(7,451)   $23,344
                                                =======    =======    =======

 6. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses was as follows (dollars in thousands):

                                                               1996        1995        1994
                                                             --------    --------    --------
Gross balance at January 1.................................  $126,061    $149,041    $135,825
Balance at date of acquisition (disposition)...............   (84,823)         --       2,738
Incurred related to:
Current year...............................................    23,685      34,073      46,206
Prior years................................................   (10,579)    (34,559)    (14,522)
                                                             --------    --------    --------
Total incurred.............................................    13,106        (486)     31,684
                                                             --------    --------    --------
Paid related to:
Current year...............................................     3,390       4,150       3,003
Prior years................................................    12,080      18,344      18,203
                                                             --------    --------    --------
Total paid.................................................    15,470      22,494      21,206
                                                             --------    --------    --------
Gross balance at December 31...............................  $ 38,874    $126,061    $149,041
                                                             ========    ========    ========
Balance net of reinsurance at December 31..................  $ 33,378    $ 87,078    $111,164
                                                             ========    ========    ========

     As a result of favorable claim settlements and changes in estimates of insured events in prior years, the provision for losses and loss adjustment expenses decreased by $10.6 million ($6.9 million, net of reinsurance) in 1996, $34.6 million ($29.1 million, net of reinsurance) in 1995 and $14.5 million ($8.3 million, net of reinsurance) in 1994.

     United Capitol's claims development through December 31, 1995, had been favorable relative to expectations based on industry experience. Due to the limited prior operating experience of United Capitol and the long-tail nature of its business, management previously relied principally upon industry development patterns and expected loss ratios in estimating IBNR. Given the availability of nine full years of experience and the growing evidence of favorable loss trends relative to industry indications, management concluded in the fourth quarter of 1995 that it was appropriate to place greater reliance on United Capitol's own development patterns and emerging loss ratios in estimating IBNR. United Capitol reduced loss and loss adjustment expenses by $23.2 million in 1995 for net favorable development related to prior years,

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES
substantially all of which pertains to this change in estimate. This loss reserve reduction increased Capsure's consolidated income before taxes by $23.2 million, and net income by $15.1 million, or $0.98 per share.

 7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table summarizes disclosure of fair value information of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Accordingly, the estimates presented herein are subjective in nature and are not necessarily indicative of the amounts that Capsure could realize in a current market exchange. This information excludes certain financial instruments and all nonfinancial instruments such as insurance contracts from fair value disclosure. Thus, the following fair value amounts cannot be aggregated to determine the underlying economic value of Capsure.

     The carrying amounts and estimated fair values of financial instruments were as follows (dollars in thousands):

                                                   1996                      1995
                                          ----------------------    ----------------------
                                          CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                           AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          --------    ----------    --------    ----------
Debt securities.........................  $135,895     $135,895     $235,718     $235,718
Equity securities.......................     4,526        4,526       27,753       27,753
Short-term investments..................    19,416       19,416       37,865       37,865
Other investments.......................     2,695        2,695        3,219        3,219
Cash....................................     2,736        2,736        3,001        3,001
Long-term debt..........................    60,000       60,000       25,000       25,000

     The following methods and assumptions were used by Capsure in estimating fair values of financial instruments:

          Investment Securities -- The estimated fair values for debt securities (including redeemable preferred stock) are based upon quoted market prices, where available. For debt securities not actively traded, the estimated fair values are determined using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The estimated fair values for equity securities are based on quoted market prices.

          Cash, Short-Term Investments and Other Investments -- The carrying amount for these instruments approximates their estimated fair values.

          Long-Term Debt -- The estimated fair value of Capsure's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturity.

 8. LONG-TERM DEBT

     On March 29, 1994, the Company formed a direct, wholly owned subsidiary, CFG, to which Capsure contributed substantially all its assets and liabilities. Concurrently, CFG entered into a senior reducing revolving credit agreement with a syndicate of banks for the principal amount of $135 million (the "Credit Facility"). The common stock of substantially all of Capsure's subsidiaries and substantially all assets of Capsure's non-insurance operations have been pledged under the Credit Facility.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     Concurrent with the sale of UCHC and its subsidiaries, Capsure and its lenders entered into an agreement to amend and restate the Credit Facility. The amendment reduced the commitment to $100 million from $135 million and permitted an initial draw of up to $70 million for a special dividend to stockholders. Transaction costs totaled approximately $0.5 million. As of December 31, 1996 and 1995, $60 million and $25 million, respectively, were outstanding under the Credit Facility. The remaining availability under the Credit Facility may be used for additional dividends, stock repurchases, acquisitions and for general corporate purposes.

     On September 11, 1996, the Company declared a special cash distribution in the amount of $10 per share of common stock, payable to all holders of record as of September 25, 1996. The special distribution was funded from $62 million of borrowings under the Credit Facility and approximately $94 million from available cash and marketable securities accumulated at the parent company level.

     The interest rate on borrowings under the Credit Facility may be fixed, at the Company's option, for a period of one to six months and is based on a margin over either the London Interbank Offered Rate ("LIBOR") or the greatest of the agent banks' prime rate, certificate of deposit rate plus 1.0% and the Federal Funds Effective Rate plus 0.5%. The margin varies based on a leverage ratio and ranges from 0.75% to 1.50% on LIBOR borrowings and 0.0% to 0.50% on non-LIBOR borrowings. The Credit Facility provides for a commitment fee on the unused availability which also varies based on leverage. At December 31, 1996, the interest rate on outstanding borrowings was 6.56% and the applicable commitment fee was 0.25%.

     The Credit Facility limits the Company with respect to the incurrence of additional indebtedness and the payment of dividends, imposes certain restrictions on investments and requires the maintenance of certain financial ratios and levels of Risk-Based Capital ("RBC"). As of December 31, 1996, the Company was in compliance with all material restrictions or covenants contained in the Credit Facility agreement. The use of the Credit Facility for acquisition purposes is subject to certain conditions with respect to the business and historical financial results of the target company, the maintenance of certain financial ratios on a prospective and pro forma basis, and the structure of the acquisition transaction.

     Total borrowings available under the Credit Facility reduce semi-annually commencing March 31, 1997 by the following amounts (dollars in thousands):

March 31, 1997..............................................  $  6,250
September 30, 1997..........................................     6,250
March 31, 1998..............................................     7,000
September 30, 1998..........................................     7,000
March 31, 1999..............................................     7,500
September 30, 1999..........................................     7,500
March 31, 2000..............................................     8,500
September 30, 2000..........................................     8,500
March 31, 2001..............................................     8,500
September 30, 2001..........................................     8,500
March 31, 2002..............................................     8,500
September 30, 2002..........................................     8,500
March 31, 2003..............................................     7,500
                                                              --------
                                                              $100,000
                                                              ========

     Principal and interest payments required under the Credit Facility are funded principally by dividend and intercompany tax sharing payments received from Capsure's insurance subsidiaries.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

 9. STATUTORY FINANCIAL DATA

     Capsure's insurance subsidiaries file annual financial statements prepared in accordance with statutory accounting practices prescribed or permitted by applicable insurance regulatory authorities. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as guidance provided in a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed. Such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The permitted statutory accounting practices of Capsure's insurance subsidiaries did not have a material effect on reported statutory surplus. The principal differences between statutory financial statements and financial statements prepared in accordance with generally accepted accounting principles are that statutory financial statements do not reflect deferred policy acquisition costs and deferred income taxes and debt securities are generally carried at amortized cost in statutory financial statements.

     The NAIC has promulgated RBC requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, asset and liability matching, loss reserve adequacy, and other business factors. The RBC information will be used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by the company or regulators. As of December 31, 1996, each of Capsure's insurance subsidiaries had a Ratio that was substantially in excess of the minimum RBC requirements.

     Capsure's insurance subsidiaries are subject to regulation and supervision by the various state insurance regulatory authorities in which they conduct business. Such regulation is generally designed to protect policyholders and includes such matters as maintenance of minimum statutory surplus and restrictions on the payment of dividends. Generally, statutory surplus of each insurance subsidiary in excess of a statutorily prescribed minimum is available for payment of dividends to the parent company. However, such distributions as dividends may be subject to prior regulatory approval, including a review of the impact on RBC. Without prior regulatory approval in 1997, Capsure's insurance subsidiaries may pay stockholder dividends of $18.0 million in the aggregate. In 1996, 1995 and 1994, Capsure received $65.7 million (including $50.2 million of dividends requiring prior approval), $40.9 million (including $21.6 million of dividends requiring prior approval), and $21.0 million (including $5.0 million of dividends requiring prior approval), respectively, in dividends from its insurance subsidiaries. Capsure received $15.6 million, $21.9 million and $9.5 million in dividends from its surety and fidelity subsidiaries in 1996, 1995 and 1994, respectively.

     Combined statutory surplus and net income for insurance operations, including preacquisition results, as reported to regulatory authorities were as follows (dollars in thousands):

                                               1996        1995        1994
                                              -------    --------    --------
Statutory surplus...........................  $48,913    $113,894    $109,750
Statutory net income........................  $22,045    $ 41,717    $ 23,796

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

10. INCOME TAXES

     The components of deferred income taxes were as follows (dollars in thousands):

                                                            1996       1995
                                                           -------    -------
Deferred tax assets:
  Net operating losses...................................  $50,122    $62,000
  Loss and loss adjustment expense reserves..............      793      5,534
  Unearned premium reserves..............................    4,673      4,791
  Accrued expenses.......................................    3,738      3,768
  Other..................................................    3,626        839
                                                           -------    -------
          Total gross deferred tax assets................   62,952     76,932
  Valuation allowance....................................   30,800     30,800
                                                           -------    -------
Deferred tax asset, net of valuation allowance...........   32,152     46,132
                                                           -------    -------
Deferred tax liabilities:
  Intangible assets......................................    4,894      5,477
  Deferred policy acquisition costs......................    9,983      9,470
  Unrealized gain on securities..........................      583      1,062
  Other..................................................      673        830
                                                           -------    -------
          Total deferred tax liabilities.................   16,133     16,839
                                                           -------    -------
Net deferred tax asset...................................  $16,019    $29,293
                                                           =======    =======

     The Internal Revenue Service ("IRS") has not examined the Company's tax returns for the years in which the Company reported net operating losses. Under
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), certain restrictions on the utilization of NOLs will apply if there is an ownership change of a corporation entitled to use such carryovers. The Company believes that there is currently no restriction on the ability of the Company to utilize its NOLs. If the pending business combination as described in Note 16 is consummated, an ownership change of the Company under Section 382 of the Code will occur. This will result in significant restrictions of the Company's ability to utilize NOLs during all taxable periods after the date of the business combination.

     Capsure and its subsidiaries file a consolidated federal income tax return. As of December 31, 1996, based upon the Company's consolidated federal income tax returns, approximately $143 million of consolidated NOLs were available to offset future taxable income of the Company and its subsidiaries. Such carryforwards expire by tax year as follows: $42.4 million in 1997, $50.7 million in 1998, $39.2 million in 1999, $7.0 million in 2000, $2.4 million in 2001, $0.9 million in 2002 and $0.4 million in 2003. Although realization is not assured, management believes that it is more likely than not that Capsure will generate sufficient taxable income to utilize at least $19.3 million of tax benefits from its available NOLs at December 31, 1996. Such estimate is based upon the earnings history of each of its insurance subsidiaries and projections of future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced, or if an ownership change under Section 382 of the Code were to occur.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     The income tax provisions consisted of the following (dollars in thousands):

                                                   1996      1995       1994
                                                  ------    -------    ------
Federal deferred................................  $7,291    $18,086    $8,820
Federal current.................................     560      1,500       305
State...........................................     330        135       276
                                                  ------    -------    ------
Total income tax expense........................  $8,181    $19,721    $9,401
                                                  ======    =======    ======

     Reconciliations from the federal statutory tax rate to the effective tax rate are as follows:

                                                         1996    1995    1994
                                                         ----    ----    ----
Federal statutory rate.................................  35.0%   35.0%   35.0%
Excess of cost over net assets acquired and other
  purchase accounting adjustments......................   2.8    13.7     3.0
State income and environmental tax, net of federal
  income tax benefit...................................   1.0      .1      .8
Tax exempt interest....................................  (0.1)    (.3)    (.3)
Other..................................................  (0.8)     .5     1.0
                                                         ----    ----    ----
          Effective tax rate...........................  37.9%   49.0%   39.5%
                                                         ====    ====    ====

     Intercompany tax sharing agreements between Capsure and its subsidiaries provide that tax sharing payments shall be determined based upon each subsidiaries' separate return liability, as calculated in accordance with the Code. Intercompany tax payments are remitted at such times as estimated tax payments would be required to be made to the IRS. Capsure received tax sharing payments from its subsidiaries of $17.3 million, $12.8 million and $12.3 million in 1996, 1995 and 1994, respectively, of which $10.8 million, $8.3 million and $7.3 million were from its surety and fidelity subsidiaries.

11. COMMITMENTS AND CONTINGENCIES

     At December 31, 1996, the future minimum commitment under operating leases was as follows: 1997 -- $2.5 million; 1998 -- $2.3 million; 1999 -- $1.7 million; 2000 -- $1.3 million; 2001 -- $1.1 million and 2002 and after -- $0.3 million. Total rental expense for 1996, 1995 and 1994 was $2.8 million, $2.3 million and $2.3 million, respectively.

     The Company was engaged in oil and gas production, exploration and development until mid-1993. In connection with the sale of substantially all of the Company's oil and gas properties, the buyers assumed all material environmental liabilities.

     The Company and its subsidiaries are parties to numerous lawsuits arising in the normal course of business, some seeking material damages. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition, results of operations and liquidity.

12. EMPLOYEE BENEFITS

     The Company sponsors a tax-deferred savings plan (401(k)) covering substantially all of its employees. The Company matches 50% of the participating employee's contribution up to 6% of eligible compensation (3% maximum matching). Western Surety employees may also receive a discretionary profit sharing payment up to 3% of eligible compensation. Company contributions, including profit sharing payments, for the years ended December 31, 1996, 1995 and 1994, were $0.8 million, $0.7 million and $0.7 million, respectively.

     The Company sponsors a noncontributory defined contribution retirement plan covering all eligible employees other than Western Surety personnel. The Company contributes 4.35% of eligible compensation

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

(8.7% on amounts exceeding the social security wage base). Company contributions for the years ended December 31, 1996, 1995 and 1994, were $0.2 million, $0.3 million and $0.1 million, respectively.

     Western Surety sponsors two postretirement benefit plans covering substantially all of its employees. One plan provides medical benefits, and the other plan provides sick leave termination payments. The postretirement health care plan is contributory; the sick leave plan is noncontributory. The actuarially determined net periodic postretirement benefit costs for these plans were $0.4 million, $0.3 million and $0.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. The unfunded accumulated postretirement benefit obligation (for retirees and fully vested active plan participants) was $4.4 million and $4.1 million as of December 31, 1996 and 1995, respectively.

13. STOCKHOLDERS' EQUITY

     On September 11, 1996, the Company declared a special cash distribution in the amount of $10 per share of common stock, payable to all holders of record as of September 25, 1996. Approximately $86.4 million ($5.53 per share) of the $156.2 million total distribution was paid out of available retained earnings, with the excess of $69.8 million ($4.47 per share) charged to additional paid-in capital. The special distribution was paid on October 4, 1996 and was funded from $62 million of borrowings under Capsure's revolving credit agreement and approximately $94 million from available cash and marketable securities accumulated at the parent company level.

     On May 24, 1995, the Board of Directors of the Company approved a stock repurchase plan. The plan authorizes the Company to repurchase up to 500,000 shares of its common stock. These shares may be purchased from time to time in the public market or through privately negotiated transactions. As of December 31, 1996, no shares have been repurchased under this plan.

     The Company has reserved shares of its Common Stock for issuance to directors, officers, employees and consultants of the Company through incentive stock options, non-qualified stock options and stock appreciation rights ("SARs") to be granted under the Company's Amended and Restated 1990 Stock Option Plan (the "Plan"). The most recent Plan amendments approved by stockholders at the Annual Meeting held on May 23, 1996, among other matters, increased the aggregate number of shares available for which options and SARs may be granted under the Plan to 2,250,000 shares.

     The Plan is administered by the Compensation Committee (the "Committee"), consisting of independent members of the Board of Directors. The option prices are determined by the Committee, but may not be less than the fair market value of the Common Stock of the Company at the date of grant for incentive stock options, and may not be less than the par value of the Common Stock of the Company for non-qualified stock options.

     The Plan provides for the granting of incentive stock options as defined under the Code. All non-qualified stock options and incentive stock options expire ten years after the date of grant. Since January 1, 1993, all stock options were granted at an option price equal to fair market value at the date of grant. In connection with the payment of the special distribution, the Board of Directors also authorized a corresponding repricing of all outstanding stock options. This resulted in a new measurement date for the stock options under applicable accounting pronouncements and required the Company to record in the third quarter of 1996 a non-recurring compensation charge of $4.1 million, after applicable income taxes, or 25 cents per share of which $3.6 million, or 22 cents per share, was non-cash. All repriced stock options will be treated as non-qualified stock options for tax purposes.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

     Stock option activity for the three years ended December 31, 1996 was as follows:

                                                                       WEIGHTED
                                                  SHARES SUBJECT    AVERAGE OPTION
                                                    TO OPTION       PRICE PER SHARE
                                                  --------------    ---------------
Balance at January 1, 1994......................      905,775           $ 8.97
  Options granted...............................      295,250           $13.38
  Options canceled..............................       (1,876)          $12.25
  Options exercised.............................       (1,037)          $ 7.74
                                                    ---------
Balance at December 31, 1994....................    1,198,112           $10.05
  Options granted...............................      190,000           $13.55
  Options canceled..............................       (9,063)          $13.22
  Options exercised.............................      (14,600)          $ 7.34
                                                    ---------
Balance at December 31, 1995....................    1,364,449           $10.55
  Options granted...............................       45,000           $18.00
  Options canceled..............................      (30,050)          $ 9.00
  Options exercised.............................     (216,000)          $10.28
                                                    ---------
Balance at October 4, 1996 (date of
  repricing)....................................    1,163,399           $ 2.04
  Options canceled after repricing..............       (1,339)          $ 3.26
  Options exercised after repricing.............     (180,000)          $  .46
                                                    ---------
Balance at December 31, 1996....................      982,060           $ 2.32
                                                    =========

     As of December 31, 1996, 754,662 shares were exercisable under the Plan. The number of shares available for granting of options under the Plan were 802,528 and 96,189 at December 31, 1996 and 1995, respectively.

     The weighted average fair value of options granted in 1996 was $3.22. The fair value of each option granted during 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 25.7%, (3) risk-free interest rate of 6.47%, and (4) expected life of 6 years.

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                   OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                          --------------------------------------    ------------------------
                  RANGE OF                              WGTD. AVG.    WGTD. AVG.                  WGTD. AVG.
                  EXERCISE                  NUMBER       REMAINING     EXERCISE       NUMBER       EXERCISE
                   PRICES                 OUTSTANDING   CONTR. LIFE     PRICE       EXERCISABLE     PRICE
                  --------                -----------   -----------   ----------    -----------   ----------
    $0.05 to $8.00......................    982,060      6.3 years      $2.32         754,662       $2.10
                                            =======     ==========      =====         =======       =====

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 introduces a preferable fair value-based method of accounting for stock-based compensation. SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on the new fair value-based method of accounting. As permitted under SFAS No. 123, the Company has continued to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees,"

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES
and related interpretations. Required pro forma disclosures, as if the Company had adopted the fair value-based recognition requirements under SFAS No. 123 in 1995, are presented below:

                                                             1996                       1995
                                                    -----------------------    -----------------------
                                                    AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                                                    -----------   ---------    -----------   ---------
Net income (in thousands).........................    $13,379      $13,256       $20,530      $20,438
                                                      =======      =======       =======      =======
Net income per common share.......................    $   .82      $   .81       $  1.33      $  1.32
                                                      =======      =======       =======      =======

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995.

14. RELATED PARTY TRANSACTIONS

     Equity Group Investments, Inc. ("EGI"), a company affiliated with certain directors, officers and stockholders of the Company; other affiliated entities; and individuals affiliated with certain directors and officers of the Company perform or provide services to the Company and its subsidiaries. These services relate to acquisition consulting, financial planning, legal and tax advice, and investor relations, as well as leasing office space and providing certain computer equipment, operations and maintenance services to the Company. Related party agreements are generally for a term of one year and are approved by the independent members of the Board of Directors. The Company's corporate office space is leased pursuant to a facilities sharing agreement with EGI.

     The Company paid rent, administrative services, and office facility services to EGI or its affiliates of $0.1 million in 1996, 1995 and 1994. The Company paid $0.2 million in 1996, 1995 and 1994 for financial planning, tax, accounting, investor relations and computer support and maintenance to EGI or its affiliates. The Company paid approximately $0.1 million in 1996 and 1995 and $0.2 million in 1994 in fees for legal services to a law firm affiliated with EGI. The Company received reimbursement from affiliates of EGI for financial management services provided by employees of the Company amounting to approximately $0.1 million in 1995 and 1994, and a negligible amount in 1996.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited results of operations for the past two years. The Company sold United Capitol on May 22, 1996 and the consolidated results of operations shown below include the operating results of United Capitol through the date of disposition, which affects the comparability of the financial information (dollars in thousands, except per share data):

                                                       FIRST     SECOND      THIRD     FOURTH
                                                      QUARTER    QUARTER    QUARTER    QUARTER
                                                      -------    -------    -------    -------
1996
  Revenues..........................................  $28,906    $28,828    $26,878    $26,038
                                                      =======    =======    =======    =======
  Income before income taxes........................  $ 8,917    $ 8,062    $   899    $ 3,682
  Income taxes......................................    3,397      3,057        342      1,385
                                                      -------    -------    -------    -------
  Net income........................................  $ 5,520    $ 5,005    $   557    $ 2,297
                                                      =======    =======    =======    =======
  Earnings per common and common equivalent share...  $   .35    $   .31    $   .02    $   .14
                                                      =======    =======    =======    =======
1995
  Revenues..........................................  $29,535    $29,485    $29,431    $29,059
                                                      =======    =======    =======    =======
  Income before income taxes........................  $ 6,968    $ 7,287    $ 7,235    $18,761
  Income taxes......................................    2,731      2,851      2,816     11,323
                                                      -------    -------    -------    -------
  Net income........................................  $ 4,237    $ 4,436    $ 4,419    $ 7,438
                                                      =======    =======    =======    =======
  Earnings per common and common equivalent share...  $   .28    $   .28    $   .29    $   .48
                                                      =======    =======    =======    =======

     As described in Note 6, the Company's incurred losses and loss adjustment expenses were reduced by $29.1 million, net of reinsurance, in the fourth quarter of 1995 as a result of favorable claim settlements and certain changes in estimates relating to insured events of prior years. As described in Note 2, the goodwill associated with the 1990 acquisition of United Capitol was reduced to estimated net realizable value as of December 31, 1995, resulting in a $13.2 million impairment of goodwill in the fourth quarter of 1995.

16. PENDING BUSINESS COMBINATION

     On December 19, 1996, Capsure and certain direct and indirect subsidiaries of CNA Financial Corporation ("CNAF") entered into a definitive Reorganization Agreement pursuant to which Capsure will merge with a wholly-owned subsidiary of CNA Surety Corporation ("CNA Surety"). CNAF, through its subsidiaries, will be the majority stockholder of CNA Surety, owning 61.75 percent of the shares on a fully diluted basis. The remaining shares will be issued to the existing Capsure stockholders (a portion of these shares will be reserved for issuance to the existing holders of Capsure options who will receive CNA Surety options in the merger) in a tax-free exchange for their Capsure shares on a one-for-one basis. The CNA Surety shares are expected to be traded on the New York Stock Exchange. Equity Capsure Limited Partnership ("Equity Capsure"), Capsure's largest stockholder with a 25.6 percent ownership interest, and certain other directors of the Company have agreed to vote their shares in favor of the merger. The agreement and the transactions contemplated thereby are subject to several conditions, including ratification by the affirmative vote of Capsure stockholders and approval by governmental and insurance regulatory authorities.

     The completion of the merger pursuant to the Reorganization Agreement will cause an ownership change under Section 382 of the Code and significantly limit the future utilization of Capsure's NOLs. If the Reorganization Agreement and transactions contemplated thereby are approved, Capsure shareholders will be asked to approve an amendment to its Certificate of Incorporation to delete a provision designed to facilitate the Company's ability to preserve and utilize its NOLs.

                                                                      SCHEDULE I

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                             SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                           FAIR      CARRYING
                                                               COST       VALUE       VALUE
                                                             --------    --------    --------
FIXED MATURITIES:
Bonds:
  U.S. Government and government agencies and
     authorities...........................................  $ 76,816    $ 77,353    $ 77,353
  States, municipalities and political subdivisions........     2,696       2,668       2,668
  All other corporate bonds................................    55,908      55,874      55,874
                                                             --------    --------    --------
          Total fixed maturities...........................   135,420     135,895     135,895
                                                             --------    --------    --------
EQUITY SECURITIES:
Real estate investment trusts..............................     3,687       4,526       4,526
                                                             --------    --------    --------
          Total equity securities..........................     3,687       4,526       4,526
                                                             --------    --------    --------
Short-term investments.....................................    19,416                  19,416
Other investments..........................................     2,343                   2,695
                                                             --------                --------
          Total investments................................  $160,866                $162,532
                                                             ========                ========

                                                                     SCHEDULE II
                             CAPSURE HOLDINGS CORP.

         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
ASSETS
Investment in and advances to Capsure Financial Group,
  Inc.......................................................  $ 93,695    $221,552
Deferred income taxes, net of valuation allowance...........    31,647      37,275
                                                              --------    --------
                                                              $125,342    $258,827
                                                              ========    ========
LIABILITIES
Other liabilities...........................................  $  2,759    $  1,523
                                                              --------    --------

STOCKHOLDERS' EQUITY
Common stock................................................       790         770
Additional paid-in capital..................................   118,413     179,276
Retained earnings from August 1, 1986 (date of
  reorganization)...........................................     2,297      75,286
Unrealized gain on securities, net of deferred income
  taxes.....................................................     1,083       1,972
                                                              --------    --------
Total stockholders' equity..................................   122,583     257,304
                                                              --------    --------
                                                              $125,342    $258,827
                                                              ========    ========

See Notes to Condensed Financial Information and Notes to Consolidated Financial
                                   Statements

                                                                     SCHEDULE II

                             CAPSURE HOLDINGS CORP.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        (PARENT COMPANY) -- (CONTINUED)
                              STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1995       1994
                                                              -------    -------    -------
Revenues:
  Net investment income.....................................  $    --    $    --    $    17
  Net investment gains......................................       --         --        444
  Other income..............................................       --         --         --
                                                              -------    -------    -------
                                                                   --         --        461
Expenses:
  Non-recurring compensation and merger costs...............    7,865         --         --
  Corporate expense.........................................       --         --        355
                                                              -------    -------    -------
                                                                7,865         --        355
                                                              -------    -------    -------
Income (loss) from operations before income taxes and equity
  in net income of subsidiaries.............................   (7,865)        --        106
Income taxes................................................   (2,632)        --         37
                                                              -------    -------    -------
Income (loss) before equity in net income of subsidiaries...   (5,233)        --         69
Equity in net income of subsidiaries, less cash dividends...   18,612     20,530     14,309
                                                              -------    -------    -------
Net income..................................................  $13,379    $20,530    $14,378
                                                              =======    =======    =======

See Notes to Condensed Financial Information and Notes to Consolidated Financial
                                   Statements

                                                                     SCHEDULE II

                             CAPSURE HOLDINGS CORP.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        (PARENT COMPANY) -- (CONTINUED)
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1996         1995        1994
                                                            ---------    --------    --------
OPERATING ACTIVITIES:
  Net income..............................................  $  13,379    $ 20,530    $ 14,378
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Equity in net income of subsidiaries, less cash
          dividends.......................................    (18,612)    (20,530)    (14,309)
       Net investment gains...............................         --          --        (444)
       Non-recurring compensation and merger costs........      7,865          --          --
     Changes in:
       Deferred income taxes, net.........................      5,628      18,341       1,217
       Other assets and liabilities.......................       (279)         --       2,406
                                                            ---------    --------    --------
Net cash provided by operating activities.................      7,981      18,341       3,248
                                                            ---------    --------    --------

INVESTING ACTIVITIES:
  Available-for-sale equity securities purchased..........         --          --        (209)
  Change in short-term investments........................         --          --       5,451
  Change in investments in and advances to subsidiaries...    147,081     (18,448)     (8,981)
                                                            ---------    --------    --------
Net cash provided by (used in) investing activities.......    147,081     (18,448)     (3,739)
                                                            ---------    --------    --------

FINANCING ACTIVITIES:
  Dividends paid..........................................   (156,248)         --          --
  Exercise of warrants and options, net of repricing
     payments.............................................      1,186         107          10
                                                            ---------    --------    --------
Net cash (used in) provided by financing activities.......   (155,062)        107          10
                                                            ---------    --------    --------
Increase (decrease) in cash...............................         --          --        (481)
Cash at beginning of year.................................         --          --         481
                                                            ---------    --------    --------
Cash at end of year.......................................  $      --    $     --    $     --
                                                            =========    ========    ========

See Notes to Condensed Financial Information and Notes to Consolidated Financial
                                   Statements

                                                                     SCHEDULE II

                             CAPSURE HOLDINGS CORP.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        (PARENT COMPANY) -- (CONTINUED)

                    NOTES TO CONDENSED FINANCIAL INFORMATION

 1. BASIS OF PRESENTATION

     The condensed financial information of the parent company includes the accounts of Capsure Holdings Corp. ("Capsure"). On March 29, 1994, Capsure formed Capsure Financial Group, Inc., a direct wholly owned subsidiary, to which Capsure contributed substantially all its assets and liabilities, including its investments in SI Acquisition Corp. (parent company of Western Surety), NI Acquisition Corp. (former parent company of United Capitol) and Pin Oak Petroleum, Inc.

                                                                    SCHEDULE III

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                             PROPERTY AND CASUALTY INSURANCE
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Deferred policy acquisition costs..........................  $ 28,523    $ 27,057    $ 25,150
                                                             ========    ========    ========
Future policy benefits, losses, claims and loss expenses...  $ 38,874    $126,061    $149,041
                                                             ========    ========    ========
Unearned premiums..........................................  $ 69,570    $ 76,781    $ 76,630
                                                             ========    ========    ========
Other policy claims and benefits payable...................  $     --    $     --    $     --
                                                             ========    ========    ========
Net premium revenue........................................  $ 92,491    $ 98,692    $ 92,481
                                                             ========    ========    ========
Net investment income......................................  $ 14,195    $ 19,773    $ 18,597
                                                             ========    ========    ========
Benefits, claims, losses and settlement expenses...........  $ 10,054    $ (7,451)   $ 23,344
                                                             ========    ========    ========
Amortization of deferred policy acquisition costs..........  $ 37,505    $ 35,759    $ 29,390
                                                             ========    ========    ========
Other operating expenses...................................  $ 25,699    $ 25,553    $ 24,514
                                                             ========    ========    ========
Net premiums written.......................................  $ 95,109    $ 97,728    $ 90,578
                                                             ========    ========    ========

                                                                     SCHEDULE IV

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                                  REINSURANCE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                                                         PERCENTAGE
                                                   CEDED TO      ASSUMED                 OF AMOUNT
                                        GROSS        OTHER      FROM OTHER      NET       ASSUMED
                                        AMOUNT     COMPANIES    COMPANIES     AMOUNT       TO NET
                                       --------    ---------    ----------    -------    ----------
1996
Premiums:
  Property and casualty insurance....  $105,467     $13,021        $ 45       $92,491        --
                                       --------     -------        ----       -------       ---
     Total premiums..................  $105,467     $13,021        $ 45       $92,491        --
                                       ========     =======        ====       =======       ===
1995
Premiums:
  Property and casualty insurance....  $113,538     $15,093        $247       $98,692       0.3%
                                       --------     -------        ----       -------       ---
     Total premiums..................  $113,538     $15,093        $247       $98,692       0.3%
                                       ========     =======        ====       =======       ===
1994
Premiums:
  Property and casualty insurance....  $103,871     $11,533        $143       $92,481       0.2%
                                       --------     -------        ----       -------       ---
     Total premiums..................  $103,871     $11,533        $143       $92,481       0.2%
                                       ========     =======        ====       =======       ===

                                                                      SCHEDULE V

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                            ADDITIONS
                                                     ------------------------
                                      BALANCE AT     CHARGED TO    CHARGED TO                     BALANCE AT
                                     BEGINNING OF    COSTS AND       OTHER                          END OF
                                        PERIOD        EXPENSES      ACCOUNTS     DEDUCTIONS(1)      PERIOD
                                     ------------    ----------    ----------    -------------    ----------
Year ended December 31, 1996
  Allowance for possible losses on
     premiums receivable...........     $  768          $423          $ --           $329            $862
                                        ======          ====          ====           ====            ====
  Allowance for possible losses on
     reinsurance receivable........     $   70          $ --          $ --           $ 70            $ --
                                        ======          ====          ====           ====            ====
Year ended December 31, 1995
  Allowance for possible losses on
     premiums receivable...........     $  898          $245          $ --           $375            $768
                                        ======          ====          ====           ====            ====
  Allowance for possible losses on
     reinsurance receivable........     $    5          $ 65          $ --           $ --            $ 70
                                        ======          ====          ====           ====            ====
Year ended December 31, 1994
  Allowance for possible losses on
     premiums receivable...........     $1,276          $190          $ --           $568            $898
                                        ======          ====          ====           ====            ====
  Allowance for possible losses on
     reinsurance receivable........     $    2          $  3          $ --           $ --            $  5
                                        ======          ====          ====           ====            ====

---------------

(1) Accounts charged against allowance.

                                                                     SCHEDULE VI

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

             SUPPLEMENTAL INFORMATION CONCERNING PROPERTY-CASUALTY
                              INSURANCE OPERATIONS
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                               1996        1995        1994
                                                             --------    --------    --------
Deferred policy acquisition costs..........................  $ 28,523    $ 27,057    $ 25,150
                                                             ========    ========    ========
Reserves for unpaid claims and claim adjustment expenses...  $ 38,874    $126,061    $149,041
                                                             ========    ========    ========
Discount (if any) deducted.................................  $     --    $     --    $     --
                                                             ========    ========    ========
Unearned premiums..........................................  $ 69,570    $ 76,781    $ 76,630
                                                             ========    ========    ========
Net earned premiums........................................  $ 92,491    $ 98,692    $ 92,481
                                                             ========    ========    ========
Net investment income......................................  $ 14,195    $ 19,773    $ 18,597
                                                             ========    ========    ========
Net claims and claim adjustment expenses incurred related
  to:
  Current year.............................................  $ 16,909    $ 21,631    $ 31,688
                                                             ========    ========    ========
  Prior years..............................................  $ (6,855)   $(29,082)   $ (8,344)
                                                             ========    ========    ========
Amortization of deferred policy acquisition costs..........  $ 37,505    $ 35,759    $ 29,390
                                                             ========    ========    ========
Net paid claims and claim adjustment expenses..............  $ 11,039    $ 16,636    $ 16,719
                                                             ========    ========    ========
Net premiums written.......................................  $ 95,109    $ 97,728    $ 90,578
                                                             ========    ========    ========

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                              JUNE 30,    DECEMBER 31,
                                                                1997          1996
                                                              --------    ------------
                                        ASSETS
Invested assets and cash:
  Fixed maturities, at fair value (amortized cost: $133,794;
     $135,420)..............................................  $133,968      $135,895
  Equity securities, at fair value (cost: $3,687)...........        --         4,526
  Short-term investments, at cost which approximates fair
     value..................................................    28,219        19,416
  Other investments, at fair value..........................     2,442         2,695
  Cash......................................................     2,951         2,736
                                                              --------      --------
                                                               167,580       165,268
Deferred policy acquisition costs...........................    31,201        28,523
Reinsurance receivable......................................     8,073         5,642
Intangible assets, net of amortization......................    13,469        14,024
Excess cost over net assets acquired, net of amortization...    61,080        61,932
Deferred income taxes, net of valuation allowance...........    11,832        16,019
Other assets................................................    24,408        21,731
                                                              --------      --------
          Total assets......................................  $317,643      $313,139
                                                              ========      ========
                                     LIABILITIES
Reserves:
  Unpaid losses and loss adjustment expenses................  $ 39,301      $ 38,874
  Unearned premiums.........................................    74,931        69,570
                                                              --------      --------
                                                               114,232       108,444
Long-term debt..............................................    54,000        60,000
Other liabilities...........................................    19,904        22,112
                                                              --------      --------
          Total liabilities.................................   188,136       190,556
                                                              ========      ========
Commitments and contingencies
                                 STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share, 5,000,000 shares
  authorized; none issued and outstanding...................        --            --
Common stock, par value $.05 per share, 25,000,000 shares
  authorized; 15,850,245 shares issued at June 30, 1997;
  15,804,749 shares issued at December 31, 1996.............       793           790
Additional paid-in capital..................................   118,580       118,413
Retained earnings...........................................     9,847         2,297
Unrealized gain on securities, net of deferred income
  taxes.....................................................       287         1,083
                                                              --------      --------
          Total stockholders' equity........................   129,507       122,583
                                                              --------      --------
                                                              $317,643      $313,139
                                                              ========      ========

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                      ------------------    ------------------
                                                       1997       1996       1997       1996
                                                      -------    -------    -------    -------
Revenues:
  Net earned premiums...............................  $22,962    $23,184    $45,258    $46,533
  Net investment income.............................    2,798      4,512      5,924      9,546
  Net investment gains..............................      549      1,132        636      1,655
                                                      -------    -------    -------    -------
                                                       26,309     28,828     51,818     57,734
                                                      -------    -------    -------    -------
Expenses:
  Net losses and loss adjustment expenses...........    1,931      2,801      3,159      6,197
  Net commissions, brokerage and other
     underwriting...................................   15,909     15,699     31,286     30,455
  Interest expense..................................      995        127      1,998        633
  Write-off of unamortized deferred loan fees.......       --        700         --        700
  Amortization of goodwill and intangibles..........      698        705      1,396      1,418
  Other expenses, net...............................      632        734      1,300      1,352
                                                      -------    -------    -------    -------
                                                       20,165     20,766     39,139     40,755
                                                      -------    -------    -------    -------
Income before income taxes..........................    6,144      8,062     12,679     16,979
Income taxes........................................    2,407      3,057      5,129      6,454
                                                      -------    -------    -------    -------
Net income..........................................  $ 3,737    $ 5,005    $ 7,550    $10,525
                                                      =======    =======    =======    =======
Weighted average shares outstanding:
  Primary...........................................   16,600     15,955     16,594     15,931
                                                      =======    =======    =======    =======
  Fully diluted.....................................   16,613     15,968     16,613     15,968
                                                      =======    =======    =======    =======
Earnings per share:
  Primary...........................................  $   .22    $   .31    $   .45    $   .66
                                                      =======    =======    =======    =======
  Fully diluted.....................................  $   .22    $   .31    $   .45    $   .66
                                                      =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
OPERATING ACTIVITIES:
  Net income................................................  $  7,550    $ 10,525
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     2,207       2,341
     Accretion of bond discount, net........................       (75)       (317)
     Net investment gains...................................      (636)     (1,655)
  Changes in:
     Reserve for unpaid losses and loss adjustment
      expenses..............................................       427         707
     Reserve for unearned premiums..........................     5,361       7,091
     Deferred income taxes, net.............................     4,519       5,896
     Other assets and liabilities...........................    (9,126)     (8,198)
                                                              --------    --------
Net cash provided by operating activities...................    10,227      16,390
                                                              --------    --------
INVESTING ACTIVITIES:
  Securities available-for-sale:
     Purchases -- fixed maturities..........................   (13,317)    (51,725)
     Sales -- fixed maturities..............................        --      59,463
     Maturities -- fixed maturities.........................    15,029      27,507
     Purchases -- equity securities.........................        --        (190)
     Sales -- equity securities.............................     4,314      19,813
  Change in short-term investments..........................    (8,803)    (74,702)
  Net proceeds from the sale of UCHC........................        --      28,024
  Change in other investments...............................       253         475
  Capital expenditures, net.................................    (1,606)     (1,280)
                                                              --------    --------
Net cash (used in) provided by investing activities.........    (4,130)      7,385
                                                              --------    --------
FINANCING ACTIVITIES:
  Principal payments on long-term debt......................    (6,000)    (25,000)
  Exercise of stock options.................................       118           5
                                                              --------    --------
Net cash used in financing activities.......................    (5,882)    (24,995)
                                                              --------    --------
Increase (decrease) in cash.................................       215      (1,220)
Cash at beginning of period.................................     2,736       3,001
                                                              --------    --------
Cash at end of period.......................................  $  2,951    $  1,781
                                                              ========    ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
     Interest...............................................  $  2,017    $    646
     Income taxes, net of refunds...........................  $    378    $    765

   The accompanying notes are an integral part of these financial statements.

                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     These unaudited Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in Capsure Holdings Corp.'s ("Capsure" or the "Company") 1996 Annual Report on Form 10-K. The following Notes to the Consolidated Financial Statements highlight significant changes to the Notes included in the 1996 Annual Report on Form 10-K and such interim disclosures as required by the Securities and Exchange Commission. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles but is not required for interim reporting purposes has been condensed or omitted. The accompanying unaudited Consolidated Financial Statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature. The financial results for interim periods may not be indicative of financial results for a full year. Certain reclassifications have been made to the 1996 Consolidated Financial Statements to conform with the presentation in the 1997 Consolidated Financial Statements.

2.  INVESTMENTS

     The cost and estimated fair value of investments at June 30, 1997 were as follows (dollars in thousands):

                                                  AMORTIZED      GROSS         GROSS       ESTIMATED
                                                    COST       UNREALIZED    UNREALIZED      FAIR
                                                   OR COST       GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Available-For-Sale Securities
Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies:
  U.S. Treasury notes...........................  $  7,014        $ 45         $ (17)      $  7,042
  Collateralized mortgage obligations...........    34,546         206          (241)        34,511
  Mortgage pass-through securities..............    37,379         383           (66)        37,696
Obligations of states and political
  subdivisions..................................     2,276           4           (17)         2,263
Non-agency collateralized mortgage
  obligations...................................    19,733          75           (55)        19,753
Asset-backed securities:
  Second mortgages/home equity loans............    26,136         121          (123)        26,134
  Other underlying assets.......................     6,710          23          (164)         6,569
                                                  --------        ----         -----       --------
          Total available-for-sale securities...  $133,794        $857         $(683)      $133,968
                                                  ========        ====         =====       ========

                                 JUNE 30, 1997
                                  (UNAUDITED)

3.  REINSURANCE

     The effect of reinsurance on premiums written and earned for the six months ended June 30, 1997 and 1996 was as follows (dollars in thousands):

                                             1997                  1996
                                      ------------------    ------------------
                                      WRITTEN    EARNED     WRITTEN    EARNED
                                      -------    -------    -------    -------
Direct..............................  $52,502    $49,203    $60,776    $55,422
Assumed.............................       --         --         82         31
Ceded...............................   (2,136)    (3,945)    (9,863)    (8,920)
                                      -------    -------    -------    -------
Net premiums........................  $50,366    $45,258    $50,995    $46,533
                                      =======    =======    =======    =======

     The effect of reinsurance on losses and loss adjustment expenses incurred for the six months ended June 30, 1997 and 1996 was as follows (dollars in thousands):

                                                            1997       1996
                                                           -------    -------
Gross losses and loss adjustment expenses................  $ 6,128    $ 9,184
Reinsurance recoveries...................................   (2,969)    (2,987)
                                                           -------    -------
Net losses and loss adjustment expenses..................  $ 3,159    $ 6,197
                                                           =======    =======

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
Available Information..................     2
Cautionary Statement Regarding Forward-
  Looking Information..................     2
Prospectus Summary.....................     3
Risk Factors...........................    12
The Company............................    18
Use of Proceeds........................    19
Dividend Policy........................    19
Price Range of Common Stock............    20
Selected Consolidated Financial Data...    21
Pro Forma Condensed Statement of
  Consolidated Operations..............    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of CNA Surety and of the
  Statement of Certain Assets and
  Liabilities and the Statements of
  Certain Revenues and Direct Operating
  Expenses of the Predecessor
  Operations...........................    30
Business of the Company................    46
Management of the Company..............    61
Executive Compensation.................    64
Certain Relationships and Related
  Transactions.........................    67
Principal and Selling Stockholders.....    70
Description of Capital Stock...........    72
Underwriting...........................    73
Experts................................    74
Legal Matters..........................    74
Glossary of Selected Insurance Terms...    75
Index To Financial Statement
  Schedules............................   F-1

======================================================
                          ======================================================
                                4,388,129 SHARES

                             CNA SURETY CORPORATION

                                  COMMON STOCK
                               [CNA SURETY LOGO]
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              SALOMON SMITH BARNEY

                                          , 1998
                          ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the Offering, other than underwriting discounts and commissions, to be paid by the Company are as follows:

Securities and Exchange Commission Registration Fee.........    $23,633
NASD Filing Fees............................................    $ 8,500
NYSE Filing Fees............................................    $ 2,304
Federal Taxes...............................................    $     *
State Taxes.................................................    $     *
Registrar and Transfer Agent................................    $     *
Printing Registration Statement and Prospectus..............    $     *
Printing Stock certificates.................................    $     *
Legal Fees..................................................    $     *
Blue Sky Fees...............................................    $ 7,500
Accounting Fees.............................................    $     *
Miscellaneous...............................................    $     *
  Total.....................................................    $     *

---------------
* To be filed by amendment.

     The Company will bear all of the foregoing expenses. In addition, the Company intends to pay all expenses of registration, issuance of and distribution, excluding underwriters' discounts and commissions, with respect to the shares being sold by the Selling Stockholders.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under section 174 of the DGCL; or (iv) any transaction from which the directors derived an improper personal benefit. The CNA Surety certificate of incorporation limits the personal liability of CNA Surety's directors for monetary damages to the fullest extent permissible under applicable law.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of the corporation, against expenses, judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (i) he or she acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of the corporation, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which they were a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by any officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     The CNA Surety bylaws provide for the indemnification, in a non-derivative suit, of any person who is a party or is threatened to be made a party to any suit or proceeding, because such person, or a person for whom such person was or is a representative, was or is an officer, director, employee or agent of the CNA Surety, or was serving at the request of CNA Surety as an officer, director, employee or agent of the corporation, against expenses in connection with such suit, action or proceeding if such person acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of CNA Surety, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The CNA Surety bylaws provide further for the indemnification in derivative suits if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of CNA Surety; provided, however, that no indemnification will be made for any claim, issue or matter as to which such person has been adjudged liable to CNA Surety, unless the court in which such action was brought determined, despite the adjudication of liability, that such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper. The bylaws of CNA Surety also permit the advancement of expenses incurred by a director, officer, employee or agent of CNA Surety in defending a suit or action, provided that such person executes an undertaking to repay the advanced expenses if it is ultimately determined that such person is not entitled to be indemnified by CNA Surety.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
      1(1)*      Form of Underwriting Agreement.
      2(1)       Reorganization Agreement dated as of December 19, 1996 among
                 Capsure Holdings Corp., Continental Casualty Company, CNA
                 Surety Corporation, Surety Acquisition Company and certain affiliates of Continental Casualty Company (filed on
                 December 27, 1996 as Exhibit 2 to Capsure Holdings Corp.'s
                 Form 8-K, and incorporated herein by reference).
      2(2)       First Amendment to the Reorganization Agreement dated as of
                 July 14, 1997 among Capsure Holdings Corp., Continental
                 Casualty Company, CNA Surety Corporation, Surety Acquisition
                 Company and certain affiliates of Continental Casualty
                 Company (filed on July 16, 1997 as Exhibit 2 to Capsure
                 Holdings Corp.'s Form 8-K, and incorporated herein by
                 reference).
      3(1)       Certificate of Incorporation of CNA Surety Corporation dated
                 December 10, 1996 (filed on August 15, 1997 as Exhibit
                 3(1)to CNA Surety Corporation's Registration Statement on
                 Form S-4 (Registration No. 333-33753), and incorporated
                 herein by reference).
      3(2)       Amendment to Certificate of Incorporation of CNA Surety
                 Corporation dated May 27, 1997 (filed on August 15, 1997 as
                 Exhibit 3(2) to CNA Surety Corporation's Registration
                 Statement on Form S-4 (Registration No. 333-33753), and
                 incorporated herein by reference).
      3(3)       Bylaws of CNA Surety Corporation (filed on August 15, 1997 as Exhibit 3(3)to CNA Surety Corporation's Registration
                 Statement on Form S-4 (Registration No. 333-33753), and
                 incorporated herein by reference).

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
      3(4)       Amendment to Bylaws of CNA Surety Corporation (filed on
                 March 20, 1998 as Exhibit 3(4) to CNA Surety Corporation's
                 Annual Report on Form 10-K, and incorporated herein by
                 reference).
      4(1)       Specimen certificate of CNA Surety Corporation (filed on
                 August 15, 1997 as Exhibit 4(1) to CNA Surety Corporation's
                 Registration Statement on Form S-4 (Registration No.
                 333-33753), and incorporated herein by reference).
      4(2)       Registration Rights Agreement, dated as of September 30,
                 1996 between CNA Surety Corporation and Equity Capsure
                 Limited Partnership (filed on August 15, 1997 as Exhibit
                 4(2) to CNA Surety Corporation's Registration Statement on
                 Form S-4 (Registration No. 333-33753), and incorporated
                 herein by reference).
      5*         Opinion of Seyfarth, Shaw, Fairweather & Geraldson.
     10(1)       Agreement dated as of June 30, 1997 by and among John Knox,
                 Jr., Capsure Holdings Corp. and CNA Surety Corporation
                 (filed on August 15, 1997 as Exhibit 10(6) to CNA Surety
                 Corporation's Registration Statement on Form S-4
                 (Registration No. 333-33753), and incorporated herein by
                 reference).
     10(2)       Stock Purchase Agreement among John T. Knox, Jr., Universal
                 Surety Holding Corp., Capsure Financial Group, Inc. and
                 Capsure Holdings Corp. dated July 26, 1994 (filed on October
                 6, 1994 as Exhibit 2 to Capsure Holdings Corp.'s Current
                 Report on Form 8-K, and incorporated herein by reference).
     10(3)       Non-Competition and Non-Solicitation Agreement between
                 Capsure Holdings Corp. and Frontier Insurance Company, dated as of May 22, 1996 (filed on August 15, 1997 as Exhibit
                 10(9) to CNA Surety's Registration Statement on Form S-4
                 (Registration No. 333-33753), and incorporated herein by
                 reference).
     10(4)       Contract Surety Bond Reinsurance Agreement dated as of
                 September 22, 1994 between Western Surety Company, a South
                 Dakota corporation, and Universal Surety of America, a Texas corporation (filed on March 30, 1995 as Exhibit 10(23) to
                 Capsure Holdings Corp.'s Annual Report on Form 10-K, and
                 incorporated herein by reference).
     10(5)       Co-Employee Agreement dated as of September 22, 1994 between
                 Western Surety Company and Universal Surety of America
                 (filed on March 30, 1995 as Exhibit 10(24) to Capsure
                 Holdings Corp.'s Annual Report on Form 10-K, and
                 incorporated herein by reference).
     10(6)       Form of CNA Surety Corporation Replacement Stock Option Plan
                 (filed on August 15, 1997 as Exhibit 10(12) to CNA Surety
                 Corporation's Registration Statement on Form S-4
                 (Registration No. 333-33753), and incorporated herein by
                 reference).
     10(7)       Form of CNA Surety Corporation 1997 Long-Term Equity
                 Compensation Plan (filed on August 15, 1997 as Exhibit
                 10(12) to CNA Surety Corporation's Registration Statement on
                 Form S-4 (Registration No. 333-33753), and incorporated
                 herein by reference).
     10(8)       Form of Aggregate Stop Loss Reinsurance Contract by and
                 between Western Surety Company, Universal Surety of America,
                 Surety Bonding Company of America and Continental Casualty
                 Company (filed on December 27, 1996 as Exhibit 2 to Capsure
                 Holdings Corp.'s Form 8-K, and incorporated herein by
                 reference).
     10(9)       Form of Surety Excess of Loss Reinsurance Contract by and
                 between Western Surety Company, Universal Surety of America,
                 Surety Bonding Company of America and Continental Casualty
                 Company (filed on December 27, 1996 as Exhibit 2 to Capsure
                 Holdings Corp.'s Form 8-K, and incorporated herein by
                 reference).
     10(10)      Form of Surety Quota Share Treaty by and between Western
                 Surety Company and Continental Casualty Company (filed on
                 December 27, 1996 as Exhibit 2 to Capsure Holdings Corp.'s
                 Form 8-K, and incorporated herein by reference).
     10(11)      Employment Agreement dated as of October 1, 1997 by and
                 between CNA Surety Corporation and Dan L. Kirby (filed on
                 March 20, 1998 as Exhibit 10(13) to CNA Surety's Annual
                 Report on Form 10-K, and incorporated herein by reference).
     10(12)      Employment Agreement dated as of October 3, 1997 by and
                 between CNA Surety Corporation and Mark C. Vonnahme (filed on March 20, 1998 as Exhibit 10(14) to CNA Surety's Annual
                 Report on Form 10-K, and incorporated herein by reference).
     10(13)      Credit Agreement, dated as of September 30, 1997, among CNA
                 Surety Corporation, the lenders party thereto, and Chase
                 Manhattan Bank, as Administrative Agent.
     15          Awareness Letter from Deloitte & Touche, dated June 3, 1998.

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
     21          Subsidiaries of the Registrant.
     23(1)       Consent of Deloitte & Touche LLP dated June 3, 1998.
     23(2)*      Consent of Seyfarth, Shaw, Fairweather & Geraldson dated
                                , 1998 included in opinion filed as Exhibit
                 5.
     23(3)       Consent of Coopers & Lybrand L.L.P., dated June 4, 1998
     24          Powers of Attorney
     27          Financial Data Schedule.
     99(1)       Consent of William Pate, dated June 3, 1998

---------------
* To be filed by amendment.

     All other schedules are omitted because they are not applicable, not required under the instructions or the information required is set forth in the financial statements or the notes to the financial statements.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 3rd day of June, 1998.

                                          CNA SURETY CORPORATION

                                                 /s/ MARK C. VONNAHME
                                          By:
                                          --------------------------------------

                                            Mark C. Vonnahme
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated.

                  SIGNATURE                                      TITLE                        DATE
                  ---------                                      -----                        ----
            * /s/ GIORGIO BALZER                               Director                   June 3, 1998
---------------------------------------------
               *Giorgio Balzer

            * /s/ PHILIP H. BRITT                              Director                   June 3, 1998
---------------------------------------------
              *Philip H. Britt

                                                               Director
---------------------------------------------
              David T. Cumming

            * /s/ ROD F. DAMMEYER                              Director                   June 3, 1998
---------------------------------------------
              *Rod F. Dammeyer

              * /s/ MELVIN GRAY                                Director                   June 3, 1998
---------------------------------------------
                *Melvin Gray

               * /s/ JOE KIRBY                                 Director                   June 3, 1998
---------------------------------------------
                 *Joe Kirby

             * /s/ ROY E. POSNER                               Director                   June 3, 1998
---------------------------------------------
               *Roy E. Posner

           * /s/ ADRIAN M. TOCKLIN                             Director                   June 3, 1998
---------------------------------------------
             *Adrian M. Tocklin

         * /s/ ROBERT T. VAN GIESON               Chairman of the Board of Directors      June 3, 1998
---------------------------------------------
            *Robert T. Van Gieson

            /s/ MARK C. VONNAHME                President, Chief Executive Officer and    June 3, 1998
---------------------------------------------   Director (Principal Executive Officer)
              Mark C. Vonnahme

                  SIGNATURE                                      TITLE                        DATE
                  ---------                                      -----                        ----
             /s/ JOHN S. HENEGHAN                 Vice President and Chief Financial      June 3, 1998
---------------------------------------------    Officer (Principal Financial Officer)
              John S. Heneghan

             /s/ THOMAS A. POTTLE              Vice President, Chief Operations Officer   June 3, 1998
---------------------------------------------           and Assistant Secretary
              Thomas A. Pottle                      (Principal Accounting Officer)

            */s/ SANDRA D. WAGMAN                                                         June 3, 1998
---------------------------------------------
              Sandra D. Wagman
              Attorney-In-Fact